Filed Pursuant to Rule 424(b)(3)
Registration No. 333-278849

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated May 15, 2024)

Lionsgate Studios Corp.

26,207,557 Common Shares

This Prospectus Supplement supplements the Prospectus dated May 15, 2024 (the “Prospectus”), which forms a part of the Registration Statement on Form S-1 (File No. 333-278849) (the “Registration Statement”) filed by Lionsgate Studios Corp. (“LG Studios”) with the Securities and Exchange Commission (“SEC”). The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling shareholders named in the Prospectus (the “Selling Shareholders”), or their permitted transferees, of up to 26,207,557 common shares, without par value, of LG Studios (the “Common Shares”). We will not receive any proceeds from the sale of Common Shares by the Selling Shareholders pursuant to the Prospectus and this prospectus supplement.

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in LG Studios’ Current Reports on Form 8-K filed with the SEC on May 24, 2024 and May 30, 2024 (the “Form 8-Ks”). Accordingly, we have attached copies of the Form 8-Ks to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

The Common Shares are traded on the Nasdaq Capital Market under the symbol “LION.” On May 29, 2024, the last reported sale price of the Common Shares was $7.95 per share.

See the section entitled “Risk Factors” beginning on page 17 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying securities of LG Studios.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 30, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 30, 2024 (May 8, 2024)

Lionsgate Studios Corp.

(Exact name of registrant as specified in charter)

British Columbia, Canada

(State or Other Jurisdiction of Incorporation)

1-42102	N/A
(Commission File Number)	(IRS Employer Identification No.)

(Address of principal executive offices)

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

and

2700 Colorado Avenue

Santa Monica, California 90404

Registrant’s telephone number, including area code: (877) 848-3866

SEAC II Corp.

955 Fifth Avenue

New York, New York 10075

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, no par value per share	LION	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

As previously reported in the Current Report on Form 8-K filed by the registrant on May 14, 2024 (the “Original Report”), on May 13, 2024 (the “Closing Date”), SEAC II Corp., a Cayman Islands exempted company (“New SEAC”) and predecessor in interest to Lionsgate Studios Corp., a British Columbia corporation (“LG Studios”) consummated the previously announced business combination (the “Business Combination”) among New SEAC, Screaming Eagle Acquisition Corp., a Cayman Islands exempted company and formerly parent of New SEAC (“SEAC”), MergerCo (as defined below), New BC Sub (as defined below) and LG Orion Holdings ULC, a British Columbia unlimited liability company (“StudioCo”) and a wholly-owned subsidiary of Lions Gate Entertainment Corp., a British Columbia company (“Lions Gate Parent”), pursuant to the Business Combination Agreement, dated as of December 22, 2023 and as amended on April 11, 2024 and May 9, 2024 (the “Business Combination Agreement”), by and among New SEAC, SEAC, Lions Gate Parent, LG Sirius Holdings ULC, a British Columbia unlimited liability company and a wholly-owned subsidiary of Lions Gate Parent (“Studio HoldCo”), StudioCo, SEAC MergerCo, a Cayman Islands exempted company and a direct, wholly-owned subsidiary of New SEAC (“MergerCo”), and 1455941 B.C. Unlimited Liability Company, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of SEAC (“New BC Sub”). On May 13, 2024, upon the StudioCo Amalgamation Effective Time (as defined in the Business Combination Agreement), the registrant, LG Studios, became the successor in interest to New SEAC. LG Studios continues the then-existing business operations of StudioCo as a publicly traded company and majority-owned subsidiary of Lions Gate Parent.

As used in this Amendment No. 1 to the Current Report on Form 8-K (“Amendment No. 1”), unless otherwise stated or the context clearly indicates otherwise, the terms the “Registrant,” “LG Studios,” “Pubco,” “New SEAC,” “we,” “us,” and “our” refer to Lionsgate Studios Corp., and its subsidiaries at and after the Closing Date and giving effect to the consummation of the Business Combination (the “Closing”).

In accordance with “reverse acquisition” accounting treatment, New SEAC’s historical financial statements as of period ends, and for periods ended, prior to the closing of the Business Combination have been replaced with the historical financial statements of StudioCo prior to the StudioCo Amalgamation Effective Time, and will be in all future filings with the SEC.

In connection with the Closing, as previously disclosed in the Original Report, the Registrant changed its fiscal year end from December 31 to March 31, StudioCo’s year end.

This Amendment No. 1 to the Original Report is being filed for the purpose of amending the disclosure under (a) Item 2.01—Completion of Acquisition or Disposition of Assets—Form 10 Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements provided under Items 9.01(a) and 9.01(b) in the Original Report to include (i) Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Studio Business of Lions Gate Entertainment Corp. (the “Studio Business”) for the year ended March 31, 2024, (ii) the audited combined balance sheets of the Studio Business as of March 31, 2024 and 2023, (iii) the audited combined statements of operations, comprehensive income (loss), equity (deficit) and cash flows of the Studio Business for each of the three years in the period ended March 31, 2024 and (iv) the unaudited pro forma condensed combined financial information of the Studio Business as of and for the year ended March 31, 2024 and (b) provides updates to certain additional matters included in the Original Report.

Except as described above, no other changes have been made to the Original Report and this Amendment No. 1 does not modify or update any other information in the Original Report. Information not affected by the changes described above is unchanged and reflects the disclosures made at the time of the Original Report. Accordingly, this Amendment No. 1 should be read in conjunction with our filings made with the SEC subsequent to the date of the Original Report.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

FORM 10 INFORMATION

RISK FACTORS

The information contained in the final prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 15, 2024 by LG Studios, as it may be amended or supplemented from time to time (File No. 333-278849) (the “Prospectus”) in the section entitled “Risk Factors” is incorporated herein by reference. There have been no material changes with respect to the risk factors disclosed by LG Studios as set forth in the Prospectus in the section titled “Risk Factors” beginning on page 17 of the Prospectus except as described below.

LG Studios is, and may in the future become, subject to litigation and other legal proceedings, which could negatively impact its business, financial condition and results of operations.

From time to time, LG Studios is subject to various legal proceedings (including class action lawsuits), claims, regulatory investigations and arbitration proceedings, including claims relating to intellectual property, employment, wage and hour, consumer privacy, contractual and commercial disputes, and the production, distribution, and licensing of its content. The outcome of legal proceedings are inherently uncertain. Any proceedings, actions, claims or inquiries initiated by or against it, whether successful or not, may be time consuming, result in costly litigation, damage awards, consent decrees, injunctive relief or increased costs of business, require LG Studios to change its business practices or products, result in negative publicity, require significant amounts of management time, result in the diversion of significant operational resources or otherwise harm its business and financial results. In addition, LG Studios’ insurance may not be adequate to protect it from all material expenses related to pending and future claims. Any of these factors could materially adversely affect its business, financial condition and results of operations.

DIRECTORS AND EXECUTIVE OFFICERS

As previously disclosed, Priya Dogra resigned as a member of the Board of Directors of LG Studios on May 20, 2024. Following such resignation, the directors of LG Studios are as follows:

Name	Age	Position
Michael Burns	65	Vice Chair, Director
Mignon Clyburn	62	Director
Gordon Crawford	77	Director
Jon Feltheimer	72	Chief Executive Officer, Director
Emily Fine	50	Director
Michael T. Fries	61	Director
John D. Harkey, Jr.	63	Director
Susan McCaw	61	Director
Yvette Ostolaza	59	Director
Mark H. Rachesky. M.D.	65	Director
Daryl Simm	62	Director
Hardwick Simmons	83	Director
Harry E. Sloan	74	Director

FINANCIAL INFORMATION

Reference is made to the disclosure set forth in Item 9.01 of this Current Report on Form 8-K concerning the financial information of LG Studios and such information is incorporated herein by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information set forth in Exhibit 99.2 to this Amendment No. 1 is incorporated herein by reference.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The information set forth in sections (a), (b) and (d) of Item 9.01 of this Amendment No. 1 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)  Financial Statements of Business Acquired.

Included as Exhibit 99.1 and incorporated herein by reference is the audited combined financial statements as of March 31, 2024 and 2023 and for the three years in the period ended March 31, 2024, of the Studio Business.

Included as Exhibit 99.2 and incorporated herein by reference is Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Studio Business for the year ended March 31, 2024.

(b)  Unaudited Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information of the Studio Business and Screaming Eagle Acquisition Corp. as of and for the year ended March 31, 2024 is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

(d) Exhibits

Exhibit No.	Description of Exhibits

99.1	Audited combined financial statements of the Studio Business of Lions Gate Entertainment Corp.

99.2	Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Studio Business of Lions Gate Entertainment Corp. for the year ended March 31, 2024.

99.3	Unaudited Pro Forma Condensed Combined Financial Information.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2024

LIONSGATE STUDIOS CORP.
(Registrant)

By:	/s/ James W. Barge
Name: James W. Barge
Title: Chief Financial Officer

Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Lions Gate Entertainment Corp.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the Studio Business of Lions Gate Entertainment Corp. (the Company) as of March 31, 2024 and 2023, the related combined statements of operations, comprehensive income (loss), equity (deficit) and cash flows for each of the three years in the period ended March 31, 2024, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2024, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Pre-release Film Impairments

Description of the Matter	As disclosed in Note 1 to the combined financial statements, Investment in Films and Television Programs is stated at the lower of unamortized cost or estimated fair value. As disclosed in Note 3 to the combined financial statements, total impairment charges on investment in films and television programs related to theatrical films were $34.6 million for the year ended March 31, 2024 and the unamortized balance related to completed and not released and in progress theatrical films was $532.5 million at March 31, 2024.

Auditing the Company’s impairment evaluation for theatrical films prior to release is challenging and subjective as the key assumptions in the analysis include estimates of future anticipated revenues and box office performance, which may differ from future actual results. These estimates are based in part on the historical performance of similar films, test audience results when available, information regarding competing film releases, and critic reviews.

How We Addressed the Matter in Our Audit	We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s theatrical impairment review process. For example, we tested controls over management’s review of unreleased theatrical films for indicators of impairment and management’s determination of the significant assumptions mentioned above.

To test the assessment of unreleased theatrical films for impairment, our audit procedures included, among others, evaluating unreleased theatrical films for indicators of impairment and testing the completeness and accuracy of the underlying data as well as the significant assumptions mentioned above. For example, we assessed management’s assumptions by comparing them to historical performance of comparable films and to current operating information, we evaluated test audience results when available, and we considered the historical accuracy of management’s estimates. We also performed sensitivity analyses to evaluate the potential changes in the expected profitability of unreleased films resulting from reasonable changes in the assumptions.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2001.

Los Angeles, California

May 30, 2024

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

COMBINED BALANCE SHEETS

	March 31, 2024	March 31, 2023
	(Amounts in millions)
ASSETS
Cash and cash equivalents	$277.0	$210.9
Accounts receivable, net	688.6	527.0
Due from Starz Business (Note 20)	33.4	157.6
Other current assets	373.1	256.5

Total current assets	1,372.1	1,152.0
Investment in films and television programs, net	1,929.0	1,786.7
Property and equipment, net	37.3	23.8
Investments	74.8	64.7
Intangible assets, net	25.7	26.9
Goodwill	811.2	795.6
Other assets	852.9	563.0

Total assets	$5,103.0	$4,412.7

LIABILITIES
Accounts payable	$246.7	$251.1
Content related payables	41.4	26.6
Other accrued liabilities	282.4	215.4
Participations and residuals	647.8	524.4
Film related obligations	1,393.1	923.7
Debt - short term portion	860.3	41.4
Deferred revenue	170.6	126.2

Total current liabilities	3,642.3	2,108.8
Debt	923.0	1,202.2
Participations and residuals	435.1	329.6
Film related obligations	544.9	1,016.4
Other liabilities	452.5	120.9
Deferred revenue	118.4	52.0
Deferred tax liabilities	13.7	18.1

Total liabilities	6,129.9	4,848.0
Commitments and contingencies (Note 17)
Redeemable noncontrolling interests	123.3	343.6
EQUITY (DEFICIT)
Parent net investment	(1,249.1)	(881.9)
Accumulated other comprehensive income	96.7	101.5

Total parent equity (deficit)	(1,152.4)	(780.4)
Noncontrolling interests	2.2	1.5

Total equity (deficit)	(1,150.2)	(778.9)

Total liabilities, redeemable noncontrolling interest and equity (deficit)	$5,103.0	$4,412.7

See accompanying notes.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

COMBINED STATEMENTS OF OPERATIONS

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Revenues:
Revenue	$2,440.5	$2,308.3	$2,068.1
Revenue - Starz Business (Note 20)	545.9	775.5	648.2

Total revenues	2,986.4	3,083.8	2,716.3
Expenses:
Direct operating	1,886.7	2,207.9	1,922.1
Distribution and marketing	462.3	304.2	315.2
General and administration	349.2	387.0	342.7
Depreciation and amortization	15.6	17.9	18.1
Restructuring and other	132.9	27.2	6.3

Total expenses	2,846.7	2,944.2	2,604.4

Operating income	139.7	139.6	111.9
Interest expense	(222.5)	(162.6)	(115.0)
Interest and other income	19.2	6.4	28.0
Other expense	(20.0)	(21.2)	(8.6)
Loss on extinguishment of debt	(1.3)	(1.3)	(3.4)
Gain on investments, net	3.5	44.0	1.3
Equity interests income (loss)	8.7	0.5	(3.0)

Income (loss) before income taxes	(72.7)	5.4	11.2
Income tax provision	(34.2)	(14.3)	(17.3)

Net loss	(106.9)	(8.9)	(6.1)
Less: Net loss attributable to noncontrolling interests	13.4	8.6	17.2

Net income (loss) attributable to Parent	$(93.5)	$(0.3)	$11.1

See accompanying notes.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Net loss	$(106.9)	$(8.9)	$(6.1)
Foreign currency translation adjustments, net of tax	(1.0)	(2.2)	(4.6)
Net unrealized gain (loss) on cash flow hedges, net of tax	(3.8)	93.5	117.2

Comprehensive income (loss)	(111.7)	82.4	106.5
Less: Comprehensive loss attributable to noncontrolling interests	13.4	8.6	17.2

Comprehensive income (loss) attributable to Parent	$(98.3)	$91.0	$123.7

See accompanying notes.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

COMBINED STATEMENTS OF EQUITY (DEFICIT)

	Parent Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Equity (Deficit)	Non-controlling Interests (a)
					Total Equity (Deficit)
	(Amounts in millions)
Balance at March 31, 2021	$(134.5)	$(102.4)	$(236.9)	$1.6	$(235.3)
Net income	11.1	—	11.1	0.5	11.6
Net transfers from Parent	(49.5)	—	(49.5)	—	(49.5)
Noncontrolling interests	—	—	—	(0.3)	(0.3)
Redeemable noncontrolling interests adjustment to redemption value	(98.6)	—	(98.6)	—	(98.6)
Other comprehensive income	—	112.6	112.6	—	112.6

Balance at March 31, 2022	$(271.5)	$10.2	$(261.3)	$1.8	$(259.5)
Net income (loss)	(0.3)	—	(0.3)	0.6	0.3
Net transfers to Parent	(550.4)	—	(550.4)	—	(550.4)
Noncontrolling interests	—	—	—	(0.9)	(0.9)
Redeemable noncontrolling interests adjustment to redemption value	(59.7)	—	(59.7)	—	(59.7)
Other comprehensive income	—	91.3	91.3	—	91.3

Balance at March 31, 2023	$(881.9)	$101.5	$(780.4)	$1.5	$(778.9)
Net income (loss)	(93.5)	—	(93.5)	1.5	(92.0)
Net transfers to Parent	(239.5)	—	(239.5)	—	(239.5)
Noncontrolling interests	—	—	—	(0.8)	(0.8)
Redeemable noncontrolling interests adjustment to redemption value	(34.2)	—	(34.2)	—	(34.2)
Other comprehensive loss	—	(4.8)	(4.8)	—	(4.8)

Balance at March 31, 2024	$(1,249.1)	$96.7	$(1,152.4)	$2.2	$(1,150.2)

(a)	Excludes redeemable noncontrolling interests, which are reflected in temporary equity (see Note 11).

See accompanying notes.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Operating Activities:
Net loss	$(106.9)	$(8.9)	$(6.1)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	15.6	17.9	18.1
Amortization of films and television programs	1,347.8	1,649.3	1,497.5
Non-cash charge from the modification of an equity award (see Note 11)	49.2	—	—
Content and other impairments	12.8	5.9	—
Amortization of debt financing costs and other non-cash interest	25.1	21.8	46.5
Non-cash share-based compensation	62.5	73.4	70.2
Other amortization	46.0	59.9	82.5
Loss on extinguishment of debt	1.3	1.3	3.4
Equity interests (income) loss	(8.7)	(0.5)	3.0
Gain on investments, net	(3.5)	(44.0)	(1.3)
Deferred income taxes	(4.4)	1.6	1.2
Changes in operating assets and liabilities:
Proceeds from the termination of interest rate swaps	—	188.7	—
Accounts receivable, net	84.9	(136.7)	(33.0)
Investment in films and television programs, net	(1,120.5)	(1,568.4)	(1,750.1)
Other assets	16.5	(44.9)	(207.0)
Accounts payable and accrued liabilities	(48.8)	57.4	(40.6)
Participations and residuals	26.8	138.3	(73.4)
Content related payables	(24.5)	(10.7)	4.0
Deferred revenue	3.2	(24.5)	(4.8)
Due from Starz Business	114.5	(30.8)	(45.1)

Net Cash Flows Provided By (Used In) Operating Activities	488.9	346.1	(435.0)

Investing Activities:
Purchase of eOne, net of cash acquired (see Note 2)	(331.1)	—	—
Proceeds from the sale of equity method and other investments	5.2	46.3	1.5
Investment in equity method investees and other	(13.3)	(17.5)	(14.0)
Distributions from equity method investees and other	0.8	1.9	7.2
Acquisition of assets (film library and related assets)	—	—	(161.4)
Increase in loans receivable	(3.7)	—	(4.3)
Purchases of accounts receivables held for collateral	(85.5)	(183.7)	(172.9)
Receipts of accounts receivables held for collateral	105.7	190.8	169.3
Capital expenditures	(9.9)	(6.5)	(6.1)

Net Cash Flows Provided By (Used In) Investing Activities	(331.8)	31.3	(180.7)

Financing Activities:
Debt - borrowings, net of debt issuance and redemption costs	3,145.0	1,523.0	1,494.3
Debt - repurchases and repayments	(2,611.4)	(1,745.8)	(1,629.5)
Film related obligations - borrowings	1,820.8	1,584.7	1,083.0
Film related obligations - repayments	(1,942.9)	(956.5)	(272.6)
Settlement of financing component of interest rate swaps	—	(134.5)	(28.5)
Purchase of noncontrolling interest	(194.6)	(36.5)	—
Distributions to noncontrolling interest	(1.7)	(7.6)	(1.5)
Parent net investment	(290.1)	(621.3)	(119.7)

Net Cash Flows Provided By (Used In) Financing Activities	(74.9)	(394.5)	644.2

Net Change In Cash, Cash Equivalents and Restricted Cash	82.2	(17.1)	28.5
Foreign Exchange Effects on Cash, Cash Equivalents and Restricted Cash	0.8	(1.8)	(0.8)
Cash, Cash Equivalents and Restricted Cash - Beginning Of Period	251.4	270.3	361.3

Cash, Cash Equivalents and Restricted Cash - End Of Period	$334.4	$251.4	$389.0

See accompanying notes.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS

1. Description of Business, Basis of Presentation and Significant Accounting Policies

Description of Business

Lions Gate Entertainment Corp. (“Lionsgate,” or “Parent”) encompasses world-class motion picture and television studio operations (collectively referred to as the “Studio Business”) and the STARZ-branded premium global subscription platforms (the “Starz Business”) to bring a unique and varied portfolio of entertainment to consumers around the world. Lionsgate has historically had three reportable business segments: (1) Motion Picture, (2) Television Production and (3) Media Networks. The Studio Business is substantially reflected in the Lionsgate Motion Picture and Television Production segments. These financial statements reflect the combination of the assets, liabilities, operations and cash flows reflecting the Studio Business which is referred to in these combined financial statements as the “Studio Business” or the “Company”.

These combined financial statements of the Studio Business have been prepared on a carve-out basis and are derived from Lionsgate’s consolidated financial statements and accounting records. These combined financial statements reflect the Studio Business’s combined historical financial position, results of operations and cash flows as they were historically managed in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). The combined financial statements may not be indicative of the Studio Business’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had the Studio Business operated as an independent, publicly traded company during the periods presented.

The Studio Business consists of the Motion Picture and Television Production reportable segments, together with substantially all of Lionsgate’s corporate general and administrative costs. Motion Picture consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired. Television Production consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction programming. Television Production includes the domestic and international licensing of Starz original productions to the Starz Business, and the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment, a talent management company.

Basis of Presentation

The Studio Business has historically operated as part of Lionsgate and not as a standalone company. The Studio Business’s combined financial statements, representing the historical assets, liabilities, operations and cash flows of the combination of the operations making up the worldwide Studio Business, have been derived from the separate historical accounting records maintained by Lionsgate, and are presented on a carve-out basis. These combined financial statements reflect the combined historical results of operations, financial position, comprehensive income (loss) and cash flows of the Studio Business for the periods presented as historically managed within Lionsgate through the use of a management approach in identifying the Studio Business’s operations. In using the management approach, considerations over how the business operates were utilized to identify historical operations that should be presented within the carve-out financial statements. This approach was taken due to the organizational structure of certain legal entities comprising the Studio Business.

All revenues and costs as well as assets and liabilities directly associated with the business activity of the Studio Business are included in the accompanying combined financial statements. Revenues and costs associated with the Studio Business are specifically identifiable in the accounting records maintained by Lionsgate and primarily represent the revenue and costs used for the determination of segment profit of the Motion Picture and Television Production segments of Lionsgate. In addition, the Studio Business costs include an allocation of corporate general and administrative expense (inclusive of share-based compensation) which has been allocated to the Studio Business as further discussed below. Other costs excluded from the Motion Picture and Television Production segment profit but relating to the Studio Business are generally specifically identifiable as costs of the Studio Business in the accounting records of Lionsgate and are included in the accompanying combined financial statements.

Lionsgate utilizes a centralized approach to cash management. Cash generated by the Studio Business is managed by Lionsgate’s centralized treasury function and cash is routinely transferred to the Company or to the Starz Business to fund operating activities when needed. Cash and cash equivalents of the Studio Business are reflected in the combined balance sheets. Payables to and receivables from Lionsgate, primarily related to the Starz Business, are often settled through movement to the intercompany accounts between Lionsgate, the Starz Business and the Studio Business. Other than certain specific balances related to unsettled payables or receivables, the intercompany balances between the Studio Business and Lionsgate have been accounted for as parent net investment. See Note 20 for further details.

The Studio Business is the primary borrower of certain corporate indebtedness (the revolving credit facility, term loan A and term loan B, together referred to as the “Senior Credit Facilities”) of Lionsgate. The Senior Credit Facilities are generally used as a method of financing Lionsgate’s operations in totality and are not specifically identifiable to the Studio Business or the Starz Business. It is not practical to determine what the capital structure would have been historically for the Studio Business or the Starz Business as standalone companies. A portion of Lionsgate’s corporate debt, Lionsgate’s 5.500% senior notes due April 15, 2029 (the “Senior Notes”) and related interest expense are not reflected in the Studio Business’s combined financial statements. The Studio Business remains a guarantor under the Senior Notes indenture agreement. See Note 7 for further details.

Additional indebtedness directly related to the Studio Business, including production loans, borrowings under the Production Tax Credit Facility, IP Credit Facility, and Backlog Facility (each as defined below) and other obligations, are reflected in the Studio Business combined financial statements. See Note 8 for further details.

Lionsgate’s corporate general and administrative functions and costs have historically provided oversight over both the Starz Business and the Studio Business. These functions and costs include, but are not limited to, salaries and wages for certain executives and other corporate officers related to executive oversight, investor relations costs, costs for the maintenance of corporate facilities, and other common administrative support functions, including corporate accounting, finance and financial reporting, audit and tax costs, corporate and other legal support functions, and certain information technology and human resources expense. Accordingly, the audited financial statements of the Studio Business, include allocations of certain general and administrative expenses (inclusive of share-based compensation) from Lionsgate related to these corporate and shared service functions historically provided by Lionsgate. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated Lionsgate revenue, payroll expense or other measures considered to be a reasonable reflection of the historical utilization levels of these services. Accordingly, the Studio Business financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity, and may not be indicative of the expenses that the Company will incur in the future.

The Company also pays certain costs on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs which are reflected as expenses of the Starz Business. The Starz Business also pays certain costs on behalf of the Company such as legal expenses, software development costs and severance which are reflected as expenses of the Studio Business. The settlement of reimbursable expenses between the Studio Business and the Starz Business have been accounted for as parent net investment. See Note 20 for further detail of parent net investment included in these combined financial statements.

Management believes the assumptions underlying these combined financial statements, including the assumptions regarding the allocation of general and administrative expenses from Lionsgate to the Studio Business, are reasonable. However, the allocations may not include all of the actual expenses that would have been incurred by the Studio Business and may not reflect its combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Studio Business been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the Studio Business been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions the Studio Business might have performed directly or outsourced, and strategic decisions the Company might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. See Note 20 for further detail of the allocations included in these combined financial statements.

Generally Accepted Accounting Principles

These combined financial statements have been prepared in accordance with U.S. GAAP.

Principles of Consolidation

The accompanying combined financial statements of the Company have been derived from the consolidated financial statements and accounting records of Lionsgate and reflect certain allocations from Lionsgate as further discussed above.

All significant intercompany balances and transactions within the Company have been eliminated in these combined financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs used for the amortization of investment in films and television programs; estimates related to the revenue recognition of sales or usage-based royalties; fair value of equity-based compensation; the allocations of costs to the Company for certain corporate and shared service functions in preparing the combined financial statements on a carve-out basis; fair value of assets and liabilities for allocation of the purchase price of companies acquired; income taxes including the assessment of valuation allowances for deferred tax assets; accruals for contingent liabilities; impairment assessments for investment in films and television programs, property and equipment, equity investments and goodwill. Actual results could differ from such estimates.

Reclassifications

Certain amounts presented in prior years have been reclassified to conform to the current year’s presentation.

Significant Accounting Policies

Revenue Recognition

The Company’s Motion Picture and Television Production segments generate revenue principally from the licensing of content in domestic theatrical exhibition, home entertainment (e.g., digital media and packaged media), television, and international market places.

Revenue is recognized upon transfer of control of promised services or goods to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services or goods. Revenues do not include taxes collected from customers on behalf of taxing authorities such as sales tax and value-added tax.

Revenue also includes licensing of motion pictures and television programming (including Starz original productions) to the Starz Business. See Note 20 for further details.

Licensing Arrangements. The Company’s content licensing arrangements include fixed fee and minimum guarantee arrangements, and sales or usage based royalties.

Fixed Fee or Minimum Guarantees: The Company’s fixed fee or minimum guarantee licensing arrangements may, in some cases, include multiple titles, multiple license periods (windows) with a substantive period in between the windows, rights to exploitation in different media, or rights to exploitation in multiple territories, which may be considered distinct performance obligations. When these performance obligations are considered distinct, the fixed fee or minimum guarantee in the arrangement is allocated to the title, window, media right or territory as applicable, based on estimates of relative standalone selling prices. The amounts related to each performance obligation (i.e., title, window, media or territory) are recognized when the content has been delivered, and the window for the exploitation right in that territory has begun, which is the point in time at which the customer is able to begin to use and benefit from the content.

Sales or Usage Based Royalties: Sales or usage based royalties represent amounts due to the Company based on the “sale” or “usage” of the Company’s content by the customer, and revenues are recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales or usage-based royalty has been allocated and has been satisfied (or partially satisfied). Generally, when the Company licenses completed content with standalone functionality (such as a movie, or television show), its performance obligation will be satisfied prior to the sale or usage. When the Company licenses intellectual property that does not have stand-alone functionality (e.g., brands, themes, logos, etc.), its performance obligation is generally satisfied in the same period as the sale or usage. The actual amounts due to the Company under these arrangements are generally not reported to the Company until after the close of the reporting period. The Company records revenue under these arrangements for the amounts due and not yet reported to the Company based on estimates of the sales or usage of these customers and pursuant to the terms of the contracts. Such estimates are based on information from the Company’s customers, historical experience with similar titles in that market or territory, the performance of the title in other markets, and/or data available in the industry.

Revenues by Market or Product Line. The following describes the revenues generated by market or product line. Theatrical revenues are included in the Motion Picture segment; home entertainment, television, international and other revenues are applicable to both the Motion Picture and Television Production segments.

•

Theatrical. Theatrical revenues are derived from the domestic theatrical release of motion pictures licensed to theatrical exhibitors on a picture-by-picture basis (distributed by the Company directly in the United States and through a sub-distributor in Canada). Revenue from the theatrical release of feature films are treated as sales or usage-based royalties, are recognized as revenue starting at the exhibition date and are based on the Company’s participation in box office receipts of the theatrical exhibitor.

•	Home Entertainment. Home entertainment consists of Digital Media and Packaged Media.

•

Digital Media. Digital media includes digital transaction revenue sharing arrangements (pay-per-view and video-on-demand platforms, electronic sell through (“EST”), and digital rental) and licenses of content to digital platforms for a fixed fee.

Digital Transaction Revenue Sharing Arrangements: Primarily represents revenue sharing arrangements with certain digital media platforms which generally provide that, in exchange for a nominal or no upfront sales price, the Company shares in the rental or sales revenues generated by the platform on a title-by-title basis. These digital media platforms generate revenue from rental and EST arrangements, such as download-to-own, download-to-rent, and video-on-demand. These revenue sharing arrangements are recognized as sales or usage-based royalties based on the performance of these platforms and pursuant to the terms of the contract, as discussed above.

Licenses of Content to Digital Platforms: Primarily represents the licensing of content to subscription-video-on-demand (“SVOD”) or other digital platforms for a fixed fee. As discussed above, revenues are recognized when the content has been delivered and the window for the exploitation right in that territory has begun.

•

Packaged Media. Packaged media revenues represent the sale of motion pictures and television shows (produced or acquired) on physical discs (DVD’s, Blu-ray, 4K Ultra HD, referred to as “Packaged Media”) in the retail market. Revenues are recognized, net of an allowance for estimated returns and other allowances, on the later of receipt by the customer or “street date” (when it is available for sale by the customer).

•

Television. Television revenues are derived from the licensing to domestic markets (linear pay, basic cable, free television markets, syndication) of motion pictures (including theatrical productions and acquired films) and scripted and unscripted television series, television movies, mini-series, and non-fiction programming. Television revenues include fixed fee arrangements as well as arrangements in which the Company earns advertising revenue from the exploitation of certain content on television networks. Television also includes revenue from licenses to SVOD platforms in which the initial license of a television series is to an SVOD platform or the traditional pay window for a motion picture is licensed to an SVOD platform. Revenues associated with a title, right, or window from television licensing arrangements are recognized when the feature film or television program is delivered (on an episodic basis for television product) and the window for the exploitation right has begun.

•

International. International revenues are derived from (1) licensing of the Company’s productions, acquired films, catalog product and libraries of acquired titles to international distributors, on a territory-by-territory basis; (2) the direct distribution of the Company’s productions, acquired films, and the Company’s catalog product and libraries of acquired titles in the United Kingdom; and (3) licensing to international markets of scripted and unscripted series, television movies, mini-series and non-fiction programming. License fees and minimum guarantee amounts associated with title, window, media or territory, are recognized when access to the feature film or television program has been granted or delivery has occurred, as required under the contract, and the right to exploit the feature film or television program in that window, media or territory has commenced. Revenues are also generated from sales or usage based royalties received from international distributors based on their distribution performance pursuant to the terms of the contracts after the recoupment of certain costs in some cases, and the initial minimum guarantee, if any, and are recognized when the sale by the Company’s customer generating a royalty due to the Company has occurred.

•

Other. Other revenues are derived from the licensing of the Company’s film and television and related content (games, music, location-based entertainment royalties, etc.) to other ancillary markets and from commissions and executive producer fees earned related to talent management.

Revenues from the licensing of film and television content and the sales and licensing of music are recognized when the content has been delivered and the license period has begun, as discussed above. Revenues from the licensing of symbolic intellectual property (i.e., licenses of motion pictures or television characters, brands, storylines, themes or logos) is recognized over the corresponding license term. Commissions are recognized as such services are provided.

Deferred Revenue. Deferred revenue relates primarily to customer cash advances or deposits received prior to when the Company satisfies the corresponding performance obligation.

Deferred revenue also relates to customer payments are made in advance of when the Company fulfills its performance obligation and recognizes revenue. This primarily occurs under television production contracts, in which payments may be received as the production progresses, international motion picture contracts, where a portion of the payments are received prior to the completion of the movie and prior to license rights start dates, and pay television contracts with multiple windows with a portion of the revenues deferred until the subsequent exploitation windows commence. These arrangements do not contain significant financing components because the reason for the payment structure is not for the provision of financing to the Company, but rather to mitigate the Company’s risk of customer non-performance and incentivize the customer to exploit the Company’s content.

See Note 12 for further information.

Accounts Receivable. Payment terms vary by location and type of customer and the nature of the licensing arrangement. However, other than certain multi-year license arrangements; payments are generally due within 60 days after revenue is recognized. For certain multi-year licensing arrangements, primarily in the television, digital media, and international markets, payments may be due over a longer period. When the Company expects the period between fulfillment of its performance obligation and the receipt of payment to be greater than a year, a significant financing component is present. In these cases, such payments are discounted to present value based on a discount rate reflective of a separate financing transaction between the customer and the Company, at contract inception. The significant financing component is recorded as a reduction to revenue and accounts receivable initially, with such accounts receivable discount amortized to interest income over the period to receipt of payment. The Company does not assess contracts with deferred payments for significant financing components if, at contract inception, the Company expects the period between fulfillment of the performance obligation and subsequent payment to be one year or less.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash deposits at financial institutions and investments in money market mutual funds.

Restricted Cash

At March 31, 2024, the Company had restricted cash of $57.4 million primarily representing amounts related to required cash reserves for interest payments associated with the Production Tax Credit Facility, IP Credit Facility and Backlog Facility (March 31, 2023- $40.5 million). Restricted cash is included within “other current assets” and “other non-current assets” on the combined balance sheets (see Note 19).

Investment in Films and Television Programs

General. Investment in films and television programs includes the unamortized costs of films and television programs, which are monetized individually (i.e., through domestic theatrical, home entertainment, television, international or other ancillary-market distribution).

Recording Cost. Costs of acquiring and producing films and television programs and of acquired libraries are capitalized when incurred. For films and television programs produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead. For the years ended March 31, 2024, 2023 and 2022, total capitalized interest was $21.0 million, $28.1 million and $12.8 million, respectively. For acquired films and television programs, capitalized costs consist of minimum guarantee payments to acquire the distribution rights.

Amortization. Costs of acquiring and producing films and television programs and of acquired libraries that are monetized individually are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films or television programs.

Ultimate Revenue. Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release of the motion picture. For an episodic television series, the period over which ultimate revenues are estimated cannot exceed ten years following the date of delivery of the first episode, or, if still in production, five years from the date of delivery of the most recent episode, if later. For titles included in acquired libraries, ultimate revenue includes estimates over a period not to exceed twenty years following the date of acquisition.

Development. Films and television programs in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned, or three years from the date of the initial investment unless the fair value of the project exceeds its carrying cost.

Impairment Assessment. An individual film or television program is evaluated for impairment when an event or change in circumstances indicates that the fair value of an individual film is less than its unamortized cost.

The fair value is determined based on a discounted cash flow analysis of the cash flows directly attributable to the title. To the extent the unamortized costs exceed the fair value, an impairment charge is recorded for the excess.

The discounted cash flow analysis includes cash flows estimates of ultimate revenue and costs as well as a discount rate (a Level 3 fair value measurement, see Note 10). The discount rate utilized in the discounted cash flow analysis is based on the weighted average cost of capital of the Company plus a risk premium representing the risk associated with producing a particular film or television program. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films and television programs may be required as a consequence of changes in management’s future revenue estimates.

Property and Equipment, net

Property and equipment is carried at cost less accumulated depreciation. Depreciation is provided for on a straight line basis over the following useful lives:

Computer equipment and software	3 - 5 years

Furniture and equipment	3 - 5 years

Leasehold improvements	Lease term or the useful life, whichever is shorter

Land	Not depreciated

The Company periodically reviews and evaluates the recoverability of property and equipment. Where applicable, estimates of net future cash flows, on an undiscounted basis, are calculated based on future revenue estimates. If appropriate and where deemed necessary, a reduction in the carrying amount is recorded based on the difference between the carrying amount and the fair value based on discounted cash flows.

Leases

The Company determines if an arrangement is a lease at its inception. The expected term of the lease used for computing the lease liability and right-of-use (“ROU”) asset and determining the classification of the lease as operating or financing may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company also elected to not separate lease components from non-lease components across all lease categories. Instead, each separate lease component and non-lease component are accounted for as a single lease component.

Operating Leases. Operating lease ROU assets, representing the Company’s right to use the underlying asset for the lease term, are included in the “Other assets—non-current” line item in the Company’s combined balance sheets. Operating lease liabilities, representing the present value of the Company’s obligation to make payments over the lease term, are included in the “Other accrued liabilities” and “Other liabilities—non-current” line items in the Company’s combined balance sheets. The Company has entered into various short-term operating leases which have an initial term of 12 months or less. These short-term leases are not recorded on the Company’s combined balance sheets. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

The present value of the lease payments is calculated using a rate implicit in the lease, when readily determinable. However, as most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate to determine the present value of the lease payments for the majority of its leases.

Variable lease payments that are based on an index or rate are included in the measurement of ROU assets and lease liabilities at lease inception. All other variable lease payments are expensed as incurred and are not included in the measurement of ROU assets and lease liabilities.

The Company did not have any finance leases during the years ended March 31, 2024 and 2023.

Investments

Investments include investments accounted for under the equity method of accounting, and equity investments with and without readily determinable fair value.

Equity Method Investments: The Company uses the equity method of accounting for investments in companies in which it has a minority equity interest and the ability to exert significant influence over operating decisions of the companies. Significant influence is generally presumed to exist when the Company owns between 20% and 50% of the voting interests in the investee, holds substantial management rights or holds an interest of less than 20% in an investee that is a limited liability partnership or limited liability corporation that is treated as a flow-through entity.

Under the equity method of accounting, the Company’s share of the investee’s earnings (losses) are included in the “equity interests income (loss)” line item in the combined statements of operations. The Company records its share of the net income or loss of most equity method investments on a one quarter lag and, accordingly, during the years ended March 31, 2024, 2023 and 2022, the Company recorded its share of the income or loss generated by these entities for the years ended December 31, 2023, 2022 and 2021, respectively.

Dividends and other distributions from equity method investees are recorded as a reduction of the Company’s investment. Distributions received up to the Company’s interest in the investee’s retained earnings are considered returns on investments and are classified within cash flows from operating activities in the combined statements of cash flows. Distributions from equity method investments in excess of the Company’s interest in the investee’s retained earnings are considered returns of investments and are classified within cash flows provided by investing activities in the combined statements of cash flows.

Other Equity Investments: Investments in nonconsolidated affiliates in which the Company owns less than 20% of the voting common stock, or does not exercise significant influence over operating and financial policies, are recorded at fair value using quoted market prices if the investment has a readily determinable fair value. If an equity investment’s fair value is not readily determinable, the Company will recognize it at cost less any impairment, adjusted for observable price changes in orderly transactions in the investees’ securities that are identical or similar to the Company’s investments in the investee. The unrealized gains and losses and the adjustments related to the observable price changes are recognized in net income (loss).

Impairments of Investments: The Company regularly reviews its investments for impairment, including when the carrying value of an investment exceeds its market value. If the Company determines that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings. Factors that are considered by the Company in determining whether an other-than-temporary decline in value has occurred include (i) the market value of the security in relation to its cost basis, (ii) the financial condition of the investee, and (iii) the Company’s intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment.

For investments accounted for using the equity method of accounting or equity investments without a readily determinable fair value, the Company evaluates information available (e.g., budgets, business plans, financial statements, etc.) in addition to quoted market prices, if any, in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financing at an amount below the cost basis of the Company’s investment.

Finite-Lived Intangible Assets

Identifiable intangible assets with finite lives are amortized to depreciation and amortization expense over their estimated useful lives, ranging from 5 to 15 years.

Amortizable intangible assets are tested for impairment whenever events or changes in circumstances (triggering events) indicate that the carrying amount of the asset may not be recoverable. If a triggering event has occurred, an impairment analysis is required. The impairment test first requires a comparison of undiscounted future cash flows expected to be generated over the remaining useful life of an asset to the carrying value of the asset. The impairment test is performed at the lowest level of cash flows associated with the asset. If the carrying value of the asset exceeds the undiscounted future cash flows, the asset would not be deemed to be recoverable. Impairment would then be measured as the excess of the asset’s carrying value over its fair value, which would generally be estimated based on a discounted cash flow (“DCF”) model.

The Company monitors its finite-lived intangible assets and changes in the underlying circumstances each reporting period for indicators of possible impairments or a change in the useful life or method of amortization of its finite-lived intangible assets. No such triggering events were identified during the years ended March 31, 2024 and 2023.

Goodwill

At March 31, 2024, the carrying value of goodwill was $811.2 million. Goodwill is allocated to the Company’s reporting units, which are its operating segments or one level below its operating segments (component level). Reporting units are determined by the discrete financial information available for the component and whether that information is regularly reviewed by segment management. Components are aggregated into a single reporting unit if they share similar economic characteristics. The Company’s reporting units for purposes of goodwill impairment testing during the years ended March 31, 2024, 2023 and 2022 were Motion Picture, and the Television and Talent Management businesses, both of which are part of the Television Production segment.

Goodwill is not amortized, but is reviewed for impairment each fiscal year or between the annual tests if an event occurs or circumstances change that indicates it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value. The Company performs its annual impairment test as of January 1 in each fiscal year. A goodwill impairment loss would be recognized for the amount that the carrying amount of a reporting unit, including goodwill, exceeds its fair value. An entity may perform a qualitative assessment of the likelihood of the existence of a goodwill impairment. The qualitative assessment is an evaluation, based on all identified events and circumstances which impact the fair value of the reporting unit, of whether or not it is more likely than not that the fair value is less than the carrying value of the reporting unit. If the Company believes that as a result of its qualitative assessment it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, a quantitative impairment test is not required but may be performed at the option of the Company.

A quantitative assessment requires determining the fair value of the Company’s reporting units. The determination of the fair value of each reporting unit utilizes DCF analyses and market-based valuation methodologies, which represent Level 3 fair value measurements. Fair value determinations require considerable judgment and requires assumptions and estimates of many factors, including revenue and market growth, operating margins and cash flows, market multiples and discount rates, and are sensitive to changes in these underlying assumptions and factors.

Goodwill Impairment Assessments:

Fiscal 2024. For the Company’s annual goodwill impairment test for fiscal 2024, the Company performed qualitative goodwill impairment assessments for all reporting units (Motion Picture, and our Television and Talent Management businesses, both of which are part of our Television Production segment). Our qualitative assessment considered the recent performance of these reporting units, and updated forecasts of performance and cash flows, as well as the current micro and macroeconomic environments in relation to the current and expected performance of these reporting units, and industry considerations, and determined that since the date of the most recent quantitative assessment performed over these reporting units, there were no events or circumstances that rise to a level that would more-likely-than-not reduce the fair value of those reporting units below their carrying values; therefore, a quantitative goodwill impairment analysis was not required for these reporting units. See Note 6 for further information.

Fiscal 2023. In the second quarter of fiscal 2023, the Company updated its quantitative impairment assessment for all of its reporting units using a combination of DCF analyses and market-based valuation methodologies to estimate the fair value of the Company’s reporting units and determined that the fair value of its reporting units exceeded the carrying values for all of its reporting units.

For the Company’s annual goodwill impairment test for fiscal 2023, the Company performed a qualitative goodwill impairment assessment for all of its reporting units. The Company’s qualitative assessment considered the increase in the market price of the Company’s common shares from September 30, 2022, the recent performance of the Company’s reporting units, and updated forecasts of performance and cash flows, as well as the continuing micro and macroeconomic environment, and industry considerations, and determined that since the quantitative assessment performed in the quarter ended September 30, 2022, there were no events or circumstances that rise to a level that would more likely than not reduce the fair value of those reporting units below their carrying values; therefore, a quantitative goodwill impairment analysis was not required.

Management will continue to monitor all of its reporting units for changes in the business environment that could impact the recoverability of goodwill in future periods. The recoverability of goodwill is dependent upon the continued growth of revenue and cash flows from the Company’s business activities. Examples of events or circumstances that could result in changes to the underlying key assumptions and judgments used in the Company’s goodwill impairment tests, and ultimately impact the estimated fair value of the Company’s reporting units may include the global economy; consumer consumption levels of the Company’s content; adverse macroeconomic conditions related to higher inflation and interest rates and currency rate fluctuations, and the impact on the global economy from wars, terrorism and multiple international conflicts, and future bank failures; volatility in the equity and debt markets which could result in higher weighted-average cost of capital; capital market transactions; the duration and potential impact of strikes of unions, on our ability to produce, acquire and distribute our content; the commercial success of the Company’s television programming and motion pictures; the Company’s continual contractual relationships with its customers; and changes in consumer behavior. While historical performance and current expectations have resulted in fair values of the Company’s reporting units in excess of carrying values, if the Company’s assumptions are not realized, it is possible that an impairment charge may need to be recorded in the future.

Prints, Advertising and Marketing Expenses

The costs of prints, advertising and marketing expenses are expensed as incurred.

Advertising expenses for the year ended March 31, 2024 were $347.8 million (2023 — $203.4 million, 2022—$201.6 million) which were recorded as distribution and marketing expenses in the accompanying combined statements of operations.

Income Taxes

The Company’s results have historically been included in the consolidated U.S. federal income tax return and U.S. state income tax filings of Lionsgate. The Company has computed its provision for income taxes on a separate return basis in these combined financial statements. The separate return method applies the accounting guidance for income taxes to the stand-alone financial statements as if the Company was a separate taxpayer and a stand-alone enterprise for the periods presented. The calculation of income taxes for the Company on a separate return basis requires judgment and use of both estimates and allocations. However, as discussed above in Note 1, the combined historical results of the Studio Business are presented on a managed basis rather than a legal entity basis, with certain deductions and other items that are included in the consolidated financial statements of Lionsgate, but not included in the combined financial statements of the Studio Business.

Income taxes are accounted for using an asset and liability approach for financial accounting and reporting for income taxes and recognition and measurement of deferred assets are based upon the likelihood of realization of tax benefits in future years. Under this method, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the net deferred tax asset, on a jurisdiction-by-jurisdiction basis, will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

From time to time, the Company engages in transactions in which the tax consequences may be subject to uncertainty and judgment is required in assessing and estimating the tax consequences of these transactions. In determining the Company’s tax provision for financial reporting purposes, the Company establishes a reserve for uncertain tax positions unless such positions are determined to be more likely than not of being sustained upon examination, based on their technical merits. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense.

Government Assistance

The Company has access to government programs that are designed to promote film and television production and distribution in certain foreign countries. The Company also has access to similar programs in certain states within the U.S. that are designed to promote film and television production in those states.

Tax credits earned with respect to expenditures on qualifying film and television productions are recorded as a reduction to investment in films and television programs when the qualifying expenditures have been incurred provided that there is reasonable assurance that the credits will be realized (see Note 3 and Note 19).

Foreign Currency Translation

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at exchange rates in effect at the balance sheet date. Resulting unrealized and realized gains and losses are included in the combined statements of operations.

Foreign company assets and liabilities in foreign currencies are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Foreign company revenue and expense items are translated at the average rate of exchange for the fiscal year. Gains or losses arising on the translation of the accounts of foreign companies are included in accumulated other comprehensive income or loss, a separate component of equity.

Derivative Instruments and Hedging Activities

Derivative financial instruments are used by the Company in the management of its foreign currency and interest rate exposures. The Company’s policy is not to use derivative financial instruments for trading or speculative purposes.

The Company uses derivative financial instruments to hedge its exposures to foreign currency exchange rate and interest rate risks. All derivative financial instruments are recorded at fair value in the combined balance sheets (see Note 10). The effective changes in fair values of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income or loss and included in unrealized gains (losses) on cash flow hedges until the underlying hedged item is recognized in earnings. The effective changes in the fair values of derivatives designated as cash flow hedges are reclassified from accumulated other comprehensive income or loss to net income or net loss when the underlying hedged item is recognized in earnings. If the derivative is not designated as a hedge, changes in the fair value of the derivative are recognized in earnings. See Note 18 for further discussion of the Company’s derivative financial instruments.

Parent Net Investment

Parent net investment in the combined balance sheets is presented in lieu of shareholders’ equity and represents Lionsgate historical investment in the Company, the accumulated net earnings (losses) after taxes and the net effect of settled transactions with and allocations from Lionsgate. All transactions reflected in parent net investment by Lionsgate in the accompanying combined balance sheets have been considered as financing activities for purposes of the combined statements of cash flows.

Share-Based Compensation

Certain Company employees participate in the share-based compensation plans sponsored by Lionsgate. Lionsgate share-based compensation awards granted to employees of the Company consist of stock options, restricted share units and share appreciation rights. As such, the awards to Company employees are reflected in parent net investment within the combined statements of equity (deficit) at the time they are expensed. The combined statements of operations also include an allocation of Lionsgate corporate and shared employee share-based compensation expenses.

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The fair value is recognized in earnings over the period during which an employee is required to provide service. See Note 13 for further discussion of the Company’s share-based compensation.

Transfers of Financial Assets

The Company enters into arrangements to sell certain financial assets (i.e., monetize its trade accounts receivables). For a transfer of financial assets to be considered a sale, the asset must be legally isolated from the Company and the purchaser must have control of the asset. Determining whether all the requirements have been met includes an evaluation of legal considerations, the extent of the Company’s continuing involvement with the assets transferred and any other relevant considerations. When the true sales criteria are met, the Company derecognizes the carrying value of the financial asset transferred and recognizes a net gain or loss on the sale. The proceeds from these arrangements with third party purchasers are reflected as cash provided by operating activities in the combined statements of cash flows. If the sales criteria are not met, the transfer is considered a secured borrowing and the financial asset remains on the combined balance sheets with proceeds from the sale recognized as debt and recorded as cash flows from financing activities in the combined statements of cash flows. See Note 19 for discussion of the Company’s accounts receivable monetization.

Recent Accounting Pronouncements

Segment Reporting: In November 2023, the Financial Accounting Standards Board (“FASB”) issued guidance which expands public entities’ segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and therefore will be effective beginning with the Company’s financial statements issued for the fiscal year ending March 31, 2025 and subsequent interim periods, with early adoption permitted. The Company is currently evaluating the impact of adopting this guidance on its combined financial statements and disclosures.

Income Taxes: In December 2023, the FASB issued guidance which expands income tax disclosures by requiring public business entities, on an annual basis, to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. Additionally, this guidance requires all entities disaggregate disclosures on the amount of income taxes paid (net of refunds received), income or loss from continuing operations before income tax expense (or benefit) and income tax expense (or benefit) from continuing operations. This guidance is effective for fiscal years beginning after December 15, 2024, and therefore will be effective beginning with the Company’s financial statements issued for the fiscal year ending March 31, 2026, with early adoption permitted. The Company is currently evaluating the impact of adopting this guidance on its combined financial statements and disclosures.

2. Acquisition

eOne Acquisition

On December 27, 2023, Lionsgate and its subsidiaries, Lions Gate Entertainment Inc., a Delaware corporation (“LGEI”), and Lions Gate International Motion Pictures S.à.r.l., a Luxembourg société à responsabilité limitée (“LGIMP” and, with the Company and LGEI, collectively the “Buyers”), completed the previously announced acquisition of all of the issued and outstanding equity interests of the companies constituting the Entertainment One television and film (“eOne”) business from Hasbro, Inc., a Rhode Island corporation (“Hasbro”), pursuant to that certain Equity Purchase Agreement (the “Purchase Agreement”) dated August 3, 2023. The aggregate cash purchase price was $385.1 million, inclusive of certain purchase price adjustments, including for cash, debt, and working capital. The preliminary purchase price is subject to further adjustments based on the final determination of the purchase price adjustments. The acquisition of eOne, a film and television production and distribution company, builds the Company’s film and television library, strengthens the Company’s scripted and unscripted television business, and continues to expand the Company’s presence in Canada and the U.K.

The acquisition was accounted for under the acquisition method of accounting, with the financial results of eOne included in the Company’s combined results from December 27, 2023. Revenues and loss before income taxes from eOne for the period from December 27, 2023 through March 31, 2024 amounted to approximately $113.8 million and $4.9 million, respectively. The Company incurred approximately $9.4 million of acquisition-related costs that were expensed in restructuring and other during the fiscal year ended March 31, 2024.

Allocation of Purchase Consideration. The Company has made a preliminary estimate of the allocation of the preliminary purchase price of eOne to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair value. The Company is still evaluating the fair value of film and television programs and libraries, projects in development, intangible assets, participations and residuals liabilities, and income taxes, in addition to ensuring all other assets and liabilities have been identified and recorded. The Company has estimated the preliminary fair value of assets acquired and liabilities assumed based on information currently available and will continue to adjust those estimates as additional information pertaining to events or circumstances present at December 27, 2023 becomes available and final appraisals and analysis are completed. The Company will reflect measurement period adjustments, in the period in which the adjustments occur, and the Company will finalize its accounting for the acquisition within one year from December 27, 2023 (see Note 6 for measurement period adjustments recorded through March 31, 2024). A change in the fair value of the net assets may change the amount recognized to goodwill. If the final fair value estimates and tax adjustments related to the net assets acquired decrease from their preliminary estimates, the amount of goodwill will increase and if the final fair value estimates and tax adjustments related to the net assets acquired increase from their preliminary estimates, the amount of goodwill will decrease and may result in a gain on purchase. In addition, the final fair value estimates related to the net assets acquired could impact the amount of amortization expense recorded associated with amounts allocated to film and television programs and other intangible assets. The preliminary goodwill amount is reflected in the table below, and arises from the opportunity for strengthening our global distribution infrastructure and enhanced positioning for motion picture and television projects and selling opportunities. The goodwill will not be amortized for financial reporting purposes, and will not be deductible for federal tax purposes. The fair value measurements were primarily based on significant inputs that are not observable in the market, such as discounted cash flow (DCF) analyses, and thus represent Level 3 fair value measurements.

The preliminary allocation of the purchase price to the assets acquired and liabilities assumed, and a reconciliation to total consideration transferred is presented in the table below:

(Amounts in millions)
Cash and cash equivalents	$54.1
Accounts receivable	298.8
Investment in films and television programs	371.8
Property and equipment	14.0
Intangible assets	4.0
Other assets(1)	168.2
Accounts payable and accrued liabilities	(67.8)
Content related payable	(35.4)
Participations and residuals(1)	(201.9)
Film related obligations(1)	(105.8)
Other liabilities and deferred revenue (1)	(130.5)

Preliminary fair value of net assets acquired	369.5
Goodwill	15.6

Preliminary purchase price consideration	$385.1

(1)	Includes current and non-current amounts.

Investment in films and television programs includes the preliminary fair value of completed films and television programs which have been produced by eOne or for which eOne has acquired distribution rights, as well as the preliminary fair value of films and television programs in production, pre-production and development. For investment in films and television programs, the fair value was preliminarily estimated based on forecasted cash flows discounted to present value at a rate commensurate with the risk of the assets. Titles that were released less than three years prior to the acquisition date (December 27, 2023) were valued individually and will be amortized using the individual film forecast method, based on the ratio of current period revenues to management’s estimated remaining total gross revenues to be earned (“ultimate revenue”). Titles released more than three years prior to the acquisition date were valued as part of a library and will be amortized on a straight-line basis over the estimated useful life of 5 years to 10 years.

The intangible assets acquired include trade names with a weighted average estimated useful life of 5 years. The fair value of the trade names was preliminarily estimated based on the present value of the hypothetical cost savings that could be realized by the owner of the trade names as a result of not having to pay a stream of royalty payments to another party. These cost savings were calculated based on a DCF analysis of the hypothetical royalty payment that a licensee would be required to pay in exchange for use of the trade names, reduced by the tax effect realized by the licensee on the royalty payments.

Other preliminary fair value adjustments were made to property and equipment and right-of-use lease assets to reflect the fair value of certain assets upon acquisition.

Deferred taxes, net of any required valuation allowance, were preliminarily adjusted to record the deferred tax impact of acquisition accounting adjustments primarily related to amounts allocated to film and television programs, other intangible assets, and certain property and equipment, right-of-use lease assets, and other liabilities.

The fair value of eOne’s cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, participations and residuals, film related obligations and other liabilities were estimated to approximate their book values.

Pro Forma Statement of Operations Information. The following unaudited pro forma condensed combined statement of operations information presented below illustrates the results of operations of the Company as if the acquisition of eOne as described above occurred on April 1, 2022. The unaudited pro forma condensed combined financial information is presented for informational purposes and is not indicative of the results of operations that would have been achieved if the acquisition had occurred on April 1, 2022, nor is it indicative of future results. The statement of operations information below includes (i) the statement of operations of eOne for the nine months ended December 27, 2023 combined with the Company’s statement of operations for the fiscal year ended March 31, 2024 (which includes the operations of eOne since the December 27, 2023 acquisition date), and (ii) the statement of operations of eOne for the fiscal year ended December 25, 2022 combined with the Company’s statement of operations for the fiscal year ended March 31, 2023.

	Year Ended March 31,
	2024	2023
	(Amounts in millions)
Revenues	$3,380.0	$3,911.6
Net income (loss) attributable Parent	$(376.5)	$63.4

The unaudited pro forma condensed combined financial information includes, where applicable, adjustments for (i) reductions in amortization expense from the fair value adjustments to investment in films and television programs, (ii) reduction in amortization expense related to acquired intangible assets, (iii) reduction in depreciation expense from the fair value of property and equipment, (iv) transaction costs and other one-time non-recurring costs (v) increase in interest expense resulting from financing the acquisition with borrowings under the Company’s revolving credit facility, (vi) elimination of intercompany activity between eOne and the Company, and (vii) associated tax-related impacts of adjustments. These pro forma adjustments are based on available information as of the date hereof and upon assumptions that the Company believes are reasonable to reflect the impact of the acquisition of eOne on the Company’s historical financial information on a supplemental pro forma basis. The unaudited pro forma condensed combined statement of operations information does not include adjustments related to integration activities, operating efficiencies or cost savings. In addition, the unaudited pro forma condensed combined financial information for the year ended March 31, 2024 includes an impairment of goodwill and trade name of $296.2 million which was reflected in the statement of operations of eOne for the nine months ended December 27, 2023.

The results of operations of eOne were reflected beginning December 27, 2023, in the Motion Picture and Television Production reportable segments of the Company.

Business Combination Agreement

On December 22, 2023, Lionsgate entered into a business combination agreement (the “Business Combination Agreement”), with Screaming Eagle Acquisition Corp., a Cayman Islands exempted company (“Screaming Eagle”), SEAC II Corp., a Cayman Islands exempted company and a wholly-owned subsidiary of Screaming Eagle (“New SEAC”), SEAC MergerCo, a Cayman Islands exempted company and a wholly-owned subsidiary of Screaming Eagle, 1455941 B.C. Unlimited Liability Company, a British Columbia unlimited liability company and a wholly-owned subsidiary of Screaming Eagle, LG Sirius Holdings ULC, a British Columbia unlimited liability company and wholly-owned subsidiary of Lionsgate and LG Orion Holdings ULC, a British Columbia unlimited liability company and wholly-owned subsidiary of Lionsgate (“StudioCo”). Pursuant to the terms and conditions of the Business Combination Agreement, the Studio Business will be combined with Screaming Eagle through a series of transactions, including an amalgamation of StudioCo and New SEAC under a Canadian plan of arrangement (the “Business Combination”).

On May 13, 2024, Lionsgate closed the Business Combination Agreement. See Note 21 for further information.

Spyglass. On July 15, 2021, the Company purchased approximately 200 feature film titles (the “Spyglass Library”) from Spyglass Media Group, LLC (“Spyglass”). The Company also formed a strategic content partnership through an investment of a minority preferred equity interest in Spyglass. The purchase price, including acquisition costs, of the Spyglass Library and preferred equity interest was $191.4 million, of which $171.4 million was paid at closing, $10.0 million was paid in July 2022, and the remaining $10.0 million was paid in July 2023. The Spyglass Library was accounted for as an asset acquisition and is included in investment in film and television programs on the Company’s combined balance sheet. The equity interest was accounted for as an equity-method investment (see Note 5).

3. Investment in Films and Television Programs

The predominant monetization strategy for all of the Company’s investments in films and television programs is on an individual film basis. Total investment in films and television programs is as follows:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Investment in Films and Television Programs (1)(2):
Released, net of accumulated amortization	$992.2	$779.9
Completed and not released	225.4	289.8
In progress	644.4	649.1
In development	67.0	67.9

Investment in films and television programs, net	$1,929.0	$1,786.7

(1)	At March 31, 2024, the unamortized balance related to completed and not released and in progress theatrical films was $532.5 million.
(2)

Production tax credits reduced total investment in films and television programs by $112.2 million and $181.2 million during the years ended March 31, 2024 and 2023, respectively, which resulted in a reduction of direct operating expense related to the amortization of investment in films and television programs cost of approximately $70.6 million and $84.3 million for the years ended March 31, 2024 and 2023, respectively.

At March 31, 2024, acquired film and television libraries have remaining unamortized costs of $223.1 million, which are monetized individually and are being amortized on a straight-line basis or the individual-film-forecast method over a weighted average remaining period of approximately 12.8 years (March 31, 2023—unamortized costs of $132.8 million).

Amortization of investment in film and television programs was $1,347.8 million, $1,649.3 million and $1,497.5 million for the years ended March 31, 2024, 2023 and 2022, respectively, and was included in direct operating expense in the combined statements of operations.

The table below summarizes estimated future amortization expense for the Company’s investment in film and television programs as of March 31, 2024:

	Year Ending March 31,
	2025	2026	2027
	(Amounts in millions)
Estimated future amortization expense:
Released investment in films and television programs	$391.2	$189.5	$147.5
Completed and not released investment in films and television programs	$139.6	n/a	n/a

Impairments. Investment in films and television programs includes write-downs to fair value, which are included in direct operating expense on the combined statements of operations, and represented the following amounts by segment for the years ended March 31, 2024, 2023 and 2022:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Impairments by segment:
Included in direct operating expense(1):
Motion Picture	$34.6	$6.2	$1.2
Television Production	8.4	4.6	34.9
Impairments not included in segment operating results(2)	12.8	—	—

	$55.8	$10.8	$36.1

(1)	Impairments included in direct operating expense are included in the amortization expense amounts disclosed above.
(2)

Amounts in fiscal 2024 represent development costs written off in connection with changes in strategy in the Television Production segment as a result of the acquisition of eOne which are included in restructuring and other.

See Note 15 and Note 16 for further information.

4. Property and Equipment

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Leasehold improvements	$34.4	$27.6
Property and equipment	18.1	15.2
Computer equipment and software	84.2	71.5

	136.7	114.3
Less accumulated depreciation and amortization	(100.6)	(91.7)

	36.1	22.6
Land	1.2	1.2

	$37.3	$23.8

During the year ended March 31, 2024, depreciation expense amounted to $10.3 million (2023—$12.2 million, 2022—$12.4 million).

5. Investments

The Company’s investments consisted of the following:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Investments in equity method investees	$68.4	$63.1
Other investments	6.4	1.6

	$74.8	$64.7

Equity Method Investments:

The Company has investments in various equity method investees with ownership percentages ranging from approximately 6% to 49%. These investments include:

Spyglass. Spyglass is a global premium content company, focused on developing, producing, financing and acquiring motion pictures and television programming across all platforms for worldwide audiences.

STARZPLAY Arabia. STARZPLAY Arabia (Playco Holdings Limited) offers a STARZ-branded online subscription video-on-demand service in the Middle East and North Africa. On October 17, 2022, the Company sold a portion of its ownership interest in STARZPLAY Arabia and received net proceeds of $43.4 million and the Company recorded a gain of $43.4 million on the sale which is included in gain (loss) on investments in the Company’s combined statement of operations. Subsequent to the transaction, the Company continues to hold a minority ownership interest in STARZPLAY Arabia.

Roadside Attractions. Roadside Attractions is an independent theatrical distribution company.

Pantelion Films. Pantelion Films is a joint venture with Videocine, an affiliate of Televisa, which produces, acquires and distributes a slate of English and Spanish language feature films that target Hispanic moviegoers in the U.S.

Atom Tickets. Atom Tickets is the first-of-its-kind theatrical mobile ticketing platform and app.

42. 42 is a fully integrated management and production company, producing film, television and content, representing actors, writers, directors, comedians, presenters, producers, casting directors and media book rights; with offices in London and Los Angeles.

Other. In addition to the equity method investments discussed above, the Company holds ownership interests in other immaterial equity method investees.

6. Goodwill and Intangible Assets

Goodwill

Changes in the carrying value of goodwill by reporting segment were as follows:

	Motion Picture	Television Production	Total
	(Amounts in millions)
Balance as of March 31, 2023 and 2022	$393.7	$401.9	$795.6
Acquisition of eOne (see Note 2)	1.0	4.8	5.8
Measurement period adjustments(1)	3.9	5.9	9.8

Balance as of March 31, 2024	$398.6	$412.6	$811.2

(1)

Measurement period adjustments for the acquisition of eOne reflect an increase to goodwill of $9.8 million resulting from a net decrease in estimated fair value of the net assets acquired. The decrease in the estimated fair value of the net assets acquired consisted of net decreases to accounts receivable and other assets of $11.4 million and $12.4 million, respectively, partially offset by a net increase to investment in films and television programs of $4.0 million, and net decreases to content related payables of $1.9 million, accrued liabilities of $3.8 million, participations and residuals of $1.9 million, and deferred revenue of $2.4 million.

Intangible Assets

Finite-Lived Intangible Assets. Finite-lived intangible assets consisted of the following:

	March 31, 2024			March 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(Amounts in millions)
Finite-lived intangible assets subject to amortization:
Customer relationships	$23.9	$21.7	$2.2	$31.0	$10.0	$21.0
Trademarks and trade names	7.6	3.0	4.6	3.6	2.6	1.0
Other	31.0	12.1	18.9	23.9	19.0	4.9

	$62.5	$36.8	$25.7	$58.5	$31.6	$26.9

Amortization expense associated with the Company’s intangible assets for the years ended March 31, 2024, 2023 and 2022 was approximately $5.3 million, $5.7 million and $5.7 million, respectively. Amortization expense remaining relating to intangible assets for each of the years ending March 31, 2025 through 2029 is estimated to be approximately $4.2 million, $2.5 million, $2.2 million, $2.2 million, and $2.1 million, respectively.

7. Debt

Total debt of the Company, excluding film related obligations, was as follows:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Senior Credit Facilities:
Revolving Credit Facility	$575.0	$—
Term Loan A	399.3	428.2
Term Loan B	819.2	831.7

Total corporate debt	1,793.5	1,259.9
Unamortized debt issuance costs	(10.2)	(16.3)

Total debt, net	1,783.3	1,243.6
Less current portion	(860.3)	(41.4)

Non-current portion of debt	$923.0	$1,202.2

The following table sets forth future annual contractual principal payment commitments of debt as of March 31, 2024:

	Maturity Date	Year Ending March 31,
Debt Type		2025	2026	2027	2028	2029	Thereafter	Total
		(Amounts in millions)
Revolving Credit Facility	April 2026	$—	$—	$575.0	$—	$—	$—	$575.0
Term Loan A	April 2026	41.1	44.5	313.7	—	—	—	399.3
Term Loan B	March 2025	819.2	—	—	—	—	—	819.2

		$860.3	$44.5	$888.7	$—	$—	$—	$1,793.5

Less aggregate unamortized debt issuance costs								(10.2)

								$1,783.3

Senior Credit Facilities (Revolving Credit Facility, Term Loan A and Term Loan B)

Revolving Credit Facility Availability of Funds & Commitment Fee. The revolving credit facility provides for borrowings and letters of credit up to an aggregate of $1.25 billion, and at March 31, 2024 there was $675.0 million available. There were no letters of credit outstanding at March 31, 2024. However, borrowing levels are subject to certain financial covenants as discussed below. The Company is required to pay a quarterly commitment fee on the revolving credit facility of 0.250% to 0.375% per annum, depending on the achievement of certain leverage ratios, as defined in the credit and guarantee agreement dated December 8, 2016, as amended (the “Credit Agreement”), on the total revolving credit facility of $1.25 billion less the amount drawn.

Maturity Date:

•

Revolving Credit Facility & Term Loan A: April 6, 2026. The outstanding amounts may become due on December 23, 2024 (i.e., 91 days prior to March 24, 2025) prior to its maturity on April 6, 2026 in the event that the aggregate principal amount of outstanding Term Loan B in excess of $250 million has not been repaid, refinanced or extended to have a maturity date on or after July 6, 2026. The Company expects to refinance and extend the maturity date of the Term Loan B prior to December 23, 2024 such that the maturity of the revolving credit facility and Term Loan A are not accelerated.

•	Term Loan B: March 24, 2025.

Interest:

•

Revolving Credit Facility & Term Loan A: As amended on June 14, 2023, the Revolving Credit Facility and Term Loan A bear interest at a rate per annum equal to SOFR plus 0.10% plus 1.75% margin (or an alternative base rate plus 0.75%) margin, with a SOFR floor of zero. The margin is subject to potential increases of up to 50 basis points (two (2) increases of 25 basis points each) upon certain increases to net first lien leverage ratios, as defined in the Credit Agreement (effective interest rate of 7.17% as of March 31, 2024, before the impact of interest rate swaps).

•

Term Loan B: As amended on June 14, 2023, the term loan B facility due March 2025 (the “Term Loan B”) bears interest at a rate per annum equal to SOFR plus 0.10% plus 2.25% margin, with a SOFR floor of zero (or an alternative base rate plus 1.25% margin) (effective interest rate of 7.67% as of March 31, 2024, before the impact of interest rate swaps).

Required Principal Payments:

•

Term Loan A: Quarterly principal payments, at quarterly rates of 1.25% beginning September 30, 2022, 1.75% beginning September 30, 2023, and 2.50% beginning September 30, 2024 through March 31, 2026, with the balance payable at maturity.

•	Term Loan B: Quarterly principal payments, at a quarterly rate of 0.25%, with the balance payable at maturity.

The Term Loan A and Term Loan B also require mandatory prepayments in connection with certain asset sales, subject to certain significant exceptions, and the Term Loan B is subject to additional mandatory repayment from specified percentages of excess cash flow, as defined in the Credit Agreement.

Optional Prepayment:

•	Revolving Credit Facility, Term Loan A & Term Loan B: The Company may voluntarily prepay the Revolving Credit Facility, Term Loan A and Term Loan B at any time without premium or penalty.

Security. The Senior Credit Facilities are guaranteed by the guarantors named in the Credit Agreement (including entities of Lionsgate that are not part of the Company) and are secured by a security interest in substantially all of the assets of Lionsgate and the Guarantors (as defined in the Credit Agreement), subject to certain exceptions.

Covenants. The Senior Credit Facilities contain representations and warranties, events of default and affirmative and negative covenants that are customary for similar financings and which include, among other things and subject to certain significant exceptions, restrictions on the ability to declare or pay dividends, create liens, incur additional indebtedness, make investments, dispose of assets and merge or consolidate with any other person. In addition, a net first lien leverage maintenance covenant and an interest coverage ratio maintenance covenant apply to the Revolving Credit Facility and the Term Loan A and are tested quarterly. These covenants and ratios are applicable to and computed for the applicable entities pursuant to the agreement which includes Lionsgate subsidiaries which are not part of the Company. As of March 31, 2024, Lionsgate was in compliance with all applicable covenants.

Change in Control. The Company may also be subject to an event of default upon a change of control (as defined in the Credit Agreement) which, among other things, includes a person or group acquiring ownership or control in excess of 50% of existing Lionsgate common stock.

Lionsgate Senior Notes

As discussed in Note 1, the Senior Notes of Lionsgate are not reflected in the Studio Business combined financial statements. The Studio Business remains a guarantor under the Senior Notes indenture agreement. The outstanding principal balance of the Senior Notes was $715.0 million and $800.0 million at March 31, 2024 and 2023, respectively, with a maturity date of April 15, 2029. The Studio Business guarantee would be applicable if an event of default were to occur by Lionsgate. As of March 31, 2024, Lionsgate was in compliance with all applicable covenants with respect to the Senior Notes and no events of default had occurred.

See Note 21 for the Lionsgate Senior Notes exchanged in May 2024.

Debt Transactions

Term Loan A Prepayment. In April 2022, the Company voluntarily prepaid the entire outstanding principal amount of the Term Loan A due March 22, 2023 of $193.6 million, together with accrued and unpaid interest.

Credit Agreement Amendment. On April 6, 2021, the Company amended its Credit Agreement to, among other things, extend the maturity (the “Extension”) of a portion of its revolving credit commitments, amounting to $1.25 billion, and a portion of its outstanding term A loans, amounting to $444.9 million to April 6, 2026, and make certain other changes to the covenants and other provisions therein. After giving effect to the Extension, $250.0 million of the prior revolving credit commitments and $215.1 million of term A loans remained outstanding with a maturity of March 22, 2023. The revolving credit commitments due in March of 2023 were terminated in November 2021 and the term A loans due in March of 2023 were repaid in full in April 2022 (see Term Loan A Prepayment discussion above).

See the Accounting for the Credit Agreement Amendment section further below.

Term Loan B Repurchases. During the year ended March 31, 2022, the Company completed a series of repurchases of the Term Loan B and, in aggregate, paid $95.3 million to repurchase $96.0 million principal amount of the Term Loan B.

Loss on Extinguishment of Debt

During the fiscal years ended March 31, 2024, 2023, and 2022, the Company recorded a loss on extinguishment of debt related to the transactions described above as summarized in the table below.

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Loss on Extinguishment of Debt:
Production loan prepayment(1)	$(1.3)	$—	$—
Term Loan A prepayment	—	(1.3)	—
Credit Agreement amendment (Revolving Credit Facility and Term Loan A)(2)	—	—	(1.7)
Termination of a portion of Revolving Credit Facility commitments	—	—	(1.1)
Term Loan B repurchases and other	—	—	(0.6)

	$(1.3)	$(1.3)	$(3.4)

(1)	Represents issuance costs written off in connection with the early prepayment of certain production loans (see Note 8).
(2)	See Accounting for the Credit Agreement Amendment section below.

Accounting for the Credit Agreement Amendment in Fiscal 2022:

Revolving Credit Facility Credit Agreement Amendment on April 6, 2021.

•

Unamortized debt issuance costs: Where the borrowing capacity (measured as the amount available under the revolving credit facility multiplied by the remaining term) was less than it was prior to the amendment measured on a creditor-by-creditor basis, the unamortized debt issuance costs were written off as a loss on extinguishment of debt in proportion to the decrease in borrowing capacity.

•

Fees paid to creditors and third-party costs: All fees paid to creditors or third parties (i.e., new debt issuance costs) are being amortized over the term of the Revolving Credit Facility due in 2026.

Term Loan A Credit Agreement Amendment on April 6, 2021. With respect to substantially all creditors participating in the Term Loan A, the amendment of the credit agreement was considered a modification of terms since the present value of the cash flows after the amendment differed by less than a 10% change from the present value of the cash flows on a creditor-by-creditor basis prior to the amendment. Where the cash flows differed by more than 10% on a creditor by creditor basis, that portion was considered a debt extinguishment. For new participating creditors, their portion of the debt was treated as new issuances to new creditors. Accordingly, the associated costs were accounted for as follows:

•

Unamortized debt issuance costs, third-party costs and fees paid to creditors: To the extent the refinancing was considered a modification of terms, the unamortized debt issuance costs and fees paid to creditors were recorded as a reduction of the applicable debt outstanding, and are being amortized over the applicable term of the debt and the third-party costs were expensed as a loss on extinguishment of debt. To the extent the refinancing was considered an extinguishment, the unamortized debt issuance costs and fees paid to creditors were expensed as a loss on extinguishment of debt, and the third-party costs were recorded as a reduction of the applicable debt outstanding and are being amortized over the applicable term of the debt. To the extent there was a reduction of the outstanding balance on a creditor-by-creditor basis (i.e., a partial prepayment of debt), previously incurred unamortized debt issuance costs and fees were expensed as a loss on extinguishment of debt on the combined statement of operations.

For all of the above transactions, debt issuance costs recorded as a reduction of outstanding debt are amortized using the effective interest method.

The following table summarizes the accounting for the Credit Agreement Amendment on April 6, 2021, as described above:

	Year Ended March 31, 2022
	Loss on Extinguishment of Debt	Recorded as a Reduction of Outstanding Debt Balances & Amortized Over Life of New Issuances	Total
	(Amounts in millions)
Credit Agreement amendment (Revolving Credit Facility and Term Loan A):
New debt issuance costs and call premiums	$0.6	$5.6	$6.2
Previously incurred debt issuance costs	1.1	18.4	19.5

	$1.7	$24.0	$25.7

8. Film Related Obligations

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Film related obligations:
Production Loans	$1,292.2	$1,349.9
Production Tax Credit Facility	260.0	231.8
Backlog Facility and Other	287.3	226.0
IP Credit Facility	109.9	143.8

Total film related obligations	1,949.4	1,951.5
Unamortized issuance costs	(11.4)	(11.4)

Total film related obligations, net	1,938.0	1,940.1
Less current portion	(1,393.1)	(923.7)

Total non-current film related obligations	$544.9	$1,016.4

The following table sets forth future annual repayment of film related obligations as of March 31, 2024:

	Year Ending March 31,
	2025	2026	2027	2028	2029	Thereafter	Total
	(Amounts in millions)
Production Loans	$973.3	$318.9	$—	$—	$—	$—	$1,292.2
Production Tax Credit Facility(1)	260.0	—	—	—	—	—	260.0
Backlog Facility and Other(1)	118.8	24.1	—	144.4	—	—	287.3
IP Credit Facility(2)	41.0	50.1	18.8	—	—	—	109.9

	$1,393.1	$393.1	$18.8	$144.4	$—	$—	$1,949.4

Less unamortized issuance costs							(11.4)

							$1,938.0

(1)

The repayment dates are based on the projected future amount of collateral available under these facilities. Net advances and payments under these facilities can fluctuate depending on the amount of collateral available.

(2)

Repayment dates are based on the projected future cash flows generated from the exploitation of the rights, subject to a minimum guaranteed payment amount, as applicable (see further information below).

Production Loans. Production loans represent individual and multi-title loans for the production of film and television programs that the Company produces. The majority of the Company’s production loans have contractual repayment dates either at or near the expected completion or release dates, with the exception of certain loans containing repayment dates on a longer term basis, and incur primarily SOFR-based interest at a weighted average rate of 6.96% (before the impact of interest rate swaps, see Note 18 for interest rate swaps). Production loans amounting to $1,028.9 million are secured by collateral which consists of the underlying rights related to the intellectual property (i.e. film or television show), and $263.3 million are unsecured.

Production Tax Credit Facility. In January 2021, as amended in March 2024, the Company entered into a non-recourse senior secured revolving credit facility (the “Production Tax Credit Facility”) based on and secured by collateral consisting solely of certain of the Company’s tax credit receivables.

The maximum principal amount of the Production Tax Credit Facility is $260.0 million, subject to the amount of collateral available, which is based on specified percentages of amounts payable to the Company by governmental authorities pursuant to the tax incentive laws of certain eligible jurisdictions that arise from the production or exploitation of motion pictures and television programming in such jurisdiction. Cash collections from the underlying collateral (tax credit receivables) are used to repay the Production Tax Credit Facility. As of March 31, 2024, tax credit receivables amounting to $341.4 million represented collateral related to the Production Tax Credit Facility. Advances under the Production Tax Credit Facility bear interest at a rate equal to SOFR plus 0.10% to 0.25% depending on the SOFR term (i.e., one, three or six months), plus 1.50% per annum or the base rate plus 0.50% per annum (effective interest rate of 6.92% at March 31, 2024). The Production Tax Credit Facility matures on January 27, 2025. As of March 31, 2024, there were no material amounts available under the Production Tax Credit Facility.

IP Credit Facility. In July 2021, as amended in September 2022, certain subsidiaries of the Company entered into a senior secured amortizing term credit facility (the “IP Credit Facility”) based on and secured by the collateral consisting solely of certain of the Company’s rights in certain acquired library titles. The maximum principal amount of the IP Credit Facility is $161.9 million, subject to the amount of collateral available, which is based on the valuation of cash flows from the libraries. The cash flows generated from the exploitation of the rights will be applied to repay the IP Credit Facility subject to cumulative minimum guaranteed payment amounts as set forth below:

Cumulative Period From September 29, 2022 Through:	Cumulative Minimum Guaranteed Payment Amounts	Payment Due Date
	(in millions)
September 30, 2023	$30.4	November 14, 2023
September 30, 2024	$60.7	November 14, 2024
September 30, 2025	$91.1	November 14, 2025
September 30, 2026	$121.4	November 14, 2026
July 30, 2027	$161.9	July 30, 2027

Advances under the IP Credit Facility bear interest at a rate equal to, at the Company’s option, SOFR plus 0.11% to 0.26% depending on the SOFR term (i.e., one or three months) plus 2.25% per annum (with a SOFR floor of 0.25%) or the base rate plus 1.25% per annum (effective interest rate of 7.75% at March 31, 2024). The IP Credit Facility matures on July 30, 2027.

Backlog Facility and Other:

Backlog Facility. In March 2022, as amended in August 2022, certain subsidiaries of the Company entered into a committed secured revolving credit facility (the “Backlog Facility”) based on and secured by collateral consisting solely of certain of the Company’s fixed fee or minimum guarantee contracts where cash will be received in the future. The maximum principal amount of the Backlog Facility is $175.0 million, subject to the amount of eligible collateral contributed to the facility. Advances under the Backlog Facility bear interest at a rate equal to Term SOFR plus 0.10% to 0.25% depending on the SOFR term (i.e., one, three or six months), plus an applicable margin amounting to 1.15% per annum. The applicable margin is subject to a potential increase to either 1.25% or 1.50% based on the weighted average credit quality rating of the collateral contributed to the facility (effective interest rate of 6.57% at March 31, 2024). The Backlog Facility revolving period ends on May 16, 2025, at which point cash collections from the underlying collateral is used to repay the facility. The facility maturity date is up to 2 years, 90 days after the revolving period ends, currently August 14, 2027. As of March 31, 2024, there was $175.0 million outstanding under the Backlog Facility, and there were no amounts available under the Backlog Facility (March 31, 2023 -$175.0 million outstanding).

Other. The Company has other loans, which are secured by accounts receivable and contracted receivables which are not yet recognized as revenue under certain licensing agreements. Outstanding loan balances under these “other” loans must be repaid with any cash collections from the underlying collateral if and when received by the Company, and may be voluntarily repaid at any time without prepayment penalty fees. As of March 31, 2024, there was $112.3 million outstanding under the “other” loans, incurring SOFR-based interest at a weighted average rate of 6.89%, of which $24.1 million has a contractual repayment date in July 2025 and $88.2 million has a contractual repayment date in April 2027. As of March 31, 2024, accounts receivable amounting to $47.8 million and contracted receivables not yet reflected as accounts receivable on the balance sheet at March 31, 2024 amounting to $84.5 million represented collateral related to the “other” loans.

9. Leases

The Company has operating leases primarily for office space, studio facilities, and other equipment. The Company’s leases have remaining lease terms of up to approximately 12.25 years.

The following disclosures are based on leases whereby the Company has a contract for which the leased asset and lease liability is recognized on the Company’s combined balance sheets and reflect leases related to the Studio Business’s operations and Lionsgate corporate leases. The amounts presented are not necessarily indicative of future lease arrangements and do not necessarily reflect the results that the Company would have experienced as a standalone company for the periods presented.

The components of lease cost were as follows:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Operating lease cost(1)	$48.7	$35.3	$42.1
Short-term lease cost(2)	96.2	145.0	233.1
Variable lease cost(3)	3.0	2.8	1.3

Total lease cost	$147.9	$183.1	$276.5

(1)

Operating lease cost amounts primarily represent the amortization of right-of-use assets and are included in the “other amortization” line of the combined statements of cash flows. Amounts include costs capitalized during the period for leased assets used in the production of film and television programs.

(2)	Short-term lease cost primarily consists of leases of facilities and equipment associated with film and television productions and are capitalized when incurred.
(3)	Variable lease cost primarily consists of insurance, taxes, maintenance and other operating costs.

Supplemental balance sheet information related to leases was as follows:

Category	Balance Sheet Location	March 31, 2024	March 31, 2023
Operating Leases	(Amounts in millions)
Right-of-use assets	Other assets - non-current	$344.3	$116.8

Lease liabilities (current)	Other accrued liabilities	$44.4	$37.7
Lease liabilities (non-current)	Other liabilities - non-current	329.7	96.4

		$374.1	$134.1

	March 31, 2024	March 31, 2023
Weighted average remaining lease term (in years):
Operating leases	9.4	4.3
Weighted average discount rate:
Operating leases	5.37%	3.65%

The expected future payments relating to the Company’s lease liabilities at March 31, 2024 are as follows:

Operating Leases
(Amounts in millions)
Year ending March 31, 2025	$62.9
2026	56.1
2027	49.3
2028	49.2
2029	45.4
Thereafter	220.8

Total lease payments	483.7
Less imputed interest	(109.6)

Total	$374.1

As of March 31, 2024, the Company has entered into certain leases that have not yet commenced primarily related to studio facilities, for which construction related to those leases has not yet been completed. The leases are for terms up to 12.25 years, commencing upon completion of construction (currently expected to be ranging from calendar years 2025 to 2026). The leases include an option to extend the initial term for an additional 10 years to 12 years. The total minimum lease payments under these leases in aggregate are approximately $250.9 million.

10. Fair Value Measurements

Fair Value

Accounting guidance and standards about fair value define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair Value Hierarchy

Fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting guidance and standards establish three levels of inputs that may be used to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

The following table sets forth the assets and liabilities required to be carried at fair value on a recurring basis as of March 31, 2024 and 2023:

	March 31, 2024			March 31, 2023
	Level 1	Level 2	Total	Level 1	Level 2	Total
	(Amounts in millions)
Assets:
Forward exchange contracts (see Note 18)	$—	$—	$—	$—	$2.9	$2.9
Interest rate swaps (see Note 18)	—	35.6	35.6	—	41.1	41.1
Liabilities:
Forward exchange contracts (see Note 18)	—	(2.8)	(2.8)	—	(0.1)	(0.1)

The following table sets forth the carrying values and fair values of the Company’s outstanding debt, film related obligations, and interest rate swaps at March 31, 2024 and 2023:

	March 31, 2024		March 31, 2023
	(Amounts in millions)
	Carrying Value	Fair Value(1)	Carrying Value	Fair Value(1)
		(Level 2)		(Level 2)
Term Loan A	$396.6	$397.3	$424.2	$415.4
Term Loan B	816.9	818.1	827.2	817.1
Production Loans	1,286.2	1,292.2	1,346.1	1,349.9
Production Tax Credit Facility	258.7	260.0	229.4	231.8
Backlog Facility and Other	285.4	287.3	223.7	226.0
IP Credit Facility	107.6	109.9	140.8	143.8

(1)

The Company measures the fair value of its outstanding debt and interest rate swaps using discounted cash flow techniques that use observable market inputs, such as SOFR-based yield curves, swap rates, and credit ratings (Level 2 measurements).

The Company’s financial instruments also include cash and cash equivalents, accounts receivable, accounts payable, content related payables, other accrued liabilities, other liabilities, and borrowings under the Revolving Credit Facility, if any. The carrying values of these financial instruments approximated the fair values at March 31, 2024 and 2023.

11. Noncontrolling Interests

Redeemable Noncontrolling Interests

Redeemable noncontrolling interests (included in temporary equity on the combined balance sheets) primarily relate to 3 Arts Entertainment and Pilgrim Media Group, as further described below.

Redeemable noncontrolling interests are measured at the greater of (i) the redemption amount that would be paid if settlement occurred at the balance sheet date less the amount attributed to unamortized noncontrolling interest discount if applicable, or (ii) the historical value resulting from the original acquisition date value plus or minus any earnings or loss attribution, plus the amount of amortized noncontrolling interest discount, less the amount of cash distributions that are not accounted for as compensation, if any. The amount of the redemption value in excess of the historical values of the noncontrolling interest, if any, is recognized as an increase to redeemable noncontrolling interest and a charge to parent net investment.

The table below presents the reconciliation of changes in redeemable noncontrolling interests:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Beginning balance	$343.6	$321.2	$219.1
Net loss attributable to redeemable noncontrolling interests	(14.9)	(9.2)	(17.7)
Noncontrolling interests discount accretion	—	13.2	22.7
Adjustments to redemption value	83.4	78.4	98.6
Other (1)	(93.2)	1.7	—
Cash distributions	(1.0)	(6.6)	(1.5)
Purchase of noncontrolling interest	(194.6)	(55.1)	—

Ending balance	$123.3	$343.6	$321.2

(1)	In fiscal 2024, amounts represent the reclassification of a portion of the 3 Arts Entertainment redeemable noncontrolling interest from mezzanine equity to a liability, as further described below.

3 Arts Entertainment:

Accounting Prior to Acquisition of Additional Interest on January 2, 2024. As of March 31, 2023, the Company had a redeemable noncontrolling interest representing 49% of 3 Arts Entertainment. The noncontrolling interest was subject to put and call options at fair value that were exercisable during the year ended March 31, 2024. The put and call options were determined to be embedded in the noncontrolling interest, and because the put rights were outside the control of the Company, the noncontrolling interest holder’s interest prior to the modification discussed below was included in redeemable noncontrolling interest outside of equity on the Company’s combined balance sheets.

The noncontrolling interest holders are employees of 3 Arts Entertainment. Pursuant to the various 3 Arts Entertainment acquisition and related agreements, a portion of the noncontrolling interest holders’ participation in the put and call proceeds was based on the noncontrolling interest holders’ performance during the period. Further, if the employment of a noncontrolling interest holder is terminated, under certain circumstances, their participation in distributions cease and the put and call value was discounted from the fair value of their equity ownership percentage. Accordingly, earned distributions were accounted for as compensation and were being expensed within general and administrative expense as incurred. Additionally, the amount of the put and call proceeds subject to the discount was accounted for as compensation, and amortized over the vesting period within general and administrative expense and reflected as an addition to redeemable noncontrolling interest over the vesting period which ended in November 2022.

A portion of the purchase price of the controlling interest in 3 Arts Entertainment, up to $38.3 million, was recoupable for a five-year period commencing on the acquisition date of May 29, 2018, contingent upon the continued employment of certain employees, or the achievement of certain EBITDA targets, as defined in the 3 Arts Entertainment acquisition and related agreements. Accordingly, $38.3 million was initially recorded as a deferred compensation arrangement within other current and non-current assets and was amortized in general and administrative expenses over the five-year period ended May 29, 2023.

Acquisition of Additional Interest. On January 2, 2024, Lionsgate closed on the acquisition of an additional 25% of 3 Arts Entertainment representing approximately half of the noncontrolling interest for $194.1 million. In addition, Lionsgate purchased certain profit interests held by certain managers and entered into certain option rights agreements, which replaced the put and call rights discussed above by providing noncontrolling interest holders the right to sell to the Company and Lionsgate the right to purchase their remaining (24%) interest beginning in January 2027.

The purchase of the additional 25% interest in 3 Arts Entertainment for $194.1 million was recorded as a reduction of noncontrolling interest which had previously been adjusted to its redemption value, which equaled fair value. At the completion of the purchase, a portion of the noncontrolling interest continued to be considered compensatory, as it was subject to forfeiture provisions upon termination of employment under certain circumstances, and the remaining portion represented the noncontrolling interest holders’ fully vested equity interest. Under the new arrangement, the holders’ right to sell their interest to the Company, and the Company’s right to purchase the noncontrolling interest, are based on a formula-based amount (i.e., a fixed EBITDA multiple), subject to a minimum purchase price, rather than being based on fair value. Since the redemption features described above were based on a formula using a fixed multiple, the compensatory portion of the noncontrolling interest is now considered a liability award, and as a result, approximately $93.2 million was reclassified from mezzanine equity to a liability, and is reflected in “other liabilities—non-current” in the combined balance sheet at March 31, 2024. In addition, because the new arrangement represented a modification of terms of the compensation element under the previous arrangement which resulted in the reclassification of the equity award to a liability award, the Company recognized incremental compensation expense of $49.2 million in the quarter ended March 31, 2024, representing the excess of the fair value of the modified award over amounts previously expensed. This incremental expense was reflected in “restructuring and other” in the combined statement of operations, and as a reduction of parent net investment in equity, reflected in the “redeemable noncontrolling interests adjustments to redemption value” line item in the combined statements of equity (deficit).

As of March 31, 2024, the Company had a remaining redeemable noncontrolling interest balance related to 3 Arts Entertainment of $93.2 million, reflecting the fully vested equity portion of the noncontrolling interest, which remains classified as redeemable noncontrolling interest outside of equity on the Company’s combined balance sheets due to the purchase and sale rights beginning in 2027 which were determined to be embedded in the noncontrolling interest, and are outside the control of the Company. The redeemable noncontrolling interest will be adjusted to its redemption value through parent net investment through the sale or purchase right date in January 2027. The liability component of the noncontrolling interest, amounting to $93.2 million at March 31, 2024, will be reflected at its estimated redemption value, with any changes in estimated redemption value recognized as a charge or benefit in general and administrative expense in the combined statement of operations over the vesting period (i.e., the period from January 2, 2024 to the sale or purchase right date in January 2027). Earned distributions continue to be accounted for as compensation since such amounts are allocated based on performance, and are being expensed within general and administrative expense as incurred.

Pilgrim Media Group:

In connection with the acquisition of a controlling interest in Pilgrim Media Group on November 12, 2015, the Company recorded a redeemable noncontrolling interest of $90.1 million, representing 37.5% of Pilgrim Media Group. Pursuant to an amendment dated April 2, 2021, the put and call rights associated with the Pilgrim Media Group noncontrolling interest were extended and modified, such that the noncontrolling interest holder had a right to put and the Company had a right to call a portion of the noncontrolling interest, equal to 25% of Pilgrim Media Group, at fair value, exercisable for thirty (30) days beginning November 12, 2022. On November 14, 2022, the noncontrolling interest holder exercised the right to put a portion of the noncontrolling interest, equal to 25% of Pilgrim Media Group. In February 2023, the Company paid $36.5 million as settlement of the exercised put option, and recorded a reduction to redeemable noncontrolling interest of $55.1 million representing the carrying value of the noncontrolling interest purchased, with the difference between the carrying value of the noncontrolling interest purchased and the cash paid for the settlement of the put recorded as an increase to parent net investment of $18.6 million. The noncontrolling interest holder has a right to put and the Company has a right to call the remaining amount of noncontrolling interest at fair value, subject to a cap, exercisable for thirty (30) days beginning November 12, 2024, as amended. The put and call options have been determined to be embedded in the noncontrolling interest, and because the put rights are outside the control of the Company and require partial cash settlement, the noncontrolling interest holder’s interest is presented as redeemable noncontrolling interest outside of equity on the Company’s combined balance sheets.

Other:

The Company has other immaterial redeemable noncontrolling interests.

Other Noncontrolling Interests

The Company has other immaterial noncontrolling interests that are not redeemable.

12. Revenue

Revenue by Segment, Market or Product Line

The table below presents revenues by segment, market or product line for the fiscal years ended March 31, 2024, 2023 and 2022. The Motion Picture and Television Production segments include the revenues of eOne from the acquisition date of December 27, 2023 (see Note 2).

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Revenue by Type:
Motion Picture
Theatrical	$226.5	$120.7	$65.3
Home Entertainment
Digital Media	652.3	527.5	497.1
Packaged Media	84.0	70.5	115.0

Total Home Entertainment	736.3	598.0	612.1
Television	274.4	217.8	257.9
International	391.0	365.0	234.4
Other	28.1	22.2	15.6

Total Motion Picture revenues(1)	1,656.3	1,323.7	1,185.3
Television Production
Television	788.5	1,144.3	1,094.5
International	228.8	277.7	256.5
Home Entertainment
Digital Media	240.6	241.7	85.1
Packaged Media	2.0	3.3	6.9

Total Home Entertainment	242.6	245.0	92.0
Other	70.2	93.1	88.0

Total Television Production revenues(2)	1,330.1	1,760.1	1,531.0

Total revenues	$2,986.4	$3,083.8	$2,716.3

(1)

Total Motion Picture revenues for the years ended March 31, 2024, 2023 and 2022, includes $128.2 million, $44.2 million, and $38.0 million, respectively, of revenues from licensing Motion Picture segment product to the Starz Business.

(2)

Total Television Production revenues for the years ended March 31, 2024, 2023 and 2022, includes $417.7 million, $731.3 million, and $610.2 million, respectively, of revenues from licensing Television Production segment product to the Starz Business.

Remaining Performance Obligations

Remaining performance obligations represent deferred revenue on the balance sheet plus fixed fee or minimum guarantee contracts where the revenue will be recognized and the cash received in the future (i.e., backlog). Revenues expected to be recognized in the future related to performance obligations that are unsatisfied at March 31, 2024 are as follows:

	Year Ending March 31,
	2025	2026	2027	Thereafter	Total
	(Amounts in millions)
Remaining Performance Obligations	$1,180.1	$486.3	$48.5	$51.0	$1,765.9

The above table does not include estimates of variable consideration for transactions involving sales or usage-based royalties in exchange for licenses of intellectual property. The revenues included in the above table include all fixed fee contracts regardless of duration.

Revenues of $290.6 million, including variable and fixed fee arrangements, were recognized during the year ended March 31, 2024 from performance obligations satisfied prior to March 31, 2023. These revenues were primarily associated with the distribution of television and theatrical product in electronic sell-through and video-on-demand formats, and to a lesser extent, the distribution of theatrical product in the domestic and international markets related to films initially released in prior periods.

Accounts Receivable, Contract Assets and Deferred Revenue

The timing of revenue recognition, billings and cash collections affects the recognition of accounts receivable, contract assets and deferred revenue (see Note 1). See the combined balance sheets or Note 19 for accounts receivable, contract assets and deferred revenue balances at March 31, 2024 and 2023.

Accounts Receivable. Accounts receivable are presented net of a provision for doubtful accounts. The Company estimates provisions for accounts receivable based on historical experience for the respective risk categories and current and future expected economic conditions. To assess collectability, the Company analyzes market trends, economic conditions, the aging of receivables and customer specific risks, and records a provision for estimated credit losses expected over the lifetime of the receivables in direct operating expense.

The Company performs ongoing credit evaluations and monitors its credit exposure through active review of customers’ financial condition, aging of receivable balances, historical collection trends, and expectations about relevant future events that may significantly affect collectability. The Company generally does not require collateral for its trade accounts receivable.

Changes in the provision for doubtful accounts consisted of the following:

	March 31, 2023	(Benefit) provision for doubtful accounts	Other(1)	Uncollectible accounts written-off(2)	March 31, 2024
	(Amounts in millions)
Trade accounts receivable	$8.7	$(0.3)	$1.3	$(3.3)	$6.4

(1)	Represents the provision for doubtful accounts acquired in the acquisition of eOne (see Note 2).
(2)	Represents primarily accounts receivable previously reserved for bad debt from customers in Russia, related to Russia’s invasion of Ukraine.

Contract Assets. Contract assets relate to the Company’s conditional right to consideration for completed performance under the contract (e.g., unbilled receivables). Amounts relate primarily to contractual payment holdbacks in cases in which the Company is required to deliver additional episodes or seasons of television content in order to receive payment, complete certain administrative activities, such as guild filings, or allow the Company’s customers’ audit rights to expire. See Note 19 for further details of contract assets at March 31, 2024 and 2023.

Deferred Revenue. Deferred revenue relates primarily to customer cash advances or deposits received prior to when the Company satisfies the corresponding performance obligation. At March 31, 2024, the current portion of deferred revenue includes $65.6 million from the acquisition of eOne (see Note 2). Revenues of $113.1 million were recognized during the year ended March 31, 2024, related to the balance of deferred revenue at March 31, 2023.

13. Share-Based Compensation

General. In September 2019, and as amended in 2021, Lionsgate shareholders approved the Lions Gate Entertainment Corp. 2019 Performance Incentive Plan (the “2019 Lionsgate Plan”) previously adopted by Lionsgate’s Board of Directors (the “Lionsgate Board”). Certain Company employees were granted stock options, restricted share units or share appreciation rights under the 2019 Lionsgate Plan.

The following disclosures of unit data are based on grants related directly to Company employees and Lionsgate corporate and shared employees, and exclude unit data related to employees of the Starz Business. The amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that the Company would have experienced as a standalone company for the periods presented.

Stock options are generally granted at exercise prices equal to or exceeding the market price of shares of existing Lionsgate common stock at the date of grant. Substantially all stock options vest ratably over one to five from the grant date based on continuous service and expire seven to ten years from the date of grant. Restricted stock and restricted share units generally vest ratably over one to three years based on continuous service. Lionsgate satisfies stock option exercises and vesting of restricted stock and restricted share units with newly issued shares.

The measurement of all share-based awards uses a fair value method and the recognition of the related share-based compensation expense in the combined financial statements is recorded over the requisite service period. Further, Lionsgate estimates forfeitures for share-based awards that are not expected to vest. As share-based compensation expense allocated to the Company and recognized in the Company’s combined financial statements is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures.

Share-Based Compensation Expense. The Company recognized the following share-based compensation expense during the years ended March 31, 2024, 2023 and 2022:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Compensation Expense:
Stock options	$1.7	$2.3	$9.6
Restricted share units and other share-based compensation	37.7	39.3	38.6
Share appreciation rights	0.4	0.9	2.4

Total Studio employee share-based compensation expense	39.8	42.5	50.6
Corporate allocation of share-based compensation	15.0	26.7	19.6

	54.8	69.2	70.2
Impact of accelerated vesting on equity awards(1)	7.7	4.2	—

Total share-based compensation expense	62.5	73.4	70.2
Tax impact(2)	(15.1)	(17.8)	(16.7)

Reduction in net income	$47.4	$55.6	$53.5

(1)	Represents the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.
(2)	Represents the income tax benefit recognized in the statements of operations for share-based compensation arrangements prior to the effects of changes in the valuation allowance.

Share-based compensation expense, by expense category, consisted of the following:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Share-Based Compensation Expense:
General and administration	$54.8	$69.2	$70.2
Restructuring and other	7.7	4.2	—

	$62.5	$73.4	$70.2

Stock Options

The following table sets forth the stock option, and share appreciation rights (“SARs”) activity on grants related directly to the Company employees and Lionsgate corporate and shared service employees during the year ended March 31, 2024:

	Stock Options and SARs
	Existing Class A Common Stock					Existing Class B Common Stock
	Number of Shares		Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value(2)	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value(2)
	(Amounts in millions, except for weighted-average exercise price and years)
Outstanding at March 31, 2023	4.3		$26.35			19.0	$15.50
Granted	—		$—			0.3	$8.88
Exercised	—	(1)	$7.70			(0.1)	$7.11
Forfeited or expired	(1.9)		$30.81			(2.1)	$27.72

Outstanding at March 31, 2024	2.4		$22.96	2.51	$0.1	17.1	$13.92	5.12	$5.9

Vested or expected to vest at March 31, 2024	2.4		$22.96	2.51	$0.1	17.0	$13.94	5.11	$5.9

Exercisable at March 31, 2024	2.4		$22.96	2.51	$0.1	16.4	$14.16	4.96	$5.6

(1)	Represents less than 0.1 million shares.
(2)	The intrinsic value is calculated for each in the money stock option and SAR as the difference between the closing price of Lionsgate’s common stock on March 31, 2024 and the exercise price.

The fair value of each option award is estimated on the date of grant using a closed-form option valuation model (Black-Scholes). The following table presents the weighted average grant-date fair value of options granted in the years ended March 31, 2024, 2023 and 2022, and the weighted average applicable assumptions used in the Black-Scholes option-pricing model for stock options and share-appreciation rights granted during the years then ended:

	Year Ended March 31,
	2024	2023	2022
Weighted average fair value of grants	$4.63	$4.56	$6.16
Weighted average assumptions:
Risk-free interest rate(1)	4.3% - 4.5%	2.8% - 3.7%	1.1% - 2.45%
Expected option lives (in years)(2)	3.3 - 7 years	3.5 - 7 years	3.3 - 7 years
Expected volatility for options(3)	46% - 47%	44%	42% - 44%
Expected dividend yield(4)	0%	0%	0%

(1)	The risk-free rate assumed in valuing the options is based on the U.S. Treasury Yield curve in effect applied against the expected term of the option at the time of the grant.
(2)	The expected term of options granted represents the period of time that options granted are expected to be outstanding.
(3)	Expected volatilities are based on implied volatilities from traded options on Lionsgate’s shares, historical volatility of Lionsgate’s shares and other factors.
(4)	The expected dividend yield is estimated by dividing the expected annual dividend by the market price of Lionsgate’s shares at the date of grant.

The total intrinsic value (based on Lionsgate’s share price) of options exercised during the year ended March 31, 2024 was $0.2 million (2023— $1.1 million, 2022— $2.1 million ).

During the year ended March 31, 2024, less than 0.1 million shares (2023 and 2022— less than 0.1 million shares) were cancelled to fund withholding tax obligations upon exercise of options.

Restricted Share Units

The following table sets forth the restricted share unit and restricted stock activity on grants related directly to Company employees and Lionsgate corporate and shared service employees during the year ended March 31, 2024:

	Restricted Share Units and Restricted Stock
	Existing Class A Common Stock		Weighted- Average Grant-Date Fair Value	Existing Class B Common Stock	Weighted- Average Grant-Date Fair Value
	(Amounts in millions, except for weighted-average grant date fair value)
Outstanding at March 31, 2023	—	(1)	$10.95	10.8	$9.90
Granted	0.1		$8.87	6.3	$8.22
Vested	—	(1)	$10.89	(7.0)	$9.37
Forfeited	—		$—	(0.3)	$8.64

Outstanding at March 31, 2024	0.1		$9.27	9.8	$8.93

(1)	Represents less than 0.1 million shares.

The fair values of restricted share units and restricted stock are determined based on the market value of the shares on the date of grant. The total fair value of restricted share units and restricted stock vested during the year ended March 31, 2024 was $67.5 million (2023—$40.0 million, 2022—$51.0 million).

The following table summarizes the total remaining unrecognized compensation cost as of March 31, 2024 related to non-vested stock options and restricted stock and restricted share units and the weighted average remaining years over which the cost will be recognized:

	Total Unrecognized Compensation Cost	Weighted Average Remaining Years
	(Amounts in millions)
Stock Options	$2.3	1.5
Restricted Share Units and Restricted Stock	40.5	1.6

Total (1)	$42.8

(1)	Represents remaining unrecognized compensation cost related to the Company’s employees and an allocation of compensation costs for Lionsgate corporate and shared service employees.

Under Lionsgate’s stock option and long term incentive plans, Lionsgate withholds shares to satisfy minimum statutory federal, state and local tax withholding obligations arising from the vesting of restricted share units and restricted stock. During the year ended March 31, 2024, 3.0 million shares (2023 — 1.5 million shares, 2022—1.8 million shares) were withheld upon the vesting of restricted share units and restricted stock.

Lionsgate, and hence the Company, becomes entitled to an income tax deduction in an amount equal to the taxable income reported by the holders of the stock options and restricted share units when vesting or exercise occurs, the restrictions are released and the shares are issued. Restricted share units are forfeited if the employees are terminated prior to vesting.

The Company recognized excess tax deficiencies of $7.4 million associated with its equity awards in its tax provision for the year ended March 31, 2024 (2023— benefits of $8.7 million, 2022 — deficiencies of $12.7 million).

Other Share-Based Compensation

Pursuant to the terms of certain employment agreements, during the year ended March 31, 2024, Lionsgate granted the equivalent of $2.3 million (2023—$2.3 million, 2022—$2.3 million) in shares to certain Company employees through the term of their employment contracts, which were recorded as compensation expense in the applicable period. Pursuant to this arrangement, for the year ended March 31, 2024, Lionsgate issued 0.2 million shares (2023—0.3 million shares, 2022-0.1 million shares), net of shares withheld to satisfy minimum tax withholding obligations.

14. Income Taxes

The components of pretax income (loss), net of intercompany eliminations, are as follows:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
United States	$(143.8)	$(33.5)	$20.4
International	71.1	38.9	(9.2)

	$(72.7)	$5.4	$11.2

The Company’s current and deferred income tax provision are as follows:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Current provision:
Federal	$20.4	$3.2	$5.7
States	5.6	(0.5)	3.2
International	12.6	10.0	7.2

Total current provision	38.6	$12.7	$16.1

Deferred provision:
Federal	(3.4)	0.4	0.9
States	0.3	(0.1)	0.3
International	(1.3)	1.3	—

Total deferred provision	(4.4)	1.6	1.2

Total provision for income taxes	$34.2	$14.3	$17.3

The Company’s income tax provision differs from the federal statutory rate multiplied by pre-tax income (loss) due to the mix of the Company’s pre-tax income (loss) generated across the various jurisdictions in which it operates, changes in the valuation allowance against deferred tax assets, and certain minimum taxes and foreign withholding taxes.

The differences between income taxes expected at U.S. statutory income tax rates and the income tax provision are as set forth below:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Income taxes computed at Federal statutory rate	$(15.3)	$1.1	$2.4
Foreign operations subject to different income tax rates	6.8	5.0	7.1
State income tax	5.9	(0.6)	3.5
Remeasurements of originating deferred tax assets and liabilities	4.7	(4.7)	(9.2)
Permanent differences	0.1	2.1	—
Nondeductible share-based compensation	1.2	1.8	(2.7)
Nondeductible officers compensation	7.7	9.8	5.1
Non-controlling interest in partnerships	18.6	1.8	3.7
Foreign derived intangible income	(2.4)	(1.4)	—
Other	2.7	1.7	1.5
Changes in valuation allowance	4.2	(2.3)	5.9

Total provision for income taxes	$34.2	$14.3	$17.3

The income tax effects of temporary differences between the book value and tax basis of assets and liabilities are as follows:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Deferred tax assets:
Net operating losses	$241.9	$94.1
Foreign tax credits	—	7.2
Intangible assets	9.5	—
Accrued compensation	42.9	50.7
Operating leases- liabilities	83.5	24.4
Other assets	50.7	14.5
Reserves	21.1	8.0
Interest	68.0	21.8

Total deferred tax assets	517.6	220.7
Valuation allowance	(341.6)	(152.2)

Deferred tax assets, net of valuation allowance	176.0	68.5
Deferred tax liabilities:
Intangible assets	—	(8.0)
Investment in film and television programs	(56.9)	(3.6)
Unrealized gains on derivative contracts	(32.9)	(33.5)
Operating leases - assets	(78.2)	(21.9)
Other	(21.7)	(19.6)

Total deferred tax liabilities	(189.7)	(86.6)

Net deferred tax liabilities	$(13.7)	$(18.1)

The Company has recorded valuation allowances for certain deferred tax assets, which are primarily related to U.S. and foreign net operating loss carryforwards and U.S. foreign tax credit carryforwards as sufficient uncertainty exists regarding the future realization of these assets.

As computed on a separate return basis, with the combined historical results of the Studio Business presented on a managed basis as discussed in Note 1, at March 31, 2024, the Company had state net operating loss carryforwards of approximately of approximately $251.6 million, which would expire in varying amounts beginning in 2025, Canada net operating loss carryforwards of approximately $359.6 million which expire in varying amounts beginning in 2036, Spain net operating loss carryforwards of approximately $96.1 million which expire in varying amounts beginning in 2036, and U.K. net operating loss carryforwards of approximately $95.1 million with no expiration. However, under the managed basis of presentation of the Studio Business, the combined historical results exclude certain deductions and other items and therefore, for purposes of these combined financial statements, these items are not reflected in the calculations of net operating loss carryforwards of the Studio Business.

The following table summarizes the changes to the gross unrecognized tax benefits, exclusive of interest and penalties, for the years ended March 31, 2024, 2023 and 2022:

Amounts in millions
Gross unrecognized tax benefits at March 31, 2021	$0.6
Increases related to current year tax position	—
Increases related to prior year tax positions	0.4
Decreases related to prior year tax positions	—
Settlements	—
Lapse in statute of limitations	—

Gross unrecognized tax benefits at March 31, 2022	1.0
Increases related to current year tax position	—
Increases related to prior year tax positions	—
Decreases related to prior year tax positions	—
Settlements	—
Lapse in statute of limitations	(0.7)

Gross unrecognized tax benefits at March 31, 2023	0.3
Increases related to current year tax position	—
Increases related to prior year tax positions	5.3
Decreases related to prior year tax positions	—
Settlements	—
Lapse in statute of limitations	(0.3)

Gross unrecognized tax benefits at March 31, 2024	$5.3

The Company records interest and penalties on unrecognized tax benefits as part of its income tax provision. For the years ended March 31, 2024, 2023 and 2022, the Company recognized insignificant amounts of net interest and penalties related to uncertain tax positions. The total amount of unrecognized tax benefits as of March 31, 2024 that, if recognized, would benefit the Company’s tax provision are $0.4 million. The Company estimates the liability for unrecognized tax benefits may decrease by approximately $1.5 million in the next twelve months.

The Company is subject to taxation in the U.S. and various state, local, and foreign jurisdictions. To the extent allowed by law, the taxing authorities may have the right to examine prior periods where net operating loss carryforwards were generated and carried forward and make adjustments up to the amount of the net operating loss carryforwards. Currently, audits are occurring in various U.S. federal, state and local tax jurisdictions for tax years ended in 2018 through 2020. Lionsgate is currently under examination by the Canadian tax authority for the years ended March 31, 2018 through March 31, 2019.

15. Restructuring and Other

Restructuring and other includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable. During the years ended March 31, 2024, 2023 and 2022, the Company also incurred certain other unusual charges or benefits, which are included in direct operating expense and distribution and marketing expense in the combined statements of operations and are described below. The following table sets forth restructuring and other and these other unusual charges or benefits and the statement of operations line items they are included in for the years ended March 31, 2024, 2023 and 2022:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Restructuring and other:
Content and other impairments(1)	$12.8	$5.9	$—
Severance(2)
Cash	27.5	10.8	2.8
Accelerated vesting on equity awards (see Note 13)	7.7	4.2	—

Total severance costs	35.2	15.0	2.8
COVID-19 related charges included in restructuring and other	—	0.1	1.0
Transaction and other costs(3)	84.9	6.2	2.5

Total Restructuring and Other	132.9	27.2	6.3
Other unusual charges not included in restructuring and other or the Company’s operating segments:
Content charges included in direct operating expense(4)	1.5	8.1	—
COVID-19 related charges (benefit) included in direct operating expense(5)	(0.9)	(8.9)	(5.2)
Charges related to Russia’s invasion of Ukraine included in direct operating expense(6)	—	—	5.9

Total restructuring and other and other unusual charges not included in restructuring and other	$133.5	$26.4	$7.0

(1)

Amounts in the fiscal year ended March 31, 2024 include $12.8 million of development costs written off in connection with changes in strategy in the Television Production segment as a result of the acquisition of eOne. Amounts in the fiscal year ended March 31, 2023 include an impairment of an operating lease right-of-use asset related to the Studio Business and corporate facilities amounting to $5.8 million associated with a portion of a facility lease that will no longer be utilized by the Company. The impairment reflects a decline in market conditions since the inception of the lease impacting potential sublease opportunities, and represents the difference between the estimated fair value, which was determined based on the expected discounted future cash flows of the lease asset, and the carrying value.

(2)

Severance costs in the fiscal years ended March 31, 2024, 2023 and 2022 were primarily related to restructuring activities and other cost-saving initiatives. In fiscal 2024, amounts were due to restructuring activities including integration of the acquisition of eOne and our Motion Picture and Television Production segment.

(3)

Amounts in the fiscal years ended March 31, 2024, 2023 and 2022 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with legal and other matters. In fiscal 2024, these amounts include $49.2 million associated with the acquisition of additional interest in 3 Arts Entertainment. Due to the new arrangement representing a modification of terms of the compensation element under the previous arrangement which resulted in the reclassification of the equity award to a liability award, the Company recognized incremental compensation expense of $49.2 million, representing the excess of the fair value of the modified award over amounts previously expensed. See Note 11 for further information. In addition, transaction and other costs in fiscal 2024 includes approximately $16.6 million of a loss associated with a theft at a production of a 51% owned consolidated entity. The Company expects to recover a portion of this amount under its insurance coverage and from the noncontrolling interest holders of this entity. The remaining amounts in fiscal 2024 primarily represent acquisition and integration costs related to the acquisition of eOne, and costs associated with the separation of the Starz Business from the Studio Business.
(4)

Amounts represent certain unusual content charges. In the fiscal year ended March 31, 2023, the amounts represent development costs written off as a result of changes in strategy across the Company’s theatrical slate in connection with certain management changes and changes in the theatrical marketplace in the Motion Picture segment. These charges are excluded from segment results and included in amortization of investment in film and television programs in direct operating expense on the combined statement of operations.

(5)

Amounts reflected in direct operating expense include incremental costs associated with the pausing and restarting of productions including paying/hiring certain cast and crew, maintaining idle facilities and equipment costs resulting from circumstances associated with the COVID-19 global pandemic, net of insurance recoveries of $1.0 million, $8.4 million and $15.6 million in fiscal 2024, 2023 and 2022, respectively. In fiscal years ended March 31, 2024, 2023 and 2022, insurance recoveries exceeded the incremental costs expensed in the year, resulting in a net benefit included in direct operating expense. The Company is in the process of seeking additional insurance recovery for some of these costs. The ultimate amount of insurance recovery cannot be estimated at this time.

(6)

Amounts represent charges related to Russia’s invasion of Ukraine, primarily related to bad debt reserves for accounts receivable from customers in Russia, included in direct operating expense in the combined statements of operations.

Changes in the restructuring and other severance liability were as follows for the years ended March 31, 2024, 2023 and 2022:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Severance liability
Beginning balance	$3.7	$0.8	$3.9
Accruals	27.5	10.8	2.8
Severance payments	(11.9)	(7.9)	(5.9)

Ending balance(1)	$19.3	$3.7	$0.8

(1)	As of March 31, 2024, the remaining severance liability of approximately $19.3 million is expected to be paid in the next 12 months.

16. Segment Information

The Company’s reportable segments have been determined based on the distinct nature of their operations, the Company’s internal management structure, and the financial information that is evaluated regularly by the Company’s chief operating decision maker.

The Company has two reportable business segments: (1) Motion Picture and (2) Television Production.

Motion Picture. Motion Picture consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired.

Television Production. Television Production consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction programming. Television Production includes the licensing of Starz original series productions to the Starz Business, and the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment.

Segment information is presented in the table below. The Motion Picture and Television Production segments include the results of operations of eOne from the acquisition date of December 27, 2023 (see Note 2).

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Segment revenues
Motion Picture	$1,656.3	$1,323.7	$1,185.3
Television Production	1,330.1	1,760.1	1,531.0

Total revenue	$2,986.4	$3,083.8	$2,716.3

Gross contribution
Motion Picture	$433.3	$386.3	$356.0
Television Production	204.7	185.3	124.1

Total gross contribution	638.0	571.6	480.1
Segment general and administration
Motion Picture	113.9	109.8	93.1
Television Production	57.9	51.9	40.2

Total segment general and administration	171.8	161.7	133.3
Segment profit
Motion Picture	319.4	276.5	262.9
Television Production	146.8	133.4	83.9

Total segment profit	$466.2	$409.9	$346.8

The Company’s primary measure of segment performance is segment profit. Segment profit is defined as gross contribution (revenues, less direct operating and distribution and marketing expense) less segment general and administration expenses. Segment profit excludes, when applicable, corporate and allocated general and administrative expense, restructuring and other costs, share-based compensation, certain charges related to the COVID-19 global pandemic, charges related to Russia’s invasion of Ukraine, and purchase accounting and related adjustments. The Company believes the presentation of segment profit is relevant and useful for investors because it allows investors to view segment performance in a manner similar to the primary method used by the Company’s management and enables them to understand the fundamental performance of the Company’s businesses.

The reconciliation of total segment profit to the Company’s income (loss) before income taxes is as follows:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Company’s total segment profit	$466.2	$409.9	$346.8
Corporate general and administrative expenses(1)	(110.6)	(100.9)	(80.0)
Adjusted depreciation and amortization(2)	(10.5)	(12.2)	(12.4)
Restructuring and other	(132.9)	(27.2)	(6.3)
COVID-19 related benefit (charges) included in direct operating expense and distribution and marketing expense(3)	0.9	8.9	5.2
Content charges(4)	(1.5)	(8.1)	—
Charges related to Russia’s invasion of Ukraine(5)	—	—	(5.9)
Adjusted share-based compensation expense(6)	(54.8)	(69.2)	(70.2)
Purchase accounting and related adjustments(7)	(17.1)	(61.6)	(65.3)

Operating income	139.7	139.6	111.9
Interest expense	(222.5)	(162.6)	(115.0)
Interest and other income	19.2	6.4	28.0
Other expense	(20.0)	(21.2)	(8.6)
Loss on extinguishment of debt	(1.3)	(1.3)	(3.4)
Gain on investments, net	3.5	44.0	1.3
Equity interests income (loss)	8.7	0.5	(3.0)

Income (loss) before income taxes	$(72.7)	$5.4	$11.2

(1)

Corporate general and administrative expenses reflect the allocations of certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, accounting, tax, legal, human resources, occupancy, and other shared services (see Note 1 and Note 20). Amount excludes allocation of share-based compensation expense discussed below. The costs included in corporate general and administrative expenses represent certain corporate executive expense (such as salaries and wages for the office of the Chief Executive Officer, Chief Financial Officer, General Counsel and other corporate officers), investor relations costs, costs of maintaining corporate facilities, and other unallocated common administrative support functions, including corporate accounting, finance and financial reporting, internal and external audit and tax costs, corporate and other legal support functions, and certain information technology and human resources expense.

(2)

Adjusted depreciation and amortization represents depreciation and amortization as presented on the combined statements of operations less the depreciation and amortization related to the non-cash fair value adjustments to property and equipment and intangible assets acquired in acquisitions which are included in the purchase accounting and related adjustments line item above, as shown in the table below:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Depreciation and amortization	$15.6	$17.9	$18.1
Less: Amount included in purchase accounting and related adjustments	(5.1)	(5.7)	(5.7)

Adjusted depreciation and amortization	$10.5	$12.2	$12.4

(3)

Amounts represent the incremental costs, if any, included in direct operating expense and distribution and marketing expense resulting from circumstances associated with the COVID-19 global pandemic, net of insurance recoveries. During the fiscal years ended March 31, 2024, 2023 and 2022, the Company has incurred a net benefit in direct operating expense due to insurance recoveries in excess of the incremental costs expensed in the period (see Note 15). These benefits (charges) are excluded from segment operating results.

(4)	Content charges represent certain charges included in direct operating expense in the combined statements of operations, and excluded from segment operating results (see Note 15).
(5)

Amounts represent charges related to Russia’s invasion of Ukraine, primarily related to bad debt reserves for accounts receivable from customers in Russia, included in direct operating expense in the combined statements of operations, and excluded from segment operating results.

(6)	The following table reconciles total share-based compensation expense to adjusted share-based compensation expense:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Total share-based compensation expense(i)	$62.5	$73.4	$70.2
Less:
Amount included in restructuring and other(ii)	(7.7)	(4.2)	—

Adjusted share-based compensation	$54.8	$69.2	$70.2

(i)

Total share-based compensation expense in the years ended March 31, 2024, 2023 and 2022 includes $15.0 million, $26.7 million and $19.6 million, respectively, of corporate allocation of share-based compensation expense, representing the allocation of Lionsgate’s corporate employee share-based compensation expense.

(ii)

Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.

(7)

Purchase accounting and related adjustments primarily represent the amortization of non-cash fair value adjustments to certain assets acquired in acquisitions. The following sets forth the amounts included in each line item in the financial statements:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Purchase accounting and related adjustments:
Direct operating	$—	$0.7	$0.4
General and administrative expense(i)	12.0	55.2	59.2
Depreciation and amortization	5.1	5.7	5.7

	$17.1	$61.6	$65.3

(i)

These adjustments include the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment, and the non-cash charges for the accretion of the noncontrolling interest discount related to Pilgrim Media Group (through June 2021) and 3 Arts Entertainment (through November 2022), and the amortization of the recoupable portion of the purchase price (through May 2023) related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense, as presented in the table below. The noncontrolling equity interests in the distributable earnings of 3 Arts Entertainment are reflected as an expense rather than noncontrolling interest in the combined statements of operations due to the relationship to continued employment.

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Amortization of recoupable portion of the purchase price	$1.3	$7.7	$7.7
Noncontrolling interest discount amortization	—	13.2	22.7
Noncontrolling equity interest in distributable earnings	10.7	34.3	28.8

	$12.0	$55.2	$59.2

See Note 12 for revenues by media or product line as broken down by segment for the fiscal years ended March 31, 2024, 2023, and 2022.

The following table reconciles segment general and administration to the Company’s total combined general and administration expense:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
General and administration
Segment general and administrative expenses	$171.8	$161.7	$133.3
Corporate general and administrative expenses	110.6	100.9	80.0
Share-based compensation expense included in general and administrative expense(1)	54.8	69.2	70.2
Purchase accounting and related adjustments	12.0	55.2	59.2

	$349.2	$387.0	$342.7

(1)

Includes share-based compensation expense related to the allocation of Lionsgate corporate and shared employee share-based compensation expenses of $15.0 million in fiscal year 2024 (2023- $26.7 million, 2022 - $19.6 million).

The reconciliation of total segment assets to the Company’s total combined assets is as follows:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Assets
Motion Picture	$1,851.4	$1,759.4
Television Production	2,347.8	1,949.1
Other unallocated assets(1)	903.8	704.2

	$5,103.0	$4,412.7

(1)	Other unallocated assets primarily consist of cash, other assets and investments.

The following table sets forth acquisition of investment in films and television programs, as broken down by segment for the years ended March 31, 2024, 2023 and 2022:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Acquisition of investment in films and television programs
Motion Picture	$418.1	$484.5	$463.1
Television Production	702.4	1,083.9	1,287.0

	$1,120.5	$1,568.4	$1,750.1

The following table sets forth capital expenditures, as broken down by segment for the years ended March 31, 2024, 2023 and 2022:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Capital expenditures
Motion Picture	$—	$—	$—
Television Production	0.3	0.3	0.4
Corporate(1)	9.6	6.2	5.7

	$9.9	$6.5	$6.1

(1)	Represents unallocated capital expenditures primarily related to the Company’s corporate headquarters.

Revenue by geographic location, based on the location of the customers, with no other foreign country individually comprising greater than 10% of total revenue, is as follows:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Revenue
Canada	$70.4	$64.0	$56.7
United States	2,262.3	2,348.8	2,084.0
Other foreign	653.7	671.0	575.6

	$2,986.4	$3,083.8	$2,716.3

Long-lived assets by geographic location are as follows:

	March 31, 2024	March 31, 2023
	(Amounts in millions)
Long-lived assets(1)
United States	$2,047.6	$1,736.5
Other foreign	263.0	190.8

	$2,310.6	$1,927.3

(1)	Long-lived assets represents total assets less the following: current assets, investments, long-term receivables, interest rate swaps, intangible assets, goodwill and deferred tax assets.

For the years ended March 31, 2024, 2023 and 2022, the Company had revenue from the Starz Business of $545.9 million, $775.5 million and $648.2 million, respectively, which represented greater than 10% of combined revenues, primarily related to the Company’s Television Production segment (see Note 20). For the year ended March 31, 2024, the Company had revenue from one individual external customer which represented greater than 10% of combined revenues, amounting to $411.1 million, related to the Company’s Motion Picture and Television Production segments. For the year ended March 31, 2023, the Company had revenue from one individual external customer which represented greater than 10% of combined revenues, amounting to $337.1 million, related to the Company’s Motion Picture and Television Production segments.

As of March 31, 2024, the Company had accounts receivable due from two customers which individually represented greater than 10% of combined accounts receivable. Accounts receivable due from these two customers amounted to 12.5% and 10.8% of total combined accounts receivable (current and non-current) at March 31, 2024, respectively, or gross accounts receivable of approximately $100.9 million and $86.8 million, respectively. As of March 31, 2023, the Company had accounts receivable due from one customer which individually represented greater than 10% of combined accounts receivable and amounted to 10.5% of total combined accounts receivable (current and non-current) at March 31, 2023, or gross accounts receivable of approximately $60.0 million. In addition, the Company had amounts due from the Starz Business of $33.4 million and $157.6 million at March 31, 2024 and 2023, respectively, which are separately presented in the “Due from Starz Business” line item of the combined balance sheets (see Note 20).

17. Commitments and Contingencies

Commitments

The following table sets forth the Company’s future annual repayment of contractual commitments as of March 31, 2024:

	Year Ending March 31,
	2025	2026	2027	2028	2029	Thereafter	Total
	(Amounts in millions)
Contractual commitments by expected repayment date (off-balance sheet arrangements)
Film related obligations commitments(1)	$221.4	$45.6	$11.8	$4.5	$—	$—	$283.3
Interest payments(2)	126.3	39.5	9.9	3.1	—	—	178.8
Other contractual obligations	98.5	57.3	47.7	35.7	32.4	178.3	449.9

Total future commitments under contractual obligations(3)	$446.2	$142.4	$69.4	$43.3	$32.4	$178.3	$912.0

(1)	Film related obligations commitments are not reflected on the combined balance sheets as they did not then meet the criteria for recognition and include the following items:

(i)

Distribution and marketing commitments represent contractual commitments for future expenditures associated with distribution and marketing of films which the Company will distribute. The payment dates of these amounts are primarily based on the anticipated release date of the film.

(ii)	Minimum guarantee commitments represent contractual commitments related to the purchase of film rights for pictures to be delivered in the future.

(iii)

Production loan commitments represent amounts committed for future film production and development to be funded through production financing and recorded as a production loan liability when incurred. Future payments under these commitments are based on anticipated delivery or release dates of the related film or contractual due dates of the commitment. The amounts include estimated future interest payments associated with the commitment.

(2)

Includes cash interest payments on the Company’s Senior Credit Facilities and film related obligations, based on the applicable SOFR interest rates at March 31, 2024, net of payments and receipts from the Company’s interest rate swaps, and excluding the interest payments on the revolving credit facility as future amounts are not fixed or determinable due to fluctuating balances and interest rates.

(3)

Not included in the amounts above are $123.3 million of redeemable noncontrolling interest, as future amounts and timing are subject to a number of uncertainties such that the Company is unable to make sufficiently reliable estimations of future payments (see Note 11).

Multiemployer Benefit Plans. The Company contributes to various multiemployer pension plans under the terms of collective bargaining agreements that cover its union-represented employees. The Company makes periodic contributions to these plans in accordance with the terms of applicable collective bargaining agreements and laws but does not sponsor or administer these plans. The risks of participating in these multiemployer pension plans are different from single-employer pension plans such that (i) contributions made by the Company to the multiemployer pension plans may be used to provide benefits to employees of other participating employers; (ii) if the Company chooses to stop participating in certain of these multiemployer pension plans, it may be required to pay those plans an amount based on the underfunded status of the plan, which is referred to as a withdrawal liability; and (iii) actions taken by a participating employer that lead to a deterioration of the financial health of a multiemployer pension plan may result in the unfunded obligations of the multiemployer pension plan to be borne by its remaining participating employers.

The Company does not participate in any multiemployer benefit plans that are considered to be individually significant to the Company, and as of March 31, 2024, all except two of the largest plans in which the Company participates were funded at a level of 80% or greater. The other two plans, the Motion Picture Industry Pension Plan and the Screen Actors Guild—Producers Pension Plan were funded at 71.20% and 79.06%, respectively, for the 2023 plan year, but neither of these plans were considered to be in endangered, critical, or critical and declining status in the 2023 plan year. Total contributions made by the Company to multiemployer pension and other benefit plans for the years ended March 31, 2024, 2023 and 2022 were $58.0 million, $87.0 million and $90.4 million, respectively.

Contingencies

From time to time, the Company is involved in certain claims and legal proceedings arising in the normal course of business.

The Company establishes an accrued liability for claims and legal proceedings when the Company determines that a loss is both probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters.

As of March 31, 2024, the Company is not a party to any material pending claims or legal proceeding and is not aware of any other claims that it believes could, individually or in the aggregate, have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Insurance Litigation

During the fiscal year ended March 31, 2022, the Company settled with all of the insurers in its previous lawsuits related to insurance reimbursements associated with the previous Starz shareholder litigation settlement, which resulted in a net settlement amount received by the Company of $22.7 million in the fiscal year ended March 31, 2022, which is included in the “interest and other income” line item on the combined statement of operations.

18. Financial Instruments

(a) Credit Risk

Concentration of credit risk with the Company’s customers is limited due to the Company’s customer base and the diversity of its sales throughout the world. The Company performs ongoing credit evaluations and maintains a provision for potential credit losses. The Company generally does not require collateral for its trade accounts receivable.

(b) Derivative Instruments and Hedging Activities

Forward Foreign Exchange Contracts

The Company enters into forward foreign exchange contracts to hedge its foreign currency exposures on future production expenses and tax credit receivables denominated in various foreign currencies (i.e., cash flow hedges). The Company also enters into forward foreign exchange contracts that economically hedge certain of its foreign currency risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to its financial transactions. Changes in the fair value of the foreign exchange contracts that are designated as hedges are reflected in accumulated other comprehensive income (loss), and changes in the fair value of foreign exchange contracts that are not designated as hedges and do not qualify for hedge accounting are recorded in direct operating expense. Gains and losses realized upon settlement of the foreign exchange contracts that are designated as hedges are amortized to direct operating expense on the same basis as the production expenses being hedged.

As of March 31, 2024, the Company had the following outstanding forward foreign exchange contracts (all outstanding contracts have maturities of less than 25 months from March 31, 2024):

March 31, 2024
Foreign Currency	Foreign Currency Amount		US Dollar Amount	Weighted Average Exchange Rate Per $1 USD
	(Amounts in millions)		(Amounts in millions)
British Pound Sterling	0.5 GBP	in exchange for	$0.6	0.79 GBP
Czech Koruna	180.0 CZK	in exchange for	$7.7	23.29 CZK
Euro	0.6 EUR	in exchange for	$0.5	0.91 EUR
Canadian Dollar	21.4 CAD	in exchange for	$15.9	1.34 CAD
Mexican Peso	56.7 MXN	in exchange for	$3.0	18.95 PLN
Hungarian Forint	1,450.0 HUF	in exchange for	$4.0	360.17 HUF
New Zealand Dollar	73.9 NZD	in exchange for	$45.3	1.64 NZD

Interest Rate Swaps

The Company is exposed to the impact of interest rate changes, primarily through its borrowing activities. The Company’s objective is to mitigate the impact of interest rate changes on earnings and cash flows. The Company primarily uses pay-fixed interest rate swaps to facilitate its interest rate risk management activities, which the Company generally designates as cash flow hedges of interest payments on floating-rate borrowings. Pay-fixed swaps effectively convert floating-rate borrowings to fixed-rate borrowings. The unrealized gains or losses from these designated cash flow hedges are deferred in accumulated other comprehensive income (loss) and recognized in interest expense as the interest payments occur. Changes in the fair value of interest rate swaps that are not designated as hedges are recorded in interest expense (see further explanation below).

Cash settlements related to interest rate contracts are generally classified as operating activities on the combined statements of cash flows. However, due to a financing component (debt host) on a portion of the Company’s previously outstanding interest rate swaps, the cash flows related to these contracts were classified as financing activities through the date of termination.

Designated Cash Flow Hedges. As of March 31, 2024 and March 31, 2023, the Company had the following pay-fixed interest rate swaps, which have been designated as cash flow hedges outstanding (all related to the Company’s SOFR-based debt, see Note 7 and Note 8).

Effective Date	Notional Amount	Fixed Rate Paid	Maturity Date
	(in millions)
May 23, 2018	$300.0	2.915%	March 24, 2025
May 23, 2018	$700.0	2.915%	March 24, 2025	(1)
June 25, 2018	$200.0	2.723%	March 23, 2025	(1)
July 31, 2018	$300.0	2.885%	March 23, 2025	(1)
December 24, 2018	$50.0	2.744%	March 23, 2025	(1)
December 24, 2018	$100.0	2.808%	March 23, 2025	(1)
December 24, 2018	$50.0	2.728%	March 23, 2025	(1)

Total	$1,700.0

(1)	Represents the re-designated swaps as described in the May 2022 Transactions section below that were previously not designated cash flow hedges at March 31, 2022

May 2022 Transactions: In May 2022, the Company terminated certain of its previous interest rate swap contracts (the “Terminated Swaps”). As a result of the terminations, the Company received approximately $56.4 million. Simultaneously with the termination of the Terminated Swaps, the Company re-designated all other swaps previously not designated as cash flow hedges of variable rate debt.

The receipt of approximately $56.4 million as a result of the termination was recorded as a reduction of the asset values of the derivatives amounting to $188.7 million and a reduction of the financing component (debt host) of the Terminated Swaps amounting to $131.3 million. At the time of the termination of the Terminated Swaps, there was approximately $180.4 million of unrealized gains recorded in accumulated other comprehensive income (loss) related to these Terminated Swaps. This amount will be amortized as a reduction of interest expense through the remaining term of the swaps unless it becomes probable that the cash flows originally hedged will not occur, in which case the proportionate amount of the gain will be recorded as a reduction to interest expense at that time. In addition, the liability amount of $6.8 million for the Re-designated Swaps at the re-designation date will be amortized as a reduction of interest expense throughout the remaining term of the Re-designated Swaps, unless it becomes probable that the cash flows originally hedged will not occur, in which case the proportionate amount of the loss will be recorded to interest expense at that time.

The receipt of approximately $56.4 million was classified in the combined statement of cash flows as cash provided by operating activities of $188.7 million reflecting the amount received for the derivative portion of the termination of swaps, and a use of cash in financing activities of $134.5 million reflecting the pay down of the financing component of the Terminated Swaps (inclusive of payments made between April 1, 2022 and the termination date amounting to $3.2 million).

Financial Statement Effect of Derivatives

Combined statement of operations and comprehensive income (loss): The following table presents the pre-tax effect of the Company’s derivatives on the accompanying combined statements of operations and comprehensive income (loss) for the years ended March 31, 2024, 2023 and 2022:

	Year Ended
	March 31,
	2024	2023	2022
	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts
Gain (loss) recognized in accumulated other comprehensive income (loss)	$(5.8)	$1.7	$1.7
Loss reclassified from accumulated other comprehensive income (loss) into direct operating expense	(0.3)	(0.3)	(0.2)
Interest rate swaps
Gain recognized in accumulated other comprehensive income (loss)	$36.3	$81.1	$66.5
Gain (loss) reclassified from accumulated other comprehensive income (loss) into interest expense	41.8	1.4	(15.0)
Derivatives not designated as cash flow hedges:
Interest rate swaps
Loss reclassified from accumulated other comprehensive income (loss) into interest expense	$(7.2)	$(11.8)	$(33.8)
Total direct operating expense on combined statements of operations	$1,886.7	$2,207.9	$1,922.1
Total interest expense on combined statements of operations	$222.5	$162.6	$115.0

Combined balance sheets: The Company classifies its forward foreign exchange contracts and interest rate swap agreements within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments (see Note 10). Pursuant to the Company’s accounting policy to offset the fair value amounts recognized for derivative instruments, the Company presents the asset or liability position of the swaps that are with the same counterparty under a master netting arrangement net as either an asset or liability in its combined balance sheets. As of March 31, 2024 and 2023, there were no swaps outstanding that were subject to a master netting arrangement.

As of March 31, 2024 and 2023, the Company had the following amounts recorded in the accompanying combined balance sheets related to the Company’s use of derivatives:

	March 31, 2024
	Other Current Assets	Other Non- Current Assets	Other Accrued Liabilities
	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts	$—	$—	$2.8
Interest rate swaps	35.6	—	—

Fair value of derivatives	$35.6	$—	$2.8

	March 31, 2023
	Other Current Assets	Other Non- Current Assets	Other Accrued Liabilities
	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts	$2.9	$—	$0.1
Interest rate swaps	—	41.1	—

Fair value of derivatives	$2.9	$41.1	$0.1

As of March 31, 2024, based on the current release schedule, the Company estimates approximately $1.5 million of losses associated with forward foreign exchange contract cash flow hedges in accumulated other comprehensive income (loss) will be reclassified into earnings during the one-year period ending March 31, 2025.

As of March 31, 2024, the Company estimates approximately $30.4 million of gains recorded in accumulated other comprehensive income (loss) associated with interest rate swap agreement cash flow hedges will be reclassified into interest expense during the one-year period ending March 31, 2025.

19. Additional Financial Information

The following tables present supplemental information related to the combined financial statements.

Cash, Cash Equivalents and Restricted Cash

Cash equivalents consist of investments that are readily convertible into cash. Cash equivalents are carried at cost, which approximates fair value. The Company classifies its cash equivalents within Level 1 of the fair value hierarchy because the Company uses quoted market prices to measure the fair value of these investments (see Note 10). The Company monitors concentrations of credit risk with respect to cash and cash equivalents by placing such balances with higher quality financial institutions or investing such amounts in liquid, short-term, highly-rated instruments or investment funds holding similar instruments. As of March 31, 2024, the Company’s cash and cash equivalents were held in bank depository accounts.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the combined balance sheets to the total amounts reported in the combined statements of cash flows at March 31, 2024 and 2023. At March 31, 2024 and 2023, restricted cash represents primarily amounts related to required cash reserves for interest payments associated with the Production Tax Credit Facility, IP Credit Facility and Backlog Facility.

	March 31,	March 31,
	2024	2023
	(Amounts in millions)
Cash and cash equivalents	$277.0	$210.9
Restricted cash included in other current assets	43.7	27.5
Restricted cash included in other non-current assets	13.7	13.0

Total cash, cash equivalents and restricted cash	$334.4	$251.4

Accounts Receivable Monetization

Under the Company’s accounts receivable monetization programs, the Company has entered into (1) individual agreements to monetize certain of its trade accounts receivable directly with third-party purchasers and (2) a revolving agreement to monetize designated pools of trade accounts receivable with various financial institutions, as further described below. Under these programs, the Company transfers receivables to purchasers in exchange for cash proceeds, and the Company continues to service the receivables for the purchasers. The Company accounts for the transfers of these receivables as a sale, removes (derecognizes) the carrying amount of the receivables from its balance sheets and classifies the proceeds received as cash flows from operating activities in the statements of cash flows. The Company records a loss on the sale of these receivables reflecting the net proceeds received (net of any obligations incurred), less the carrying amount of the receivables transferred. The loss is reflected in the “other expense” line item on the combined statements of operations. The Company receives fees for servicing the accounts receivable for the purchasers, which represent the fair value of the services and were immaterial for the years ended March 31, 2024, 2023 and 2022.

Individual Monetization Agreements. The Company enters into individual agreements to monetize trade accounts receivable. The third-party purchasers have no recourse to other assets of the Company in the event of non-payment by the customers. The following table sets forth a summary of the receivables transferred under individual agreements or purchases during the years ended March 31, 2024, 2023 and 2022:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Carrying value of receivables transferred and derecognized	$512.3	$400.5	$285.0
Net cash proceeds received	491.9	383.0	278.3
Loss recorded related to transfers of receivables	20.4	17.5	6.7

At March 31, 2024, the outstanding amount of receivables derecognized from the Company’s combined balance sheets, but which the Company continues to service, related to the Company’s individual agreements to monetize trade accounts receivable was $449.2 million (March 31, 2023—$350.9 million ).

Pooled Monetization Agreement. In December 2019, the Company entered into a revolving agreement, as amended in July 2023, to transfer up to $100.0 million of certain receivables to various financial institutions on a recurring basis in exchange for cash equal to the gross receivables transferred, which matured on October 1, 2023. As customers paid their balances, the Company would transfer additional receivables into the program. The transferred receivables were fully guaranteed by a bankruptcy-remote wholly-owned subsidiary of the Company. The third-party purchasers had no recourse to other assets of the Company in the event of non-payment by the customers.

The following table sets forth a summary of the receivables transferred under the pooled monetization agreement during the years ended March 31, 2024, 2023 and 2022:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Gross cash proceeds received for receivables transferred and derecognized	$22.2	$167.0	$155.5
Less amounts from collections reinvested under revolving agreement	(9.1)	(94.3)	(102.7)
Proceeds from new transfers	13.1	72.7	52.8
Collections not reinvested and remitted or to be remitted	(13.4)	(66.6)	(46.8)

Net cash proceeds received (paid or to be paid)(1)	$(0.3)	$6.1	$6.0
Carrying value of receivables transferred and derecognized (2)	$22.1	$164.8	$154.5
Obligations recorded	$2.1	$5.9	$2.9
Loss recorded related to transfers of receivables	$2.0	$3.7	$1.9

(1)

During the year ended March 31, 2024, the Company voluntarily repurchased $46.0 million of receivables previously transferred. In addition, during the years ended March 31, 2023 and 2022, the Company repurchased $27.4 million and $25.5 million, respectively, of receivables previously transferred, as separately agreed upon with the third-party purchasers, in order to monetize such receivables under the individual monetization program discussed above without being subject to the collateral requirements under the pooled monetization program.

(2)	Receivables net of unamortized discounts on long-term, non-interest bearing receivables.

At March 31, 2024, there were no outstanding receivables derecognized from the Company’s combined balance sheet, for which the Company continues to service, related to the pooled monetization agreement (March 31, 2023—$52.3 million).

Other Assets

The composition of the Company’s other assets is as follows as of March 31, 2024 and March 31, 2023:

	March 31,	March 31,
	2024	2023
	(Amounts in millions)
Other current assets
Prepaid expenses and other(1)	$34.8	$36.0
Restricted cash	43.7	27.5
Contract assets(2)	59.9	63.5
Interest rate swap assets	35.6	—
Tax credits receivable	199.1	129.5

	$373.1	$256.5

Other non-current assets
Prepaid expenses and other	$18.3	$7.4
Restricted cash	13.7	13.0
Accounts receivable(3)	111.7	37.8
Contract assets(3)	3.2	5.1
Tax credits receivable	361.7	341.8
Operating lease right-of-use assets	344.3	116.8
Interest rate swap assets	—	41.1

	$852.9	$563.0

(1)

Includes home entertainment product inventory which consists of Packaged Media and is stated at the lower of cost or market value (first-in, first-out method). Costs of Packaged Media sales, including shipping and handling costs, are included in distribution and marketing expenses.

(2)	At March 31, 2024, the current portion of contract assets includes $14.9 million from the acquisition of eOne (see Note 2).
(3)

Unamortized discounts on long-term, non-interest bearing receivables were $6.2 million and $3.5 million at March 31, 2024 and 2023, respectively, and unamortized discounts on contract assets were $0.3 million and $0.5 million at March 31, 2024 and 2023, respectively.

Content Related Payables

Content related payables include minimum guarantees and accrued licensed program rights obligations, which represent amounts payable for film or television rights that the Company has acquired or licensed.

Other Accrued Liabilities

Other accrued liabilities include employee related liabilities (such as accrued bonuses and salaries and wages) of $116.2 million and $102.8 million at March 31, 2024 and 2023, respectively.

Accumulated Other Comprehensive Income (Loss)

The following table summarizes the changes in the components of accumulated other comprehensive income (loss), net of tax. During the years ended March 31, 2024, 2023 and 2022, there was no income tax expense or benefit reflected in other comprehensive income (loss) due to the income tax impact being offset by changes in the Company’s deferred tax valuation allowance.

	Foreign currency translation adjustments	Net unrealized gain (loss) on cash flow hedges	Total
	(Amounts in millions)
March 31, 2021	$(34.3)	(68.1)	$(102.4)
Other comprehensive loss	(4.6)	68.2	63.6
Reclassifications to net loss(1)	—	49.0	49.0

March 31, 2022	(38.9)	49.1	10.2
Other comprehensive income	(2.2)	82.8	80.6
Reclassifications to net loss(1)	—	10.7	10.7

March 31, 2023	(41.1)	142.6	101.5
Other comprehensive income (loss)	(1.0)	30.5	29.5
Reclassifications to net loss(1)	—	(34.3)	(34.3)

March 31, 2024	$(42.1)	$138.8	$96.7

(1)

Represents a loss of $0.3 million included in direct operating expense and a gain of $34.6 million included in interest expense on the combined statement of operations in the year ended March 31, 2024 (2023- loss of $0.3 million included in direct operating expense and loss of $10.4 million included in interest expense; 2022- loss of $0.2 million included in direct operating expense and loss of $48.8 million included in interest expense) (see Note 18).

Supplemental Cash Flow Information

Interest paid during the fiscal year ended March 31, 2024 amounted to $196.9 million (2023 — $137.7 million; 2022— $85.0 million).

Income taxes paid during the fiscal year ended March 31, 2024 amounted to net tax paid of $22.8 million (2023— net tax paid of $14.3 million; 2022— net tax paid of $13.9 million).

Significant non-cash transactions during the fiscal years ended March 31, 2024, 2023, and 2022 include certain interest rate swap agreements, which are discussed in Note 18, “Financial Instruments”.

The supplemental schedule of non-cash investing activities is presented below. There were no significant non-cash financing activities for the fiscal years ended March 31, 2024, 2023 and 2022.

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Non-cash investing activities:
Accrued equity method investment	$—	$—	$19.0

Supplemental cash flow information related to leases was as follows:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$45.1	$40.3	$44.9
Right-of-use assets obtained in exchange for new lease obligations:
Operating leases	$172.1	$11.3	$51.1
Increase in right-of-use assets and lease liability due to a reassessment event:
Operating leases—increase in right-of-use assets	$103.6	$17.4	$30.9
Operating leases—increase in lease liability	$103.6	$17.4	$30.9

20. Related Party Transactions

Transactions with Lionsgate

As described in Note 1, Lionsgate utilizes a centralized approach to cash management. Cash generated by the Company or borrowed under certain debt obligations is managed by Lionsgate’s centralized treasury function and is routinely transferred to the Company or to the Starz Business to fund operating activities of the Studio Business and the Starz Business when needed.

Because of this centralized approach to cash management, financial transactions for cash movement and the settlement of payables and receivables when due with Lionsgate are generally accounted for through the parent net investment account. Parent net investment is presented in the combined statements of equity (deficit). Settlements of amounts payable and receivable when due through the parent net investment account are reflected as cash payments or receipts for the applicable operating transaction within operating activities in the combined statements of cash flows, with the net change in parent net investment included within financing activities in the combined statements of cash flows.

In the normal course of business, the Company enters into transactions with Lionsgate and the Starz Business which include the following, which unless otherwise indicated are settled through parent net investment at the time of the transaction:

Licensing of content to the Starz Business: The Company licenses motion pictures and television programming (including Starz original productions) to the Starz Business. The license fees generally are due upon delivery or due at a point in time following the first showing. License fee amounts due are settled with the Starz Business through parent net investment. License fees receivable, not yet due from the Starz Business, are reflected in due from the Starz Business on the combined balance sheets. The consideration to which the Company is entitled under the license agreements with the Starz Business is included in revenue from contracts with customers and presented separately in the combined statement of operations (see Note 12).

Corporate expense allocations: As previously described in Note 1, the accompanying combined financial statements include allocations of certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, accounting, tax, legal, human resources, occupancy, and other shared services. During the year ended March 31, 2024, corporate expense allocations, excluding amounts related to share-based compensation discussed below, amounted to $110.6 million (2023—$100.9 million, 2022—$80.0 million).

Operating expense reimbursement: As previously described in Note 1, the Company pays certain expenses on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs. The Starz Business also pays certain expenses on behalf of the Company such as legal expenses, software development costs and severance. These expenditures are reflected in the financial statements of the Studio Business and the Starz Business as applicable.

Share- based compensation: Lionsgate provides share-based compensation related to the Studio Business employees and as part of its corporate expense allocations a proportionate amount of the share-based compensation related to those corporate functions is allocated to the Studio Business.

Monetization of certain accounts receivables: The Company has entered into an agreement with Starz for Starz to transfer certain accounts receivables to the Company to participate in the Company’s pooled monetization arrangement. The Company purchases the transferred receivables at fair value and records them at the purchased amount on its balance sheet and classifies the purchase price paid in parent net investment (see Note 19). The accounts receivables purchased from the Starz Business have historically been pledged as collateral under this agreement. Any discount on the purchase of the receivable from the Starz Business is accreted to interest income over the period to collection of the accounts receivable. The accounts receivable purchased from the Starz Business and subsequent collections are reflected as investing activities in the combined statements of cash flows.

Parent Net Investment

The net transfers to and from Lionsgate discussed above were as follows:

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Cash pooling and general financing activities	$(199.3)	$36.1	$(305.2)
Licensing of content(1)	540.0	733.3	567.7
Corporate reimbursements	7.0	13.3	10.8
Corporate expense allocations (excluding allocation of share-based compensation)	27.9	22.3	19.3
Funding of purchases of accounts receivables held for collateral	(85.5)	(183.7)	(172.9)

Net transfers to (from) Parent per combined statements of cash flows	$290.1	$621.3	$119.7

Share-based compensation (including allocation of share-based compensation)	(62.5)	(73.4)	(70.2)
Other non-cash transfer	11.9	2.5	—

Net transfers to (from) Parent per combined statements of equity (deficit)	$239.5	$550.4	$49.5

(1)	Reflects the settlement of amounts due from the Starz Business related to the Company’s licensing arrangements with the Starz Business.

Other Related Party Transactions

In April 2004, a wholly-owned subsidiary of the Company entered into agreements (as amended) with Ignite, LLC (“Ignite”) for distribution rights to certain films. Michael Burns, the Vice Chair and a director of Lionsgate, owns a 65.45% interest in Ignite, and Hardwick Simmons, a director of Lionsgate, owns a 24.24% interest in Ignite. During the year ended March 31, 2024, $0.3 million was paid to Ignite under these agreements (2023-$0.4 million).

See Note 2 and Note 21 for a description of the Business Combination Agreement with Screaming Eagle. Harry E. Sloan, a director of Lionsgate, is also the Chairman of Screaming Eagle, and owns, directly or indirectly, a material interest in Eagle Equity Partners V, LLC, a Delaware limited liability company, the Screaming Eagle sponsor. Mr. Sloan recused himself from the decisions to approve the Business Combination made by both the board of directors of Screaming Eagle and Lionsgate.

Transactions with Equity Method Investees

Equity Method Investees. In the ordinary course of business, the Company is involved in related party transactions with equity method investees. These related party transactions primarily relate to the licensing and distribution of the Company’s films and television programs and the lease of a studio facility owned by a former equity-method investee, for which the impact on the Company’s combined balance sheets and combined statements of operations is as follows (see Note 1 and Note 5):

	March 31,
	2024	2023
	(Amounts in millions)
Combined Balance Sheets
Accounts receivable	$8.1	$10.8
Investment in films and television programs(1)	2.2	7.9
Other assets, noncurrent(1)	—	45.8

Total due from related parties	$10.3	$64.5

Accounts payable(2)	$16.8	$16.8
Other accrued liabilities(1)	—	6.7
Participations and residuals, current	5.5	7.5
Participations and residuals, noncurrent	1.3	2.0
Deferred revenue, current	0.1	—
Other liabilities(1)	—	41.4

Total due to related parties	$23.7	$74.4

	Year Ended March 31,
	2024	2023	2022
	(Amounts in millions)
Combined Statements of Operations
Revenues	$3.0	$4.8	$3.0
Direct operating expense	$5.0	$8.3	$6.5
Distribution and marketing expense	$0.8	$0.4	$0.2
Interest and other income	$—	$—	$3.0

(1)

As of March 31, 2023, the Company had certain operating leases related to a studio facility owned by an equity-method investee which was sold during the year ended March 31, 2024. Amounts related to these leases as of March 31, 2023 are included in the table above in investment in films and television programs, other assets—noncurrent, other accrued liabilities and other liabilities.

(2)	Amounts primarily represent production related advances due to certain of its equity method investees.

21. Subsequent Events

The Company has evaluated subsequent events through May 30, 2024, the date which the combined financial statements were issued.

Lionsgate Senior Notes Exchange. On May 8, 2024, an indirect, wholly-owned subsidiary of Lionsgate issued $389.9 million aggregate principal amount of new 5.500% senior notes due 2029 (the “New 5.500% Senior Notes”). The New 5.500% Senior Notes were exchanged by Lionsgate for $389.9 million of the existing 5.500% Senior Notes. The New 5.500% Senior Notes initially bear interest at 5.500% annually and mature April 15, 2029, with the interest rate increasing to 6.000% and the maturity date extending to April 15, 2030 effective upon completion of the separation of the Starz Business from the Studio Business. Lionsgate may redeem the New 5.500% Senior Notes, in whole at any time, or in part from time to time, prior to or on and after the Separation Closing Date, as defined in the indenture to the New 5.500% Senior Notes, at certain specified redemption prices set forth in the indenture to the New 5.500% Senior Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

The Studio Business remains a guarantor under the New 5.500% Senior Notes indenture agreement. Upon completion of the separation of the Starz Business from the Studio Business, the New 5.500% Senior Notes will become obligations of the Studio Business and will be reflected in the Studio Business’s combined financial statements.

Business Combination Agreement. On May 13, 2024, Lionsgate consummated the Business Combination referred to in Note 2. In connection with the closing of the Business Combination, SEAC II Corp. changed its name to “Lionsgate Studios Corp.” (referred to as “Lionsgate Studios”). Lionsgate Studios continued the existing business operations of the Company. Lionsgate Studios became a separate publicly traded company and its common shares commenced trading on Nasdaq under the symbol “LION” on May 14, 2024.

In connection with the Business Combination, Lionsgate and StudioCo entered into a separation agreement pursuant to which (i) the assets and liabilities of the Lionsgate’s Studio Business (including certain subsidiaries of the Lionsgate engaged in the Studio Business) were separated from the assets and liabilities of Lionsgate’s Starz Business (meaning substantially all of the assets and liabilities constituting the Media Networks segment of Lionsgate, and including certain subsidiaries of Lionsgate engaged in Lionsgate’s Starz Business) and transferred to StudioCo such that StudioCo holds, directly or indirectly, all of the assets and liabilities of the Studio Business, and (ii) all of Lionsgate’s equity interests in StudioCo were transferred to Studio HoldCo.

As a result, approximately 87.2% of the total shares of Lionsgate Studios continue to be held by Lionsgate, while former SEAC public shareholders and founders and common equity financing investors own approximately 12.8% of Lionsgate Studios. In addition to establishing the Studio Business as a standalone publicly-traded entity, the transaction resulted in approximately $350.0 million of gross proceeds to Lionsgate, including $274.3 million in private investments in public equities (“PIPE”) financing. Of the total gross proceeds, approximately $330.0 million was received at or shortly after the closing of the Business Combination, with the remaining $20.0 million expected to be received shortly. The net proceeds will be used to pay down amounts outstanding under the Term Loan A and Term Loan B pursuant to the Credit Agreement.

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Screaming Eagle will be treated as the acquired company and the Studio Business will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New SEAC will represent a continuation of the financial statements of the Studio Business, with the Business Combination treated as the equivalent of the Studio Business issuing stock for the historical net assets of Screaming Eagle, accompanied by a recapitalization. The net assets of Screaming Eagle will be stated at fair value, which approximates historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of the Studio Business. The Studio Business will continue to be a consolidated subsidiary of Lionsgate. See Note 2.

Exhibit 99.2

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

The following management’s discussion and analysis of financial condition and results of operations reflects the combined financial statements of the Studio Business, which were prepared on a “carve-out” basis and derived from Lions Gate Entertainment Corp’s consolidated financial statements and accounting records. This discussion should be read together with the combined financial statements and related notes of the Studio Business that are filed as exhibit 99.1 to this Amendment No. 1. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. The Studio Business’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth elsewhere in this Amendment No. 1 under the section entitled “Risk Factors” and in the Prospectus in the section entitled “Risk Factors.”

The following management’s discussion and analysis includes a discussion and analysis of our financial condition and results of operations for the fiscal years ended March 31, 2024 and 2023, and year-to-year comparisons between fiscal 2024 and fiscal 2023. A discussion and analysis of our financial condition and results of operation for the fiscal year ended March 31, 2022 and year-to-year comparisons between fiscal 2023 and fiscal 2022 can be found in “Management Discussion and Analysis of Financial Condition and Results of Operations of the Studio Business of Lions Gate Entertainment Corp.” in the Prospectus filed with the SEC on May 15, 2024 by Lionsgate Studios Corp.

Overview

The Studio Business (the “Company,” “Studio,” “we,” “us,” or “our”) is substantially reflective of Lions Gate Entertainment Corp’s (“Lionsgate” or “Parent”) Motion Picture and Television Production segments together with a substantial portion of Lionsgate’s corporate general and administrative costs. Studio’s world-class motion picture and television studio operations bring a unique and varied portfolio of entertainment to consumers around the world.

The Motion Picture segment consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired. The Television Production segment consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction programming. The Motion Picture segment includes the licensing of motion pictures and the Television Production segment includes the licensing of Starz original productions to the STARZ-branded premium global subscription platforms (the “Starz Business”). The Television Production segment also includes the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment, a talent management company.

The Studio Business manages and reports its operating results through two reportable business segments, Motion Picture and Television Production, as further discussed below.

Background and Business Combination

On May 13, 2024, SEAC II Corp., a Cayman Islands exempted company (“New SEAC”), consummated a business combination among New SEAC, Screaming Eagle Acquisition Corp., a Cayman Islands exempted company and then parent of New SEAC (“SEAC”), and LG Orion Holdings ULC, a British Columbia unlimited liability company (“StudioCo”) and a wholly-owned subsidiary of Lionsgate, pursuant to a Business Combination Agreement, dated as of December 22, 2023, as amended, by and among New SEAC, SEAC, the Company, LG

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Sirius Holdings ULC, a British Columbia unlimited liability company and a wholly-owned subsidiary of Lionsgate (“Studio HoldCo”), StudioCo, SEAC MergerCo, a Cayman Islands exempted company and a wholly-owned subsidiary of New SEAC (“MergerCo”), and 1455941 B.C. Unlimited Liability Company, a British Columbia unlimited liability company and a wholly-owned subsidiary of SEAC (“New BC Sub”) (the “Business Combination”). In connection with the closing of the Business Combination, SEAC II Corp. changed its name to “Lionsgate Studios Corp.” (referred to as “Lionsgate Studios”). Lionsgate Studios has continued the existing business operations of StudioCo, which consists of the Studio Business. Lionsgate Studios became a separate publicly traded company and its common shares commenced trading on Nasdaq under the symbol “LION” on May 14, 2024.

In connection with the Business Combination, Lionsgate and StudioCo entered into a separation agreement pursuant to which (i) the assets and liabilities of the Studio Business (including certain subsidiaries of Lionsgate engaged in the Studio Business) were separated from the assets and liabilities of Lionsgate’s Starz Business (meaning substantially all of the assets and liabilities constituting the Media Networks segment of Lionsgate, and including certain subsidiaries of Lionsgate engaged in Lionsgate’s Starz Business) and transferred to StudioCo such that StudioCo holds, directly or indirectly, all of the assets and liabilities of the Studio Business, and (ii) all of the Lionsgate’s equity interests in StudioCo were transferred to Studio HoldCo.

As a result, approximately 87.2% of the total shares of Lionsgate Studios continue to be held indirectly by Lionsgate, while former SEAC public shareholders and founders and common equity financing investors own approximately 12.8% of Lionsgate Studios. In addition to establishing the Studio Business as a standalone publicly-traded entity, the transaction resulted in approximately $350.0 million of gross proceeds to Lionsgate, including $274.3 million in private investments in public equities (“PIPE”) financing. Of the total gross proceeds, approximately $330.0 million was received at or shortly after the closing of the Business Combination, with the remaining $20.0 million expected to be received shortly. The net proceeds will be used to pay down amounts outstanding under the Term Loan A and Term Loan B pursuant to the Credit Agreement.

The Business Combination will be accounted for as a reverse recapitalization in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). Under this method of accounting, SEAC will be treated as the acquired company and the Studio Business will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New SEAC will represent a continuation of the financial statements of the Studio Business, with the Business Combination treated as the equivalent of the Studio Business issuing stock for the historical net assets of SEAC, accompanied by a recapitalization. The net assets of SEAC will be stated at fair value, which approximates historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of the Studio Business.

In connection with the Business Combination, Lionsgate Studios and Lionsgate entered into a shared-services and overhead sharing arrangement and an intercompany debt arrangement, among other agreements.

The shared-services and overhead sharing arrangement facilitates the allocation to the Studio Business substantially all of Lionsgate’s corporate general and administrative functions and costs, except for an amount of $10 million to be allocated annually to Lionsgate.

The intercompany debt arrangement will provide that the outstanding obligations and debt service requirements (principal and interest payments) of the Studio Business will remain substantially the same as under Lionsgate’s Senior Credit Facilities, as described and defined below. In addition, the terms of Lionsgate’s interest rate swap arrangements will be transferred to the Studio Business. However, the Studio Business’s availability under the Lionsgate revolving credit facility will be $1.1 billion, reduced from Lionsgate’s total availability of $1.25 billion, such that a portion of the borrowing capacity is allocated to Lionsgate’s Starz entities.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Basis of Presentation

This Amendment No. 1 includes historical audited combined financial statements of the Studio Business, which were prepared on a “carve-out” basis and derived from Lionsgate’s consolidated financial statements and accounting records. These combined financial statements reflect the Studio Business’s combined historical financial position, results of operations and cash flows as they were historically managed in accordance with U.S. GAAP. The combined financial statements may not be indicative of the Studio Business’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had the Studio Business operated as an independent, publicly traded company during the periods presented.

The Studio Business has historically operated as part of Lionsgate and not as a standalone company. The Studio Business combined financial statements, representing the historical assets, liabilities, operations and cash flows of the combination of the operations making up the worldwide Studio Business, have been derived from the separate historical accounting records maintained by Lionsgate, and are presented on a carve-out basis. These combined financial statements reflect the combined historical results of operations, financial position, comprehensive income (loss) and cash flows of the Studio Business for the periods presented as historically managed within Lionsgate through the use of a management approach in identifying the Studio Business’s operations. In using the management approach, considerations over how the business operates were utilized to identify historical operations that should be presented within the carve-out financial statements. This approach was taken due to the historical organizational structure of certain legal entities comprising the Studio Business.

All revenues and costs as well as assets and liabilities directly associated with the business activity of the Studio Business are included in the combined financial statements included elsewhere in this Amendment No. 1. Revenues and costs associated with the Studio Business are specifically identifiable in the accounting records maintained by Lionsgate and primarily represent the revenue and costs used for the determination of segment profit of the Motion Picture and Television Production segments of Lionsgate. In addition, the Studio Business costs include an allocation of corporate general and administrative expense (inclusive of share-based compensation) which has been allocated to the Studio Business as further discussed below. Other costs excluded from the Motion Picture and Television Production segment profit but relating to the Studio Business are generally specifically identifiable as costs of the Studio Business in the accounting records of Lionsgate and are included in the accompanying combined financial statements.

Lionsgate utilizes a centralized approach to cash management. Cash generated by the Studio Business is managed by Lionsgate’s centralized treasury function and cash is routinely transferred to the Studio Business or the Starz Business to fund operating activities when needed. Cash and cash equivalents of the Studio Business are reflected in the combined balance sheets. Payables to and receivables from Lionsgate, primarily related to the Starz Business, are often settled through movement to the intercompany accounts between Lionsgate, the Starz Business and the Studio Business. Other than certain specific balances related to unsettled payables or receivables, the intercompany balances between the Studio Business and Lionsgate have been accounted for as parent net investment. See Note 20 to the audited combined financial statements of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this Amendment No. 1.

The Studio Business is the primary borrower of certain corporate indebtedness (the Revolving Credit Facility, Term Loan A and Term Loan B, together referred to as the “Senior Credit Facilities”) of Lionsgate. The Senior Credit Facilities are generally used as a method of financing Lionsgate’s operations in totality and are not specifically identifiable to the Studio Business or the Starz Business. It is not practical to determine what the capital structure would have been historically for the Studio Business as a standalone company, however, Lionsgate’s Senior Credit Facilities and related interest expense are reflected in the Studio Business’s combined financial statements. A portion of Lionsgate’s corporate debt, Lionsgate’s 5.500% senior notes due April 15, 2029 and related interest expense are not reflected in the Studio Business’s combined financial statements, as such Senior Notes were issued by a Starz Business entity. The Studio Business remains a guarantor under the Senior Notes indenture

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

agreement. As discussed in Note 21 to the audited combined financial statements of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this Amendment No. 1, the Studio Business remains a guarantor under the New 5.500% Senior Notes indenture agreement. Upon completion of the separation of the Starz Business from the Studio Business, the New 5.500% Senior Notes will become obligations of the Studio Business and will be reflected in the Studio Business’s combined financial statements.

As described above, it is expected that the intercompany debt arrangement will provide that the outstanding obligations and debt service requirements (principal and interest payments) of the Studio Business will remain substantially the same as under Lionsgate’s Senior Credit Facilities. In addition, the terms of Lionsgate’s interest rate swap arrangements will be transferred to the Studio Business. However, the Studio Business’s availability under the Lionsgate revolving credit facility will be $1.1 billion, reduced from Lionsgate’s total availability of $1.25 billion, such that a portion of the borrowing capacity is allocated to Lionsgate’s Starz entities. The terms of such intercompany debt arrangement are subject to change and may not ultimately be comparable with the Senior Credit Facilities. See Note 7 to the audited combined financial statements of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this Amendment No. 1 and the “Liquidity and Capital Resources” section further below.

Additional indebtedness directly related to the Studio Business including production loans, borrowings under the Production Tax Credit Facility, IP Credit Facility, and Backlog Facility (each as defined below) and other obligations are reflected in the Studio Business combined financial statements. See Note 8 to the audited combined financial statements of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this Amendment No. 1.

Lionsgate’s corporate general and administrative functions and costs, which will primarily be retained within the Studio Business through shared services agreements, as described below, have historically provided oversight over both the Starz Business and the Studio Business. These functions and costs include, but are not limited to, salaries and wages for certain executives and other corporate officers related to executive oversight, investor relations costs, costs for the maintenance of corporate facilities, and other common administrative support functions, including corporate accounting, finance and financial reporting, audit and tax costs, corporate and other legal support functions, and certain information technology and human resources expense. Accordingly, the audited combined financial statements of the Studio Business, included elsewhere in this Amendment No. 1, include allocations of certain general and administrative expenses (inclusive of share-based compensation) from Lionsgate related to these corporate and shared service functions historically provided by Lionsgate. These expenses have been allocated to the Studio Business on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated Lionsgate revenue, payroll expense or other measures considered to be a reasonable reflection of the historical utilization levels of these services. Accordingly, the Studio Business financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Studio Business had been operated as an unaffiliated entity, and may not be indicative of the expenses that the Studio Business will incur in the future. Further, following the Business Combination, a shared-services arrangement will reflect substantially all of Lionsgate’s corporate general and administrative function and costs remaining with the Studio Business.

The Studio Business also pays certain costs on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs which are reflected as expenses of the Starz Business. The Starz Business also pays certain costs on behalf of the Studio Business such as legal expenses, software development costs and severance which are reflected as expenses of the Studio Business. The settlement of reimbursable expenses between the Studio Business and the Starz Business have been accounted for as parent net investment. See Note 20 to the audited combined financial statements of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this Amendment No. 1.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Management believes the assumptions underlying the combined financial statements, including the assumptions regarding the allocation of general and administrative expenses from Lionsgate to the Studio Business, are reasonable. However, as mentioned above, the allocations may not include all of the actual expenses that would have been incurred by the Studio Business and may not reflect its combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Studio Business been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the Studio Business been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions the Studio Business might have performed directly or outsourced, and strategic decisions the Studio Business might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. See “Components of Results of Operations- Expenses” below, and Note 20 to our audited combined financial statements for further detail of the allocations included in the Studio Business combined financial statements included elsewhere in this Amendment No. 1.

Components of Results of Operations

Revenues

Our revenues are derived from the Motion Picture and Television Production segments, as described below. As mentioned above, we refer to our Motion Picture and Television Production segments collectively as our Studio Business. Our revenues are derived from the U.S., Canada, the United Kingdom and other foreign countries. None of the non-U.S. countries individually comprised greater than 10% of total revenues for the years ended March 31, 2024 and 2023.

Motion Picture: Our Motion Picture segment includes revenues derived from the following:

•

Theatrical. Theatrical revenues are derived from the domestic theatrical release of motion pictures licensed to theatrical exhibitors on a picture-by-picture basis (distributed by us directly in the U.S. and through a sub-distributor in Canada). The revenues from Canada are reported net of distribution fees and release expenses of the Canadian sub-distributor. The financial terms that we negotiate with our theatrical exhibitors in the U.S. generally provide that we receive a percentage of the box office results.

•

Home Entertainment. Home entertainment revenues are derived from the sale or rental of our film productions and acquired or licensed films and certain television programs (including theatrical and direct-to-video releases) on packaged media and through digital media platforms (including pay-per-view and video-on-demand platforms, electronic sell through, and digital rental). In addition, we have revenue sharing arrangements with certain digital media platforms which generally provide that, in exchange for a nominal or no upfront sales price, we share in the rental or sales revenues generated by the platform on a title-by-title basis.

•

Television. Television revenues are primarily derived from the licensing of our theatrical productions and acquired films to the linear pay, basic cable and free television markets. In addition, when a license in our traditional pay television window is made to a subscription video-on-demand (“SVOD”) or other digital platform, the revenues are included here.

•

International. International revenues are derived from (1) licensing of our productions, acquired films, our catalog product and libraries of acquired titles to international distributors, on a territory-by-territory basis; and (2) the direct distribution of our productions, acquired films, and our catalog product and libraries of acquired titles in the United Kingdom.

•

Other. Other revenues are derived from, among others, the licensing of our film and television and related content (games, music, location-based entertainment royalties, etc.) to other ancillary markets.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Television Production: Our Television Production segment includes revenues derived from the following:

•

Television. Television revenues are derived from the licensing to domestic markets (linear pay, basic cable, free television and syndication) of scripted and unscripted series, television movies, mini-series and non-fiction programming. Television revenues include fixed fee arrangements as well as arrangements in which we earn advertising revenue from the exploitation of certain content on television networks. Television revenues also include revenue from licenses to SVOD platforms in which the initial license of a television series is to a SVOD platform.

•

International. International revenues are derived from the licensing and syndication to international markets of scripted and unscripted series, television movies, mini-series and non-fiction programming.

•	Home Entertainment. Home entertainment revenues are derived from the sale or rental of television production movies or series on packaged media and through digital media platforms.

•

Other. Other revenues are derived from, among others, the licensing of our television programs to other ancillary markets, the sales and licensing of music from the television broadcasts of our productions, and from commissions and executive producer fees earned related to talent management.

Expenses

Our primary operating expenses include direct operating expenses, distribution and marketing expenses and general and administration expenses.

Direct operating expenses include amortization of film and television production or acquisition costs, participation and residual expenses, provision for doubtful accounts, and foreign exchange gains and losses.

Participation costs represent contingent consideration payable based on the performance of the film or television program to parties associated with the film or television program, including producers, writers, directors or actors. Residuals represent amounts payable to various unions or “guilds” such as the Screen Actors Guild—American Federation of Television and Radio Artists, Directors Guild of America, and Writers Guild of America, based on the performance of the film or television program in certain ancillary markets or based on the individual’s (i.e., actor, director, writer) salary level in the television market.

Distribution and marketing expenses primarily include the costs of theatrical prints and advertising (“P&A”) and premium video-on-demand (“Premium VOD”) expense and of DVD/Blu-ray duplication and marketing. Theatrical P&A includes the costs of the theatrical prints delivered to theatrical exhibitors and the advertising and marketing cost associated with the theatrical release of the picture. Premium VOD expense represents the advertising and marketing cost associated with the Premium VOD release of the picture. DVD/Blu-ray duplication represents the cost of the DVD/Blu-ray product and the manufacturing costs associated with creating the physical products. DVD/Blu-ray marketing costs represent the cost of advertising the product at or near the time of its release or special promotional advertising.

General and administration expenses include salaries and other overhead and include allocations for certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, investor relations, accounting, tax, legal, human resources, occupancy, and other shared services. See “Basis of Presentation” above, Note 1 and Note 20 to our audited combined financial statements for further details on our methodology for allocating these costs. Allocations of expenses from Lionsgate are not necessarily indicative of future expenses and do not necessarily reflect results that would have been achieved by the Studio Business as an independent, publicly traded company for the periods presented. Lionsgate’s corporate and shared service function expense and the allocation reflected in the Studio Business’s audited combined financial statements is presented in the table below:

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

	Year Ended
	March 31,
	2024	2023
	(Amounts in millions)
Lionsgate corporate general and administrative expenses:
Lionsgate corporate general and administrative expenses, excluding share-based compensation	$136.1	$122.6
Share-based compensation	20.7	36.3

Total Lionsgate corporate general and administrative expenses	$156.8	$158.9

Allocation to the Studio Business
General and administrative expenses, excluding allocation of Lionsgate corporate and shared employee share-based compensation expense	$110.6	$100.8
Allocation of shared employee share-based compensation expense	15.0	26.7

Total allocation to the Studio Business	$125.6	$127.5

Recurring standalone costs may be higher than historical allocations as the corporate general and administrative functions will remain at the Studio Business following the Business Combination, which may have an impact on profitability and operating cash flows. See “Basis of Presentation” above for more information.

Acquisition of eOne

On December 27, 2023, Lionsgate and its subsidiaries, Lions Gate Entertainment Inc., a Delaware corporation (“LGEI”), and Lions Gate International Motion Pictures S.à.r.l., a Luxembourg société à responsabilité limitée (“LGIMP” and, with Lionsgate and LGEI, collectively the “Buyers”), completed the previously announced acquisition of all of the issued and outstanding equity interests of the companies constituting the Entertainment One television and film (“eOne”) business from Hasbro, Inc., a Rhode Island corporation (“Hasbro”), pursuant to that certain Equity Purchase Agreement (the “Purchase Agreement”) dated August 3, 2023. The aggregate cash purchase price was approximately $385.1 million, inclusive of certain purchase price adjustments, including for cash, debt, and working capital. The preliminary purchase price is subject to further adjustments based on the final determination of the purchase price adjustments. The acquisition of eOne, a film and television production and distribution company, builds the Company’s film and television library, strengthens the Company’s scripted and unscripted television business, and continues to expand the Company’s presence in Canada and the U.K.

The acquisition was accounted for under the acquisition method of accounting, with the financial results of eOne included in the Studio Business’s combined results from December 27, 2023. Revenues and loss before income taxes from eOne for the period from December 27, 2023 through March 31, 2024 amounted to approximately $113.8 million and $4.9 million, respectively. The Company incurred approximately $9.4 million of acquisition-related costs that were expensed in restructuring and other during the fiscal year ended March 31, 2024.

eOne revenues for the fiscal year ended December 25, 2022 were $827.8 million, as compared to $921.0 million for the fiscal year ended December 26, 2021. eOne revenues for the nine months ended October 1, 2023 were $419.3 million, as compared to $518.2 million for the nine months ended September 25, 2022. The decrease in revenues was driven by lower scripted and unscripted television deliveries, as well as lower film releases and/ or sales in the 2023 period compared to the 2022 period. These decreases were due primarily to the impact of the several months-long worker strikes by the Writers Guild of America and the American actors’ union, SAG-AFTRA, which disrupted the number and timing of planned program productions.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

See Note 2 to the Studio Business’s audited combined financial statements for further information.

Industry Strikes

In May 2023, the Writers Guild of America (“WGA”) commenced an industry-wide strike following the expiration of its collective bargaining agreement with the Alliance of Motion Picture and Television Producers (“AMPTP”). In July 2023, the Screen Actors Guild - American Federation of Television and Radio Artists (“SAG-AFTRA”) also commenced an industry-wide strike following the expiration of its collective bargaining agreement with the AMPTP. The WGA strike ended in September 2023, and the SAG-AFTRA strike ended in November 2023, and collective bargaining agreements were subsequently reached between the AMPTP and the WGA and SAG-AFTRA. These strikes resulted in temporary shutdowns of production on certain of our television and film programming, which resulted in less new content available for licensing and distribution, lower-than-expected spending for content and marketing costs in fiscal 2024, and reduced revenues in our talent management business due to the delays in productions across the industry.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our accounting policies are more fully described in Note 1 to our audited combined financial statements. As disclosed in Note 1 to our audited combined financial statements, the preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. The application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. As described more fully below, these estimates bear the risk of change due to the inherent uncertainty of the estimate. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments.

Accounting for Films and Television Programs

Capitalized costs for films or television programs are predominantly monetized individually.

Amortization. Film cost amortization as well as participations and residuals expense are based on management’s estimates. Costs of acquiring and producing films and television programs and of acquired libraries are amortized and estimated liabilities for participations and residuals costs are accrued using the individual-film-forecast method, based on the ratio of the current period’s revenues to management’s estimated remaining total gross revenues to be earned (“ultimate revenue”). Management’s judgment is required in estimating ultimate revenue and the costs to be incurred throughout the life of each film or television program.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Management estimates ultimate revenues based on historical experience with similar titles or the title genre, the general public appeal of the cast, audience test results when available, actual performance (when available) at the box office or in markets currently being exploited, and other factors such as the quality and acceptance of motion pictures or programs that our competitors release into the marketplace at or near the same time, critical reviews, general economic conditions and other tangible and intangible factors, many of which we do not control and which may change.

For motion pictures, ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release of the motion picture. The most sensitive factor affecting our estimate of ultimate revenues for a film intended for theatrical release is the film’s theatrical performance, as subsequent revenues from the licensing and sale in other markets have historically been highly correlated to its theatrical performance. After a film’s release, our estimates of revenue from succeeding markets are revised based on historical relationships and an analysis of current market trends.

For an episodic television series, the period over which ultimate revenues are estimated cannot exceed ten years following the date of delivery of the first episode, or, if still in production, five years from the date of delivery of the most recent episode, if later. The most sensitive factors affecting our estimate of ultimate revenues for a television series is whether the series will be ordered for a subsequent season and estimates of revenue in secondary markets other than the initial license fee, which may depend on a number of factors, including, among others, the ratings or viewership the program achieves on the customers’ platforms. The initial estimate of ultimate revenue may include estimates of revenues outside of the initial license window (i.e., international, home entertainment and other distribution platforms) and are based on historical experience for similar programs (genre, duration, etc.) and the estimated number of seasons of the series. Ultimates of revenue beyond the initial license fee are generally higher for programs that have been or are expected to be ordered for multiple seasons. We regularly monitor the performance of each season, and evaluate whether impairment indicators are present (i.e., low ratings, cancellations or the season is not reordered), and based upon our review, we revise our estimates as needed and perform an impairment assessment if impairment indicators are present (see below).

For titles included in acquired libraries, ultimate revenue includes estimates over a period not to exceed twenty years following the date of acquisition.

Due to the inherent uncertainties involved in making such estimates of ultimate revenues and expenses, these estimates have differed in the past from actual results and are likely to differ to some extent in the future from actual results. In addition, in the normal course of our business, some films and titles are more successful or less successful than anticipated. Management regularly reviews and revises when necessary its ultimate revenue and cost estimates, which may result in a change in the rate of amortization of film costs and participations and residuals and/or a write-down of all or a portion of the unamortized costs of the film or television program to its estimated fair value (see below).

An increase in the estimate of ultimate revenue will generally result in a lower amortization rate and, therefore, less film and television program amortization expense, while a decrease in the estimate of ultimate revenue will generally result in a higher amortization rate and, therefore, higher film and television program amortization expense, and also periodically results in an impairment requiring a write-down of the film cost to the title’s fair value. These write-downs are included in amortization expense within direct operating expenses in our combined statements of operations. See further discussion below under Impairment Assessment.

Impairment Assessment. An individual film or television program is evaluated for impairment when events or changes in circumstances indicate that the fair value of an individual film is less than its unamortized cost. If the result of the impairment test indicates that the carrying value exceeds the estimated fair value, an impairment charge will then be recorded for the amount of the difference.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Estimate of Fair Value. The fair value is determined based on a discounted cash flow analysis of the cash flows directly attributable to the title. For motion pictures intended for theatrical release, the discounted cash flow analysis used in the impairment evaluation prior to theatrical release is subjective and the key inputs include estimates of future anticipated revenues and estimates of box office performance, which may differ from future actual results. These estimates are based in part on the historical performance of similar films, test audience results when available, information regarding competing film releases, and critic reviews. As disclosed in Note 3 to the audited combined financial statements, the unamortized balance related to completed and not released and in progress theatrical films was $532.5 million at March 31, 2024. For television programs, the discounted cash flow analysis used in the impairment evaluation includes key inputs such as estimates of future anticipated revenue, as discussed above. See further discussion of Valuation Assumptions below.

Valuation Assumptions. The discounted cash flow analysis includes cash flows estimates of ultimate revenue and costs as well as a discount rate (a Level 3 fair value measurement, see Note 10 to our audited combined financial statements). The discount rate utilized in the discounted cash flow analysis is based on the weighted average cost of capital of the Company plus a risk premium representing the risk associated with producing a particular film or television program or film group. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films and television programs may be required as a consequence of changes in management’s future revenue estimates.

Revenue Recognition. Our Motion Picture and Television Production segments generate revenue principally from the licensing of content in domestic theatrical exhibition, home entertainment (e.g., digital media and packaged media), television, and international market places.

Our content licensing arrangements include fixed fee and minimum guarantee arrangements, and sales or usage based royalties. Our fixed fee or minimum guarantee licensing arrangements in the television, digital media and international markets may, in some cases, include multiple titles, multiple license periods (windows) with a substantive period in between the windows, rights to exploitation in different media, or rights to exploitation in multiple territories, which may be considered distinct performance obligations. When these performance obligations are considered distinct, the fixed fee or minimum guarantee in the arrangement is allocated to the title, window, media right or territory as applicable, based on estimates of relative standalone selling prices. The amounts related to each performance obligation (i.e., title, window, media or territory) are recognized when the content has been delivered, and the window for the exploitation right in that territory has begun, which is the point in time at which the customer is able to begin to use and benefit from the content.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Sales or usage based royalties represent amounts due to us based on the “sale” or “usage” of our content by the customer, and revenues are recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales or usage-based royalty has been allocated has been satisfied (or partially satisfied). Generally, when we license completed content (with standalone functionality, such as a movie, or television show), our performance obligation will be satisfied prior to the sale or usage. When we license intellectual property that does not have stand-alone functionality (e.g., brands, themes, logos, etc.), our performance obligation is generally satisfied in the same period as the sale or usage. The actual amounts due to us under these arrangements are generally not reported to us until after the close of the reporting period. We record revenue under these arrangements for the amounts due and not yet reported to us based on estimates of the sales or usage of these customers and pursuant to the terms of the contracts. Such estimates are based on information from our customers, historical experience with similar titles in that market or territory, the performance of the title in other markets and/or available data in the industry. While we believe these estimates are reasonable estimates of the amounts due under these arrangements, such estimated amounts could differ from the actual amounts to be subsequently reported by the customer, which could be higher or lower than our estimates, and could result in an adjustment to revenues in future periods.

Revenue from the theatrical release of feature films are treated as sales or usage-based royalties and recognized starting at the exhibition date and based on our participation in box office receipts of the theatrical exhibitor.

Digital media revenue sharing arrangements are recognized as sales or usage based royalties.

Revenue from the sale of physical discs (DVDs, Blu-ray or 4K Ultra HD), referred to as “Packaged Media”, in the retail market, net of an allowance for estimated returns and other allowances, is recognized on the later of receipt by the customer or “street date” (when it is available for sale by the customer).

Revenue from commissions are recognized as such services are provided.

Goodwill. At March 31, 2024 and 2023, the carrying value of goodwill was $811.2 million and $795.6 million, respectively. Goodwill is allocated to our reporting units, which are our operating segments or one level below our operating segments (component level). Reporting units are determined by the discrete financial information available for the component and whether that information is regularly reviewed by segment management. Components are aggregated into a single reporting unit if they share similar economic characteristics. Our reporting units for purposes of goodwill impairment testing, along with their respective goodwill balances at March 31, 2024 and 2023, were Motion Picture (goodwill of $399 million and $394 million, respectively), and our Television (goodwill of $320 million and $309 million, respectively) and Talent Management (goodwill of $93 million) businesses, both of which are part of our Television Production segment.

Goodwill is not amortized but is reviewed for impairment each fiscal year or between the annual tests if an event occurs or circumstances change that indicates it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value. We perform our annual impairment test as of January 1 in each fiscal year. A goodwill impairment loss would be recognized for the amount that the carrying amount of a reporting unit, including goodwill, exceeds its fair value. An entity may perform a qualitative assessment of the likelihood of the existence of a goodwill impairment. The qualitative assessment is an evaluation, based on all identified events and circumstances which impact the fair value of the reporting unit of whether or not it is more-likely-than-not that the fair value is less than the carrying value of the reporting unit. If we believe that as a result of our qualitative assessment it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, a quantitative impairment test is not required but may be performed at the option of the Company. A quantitative assessment requires determining the fair value of our reporting units. The determination of fair value requires considerable judgment and requires assumptions and estimates of many factors, including revenue and market growth, operating margins and cash flows, market multiples and discount rates.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

In performing a quantitative assessment of goodwill, we determine the fair value of our reporting units by using a combination of discounted cash flow (“DCF”) analyses and market-based valuation methodologies. The models rely on significant judgments and assumptions surrounding general market and economic conditions, short-term and long-term growth rates, discount rates, income tax rates, and detailed management forecasts of future cash flow and operating margin projections, and other assumptions, all of which are based on our internal forecasts of future performance as well as historical trends. The market-based valuation method utilizes EBITDA multiples from guideline public companies operating in similar industries and a control premium. The results of these valuation methodologies are weighted as to their relative importance and a single fair value is determined. Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the annual or interim goodwill impairment tests will prove to be an accurate prediction of the future.

Goodwill Impairment Assessments:

Fiscal 2024. For our annual goodwill impairment test for fiscal 2024, we performed qualitative goodwill impairment assessments for all of our reporting units (Motion Picture, and our Television and Talent Management businesses, both of which are part of our Television Production segment). Our qualitative assessment considered the recent performance of these reporting units, and updated forecasts of performance and cash flows, as well as the current micro and macroeconomic environments in relation to the current and expected performance of these reporting units, and industry considerations, and determined that since the date of the most recent quantitative assessment performed over these reporting units, there were no events or circumstances that rise to a level that would more-likely-than-not reduce the fair value of those reporting units below their carrying values; therefore, a quantitative goodwill impairment analysis was not required for these reporting units. See Note 6 to the audited combined financial statements for further information.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Fiscal 2023. In the second quarter of fiscal 2023, we updated our quantitative impairment assessment for all of our reporting units based on the most recent data and expected growth trends. The DCF analysis components of the fair value estimates were determined primarily by discounting estimated future cash flows, which included weighted average perpetual nominal growth rates ranging from 1.5% to 3.5%, at a weighted average cost of capital (discount rate) ranging from 11.0% to 13.0%, which considered the risk of achieving the projected cash flows, including the risk applicable to the reporting unit, industry and market as a whole. Based on the quantitative impairment assessment, the Company determined that the fair value of its reporting units exceeded the carrying values for all of its reporting units.

Management will continue to monitor all of its reporting units for further changes in the business environment that could impact the recoverability in future periods. The recoverability of goodwill is dependent upon the continued growth of revenue and cash flows from our business activities. Examples of events or circumstances that could result in changes to the underlying key assumptions and judgments used in our goodwill impairment tests, and ultimately impact the estimated fair value of our reporting units may include the global economy; consumer consumption levels of our content; adverse macroeconomic conditions related to higher inflation and interest rates and currency rate fluctuations, and the impact on the global economy from wars, terrorism and multiple international conflicts, and future bank failures; volatility in the equity and debt markets which could result in higher weighted-average cost of capital; capital market transactions; the duration and potential impact of strikes of unions, on our ability to produce, acquire and distribute our content; the commercial success of our television programming and motion pictures; our continual contractual relationships with our customers; and changes in consumer behavior. If our assumptions are not realized, it is possible that additional impairment charges may need to be recorded in the future.

Corporate expense allocation. Lionsgate’s corporate general and administrative functions and costs have historically provided oversight over both the Starz Business and the Studio Business. These functions and costs include, but are not limited to, salaries and wages for certain executives and other corporate officers related to executive oversight, investor relations costs, costs for the maintenance of corporate facilities, and other common administrative support functions, including corporate accounting, finance and financial reporting, audit and tax costs, corporate and other legal support functions, and certain information technology and human resources. Accordingly, the audited combined financial statements of the Studio Business include allocations of certain general and administrative expenses (inclusive of share-based compensation) from Lionsgate of $125.6 million and $127.5 million for the years ended March 31, 2024 and 2023, respectively, related to these corporate and shared service functions historically provided by Lionsgate.

The allocation of costs to the Studio Business are subjective and requires considerable judgment. The allocations of general and administrative expenses to the Studio Business are on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated Lionsgate revenue, payroll expense or other measures management considered to be a reasonable reflection of the estimated historical utilization levels of these services. Such allocations represent approximately 80.1% and 80.2% for the years ended March 31, 2024 and 2023, respectively, of total Lionsgate corporate general and administrative expense. See Components of Results of Operations-Expenses above for further information.

Accordingly, the Studio Business combined financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity, and may not be indicative of the expenses that the Company will incur in the future. An increase or decrease in the expenses allocated to the Company or a change in the methodology of allocation of expenses could result in higher or lower general and administrative expense.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Income Taxes. For purposes of our combined financial statements, income taxes have been calculated as if we filed income tax returns on a standalone basis reflecting the income tax treatment of transactions and balances included within the managed basis combined financial statements of the Studio Business. Our U.S. operations and certain of our non-U.S. operations historically have been included in the income tax returns of Lionsgate or its subsidiaries that may not be part of the Company. We believe the assumptions supporting our allocation and presentation of income taxes on a separate return basis are reasonable. However, our tax results, as presented in the combined financial statements, may not be reflective of the results that we expect to generate in the future. However, as discussed in Note 1 to the audited combined financial statements of the Studio Business, the combined financial statements are presented on a managed basis rather than a legal entity basis, with certain deductions and other items that are included in the consolidated financial statements of Lionsgate, but not included in the combined financial statements of the Studio Business. Accordingly, the income tax provision and deferred taxes, including tax attributes, are expected to differ following the Business Combination.

For carve-out financial statement purposes, we determined our tax provision and deferred taxes on a separate return basis utilizing the same managed basis approach as the combined Studio Business financial statements as mentioned above, and accordingly recorded deferred tax assets related to net operating loss carryforwards and certain temporary differences, net of applicable reserves in each jurisdiction. We recognize a future tax benefit to the extent that realization of such benefit is more likely than not on a jurisdiction-by-jurisdiction basis; otherwise, a valuation allowance is applied. In order to realize the benefit of our deferred tax assets, we will need to generate sufficient taxable income in the future in each of the jurisdictions which have these deferred tax assets. However, the assessment as to whether there will be sufficient taxable income in a jurisdiction to realize our net deferred tax assets in that jurisdiction is an estimate which could change in the future depending primarily upon the actual performance of our Company. As of March 31, 2024, we have a valuation allowance of $341.6 million against certain U.S. and foreign deferred tax assets that may not be realized on a more likely than not basis.

Our effective tax rates differ from the federal statutory rate and are affected by many factors, including the overall level of pre-tax income (loss), the mix of our pre-tax income (loss) generated across the various jurisdictions in which we operate, any changes in tax laws and regulations in those jurisdictions, changes in uncertain tax positions, changes in valuation allowances against our deferred tax assets, tax planning strategies available to us and other discrete items.

Recent Accounting Pronouncements

See Note 1 to our audited combined financial statements for a discussion of recent accounting guidance.

Fiscal 2024 Compared to Fiscal 2023

Combined Results of Operations

The following table sets forth our combined results of operations for the fiscal years ended March 31, 2024 and 2023. Due to the acquisition of eOne, fiscal 2024 includes the results of operations of eOne from the acquisition date of December 27, 2023, see Note 2 to our combined financial statements for further details.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

	Year Ended
	March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Revenues
Studio Business
Motion Picture (1)	$1,656.3	$1,323.7	$332.6	25.1%
Television Production (2)	1,330.1	1,760.1	(430.0)	(24.4)%

Total revenues	2,986.4	3,083.8	(97.4)	(3.2)%
Expenses:
Direct operating	1,886.7	2,207.9	(321.2)	(14.5)%
Distribution and marketing	462.3	304.2	158.1	52.0%
General and administration	349.2	387.0	(37.8)	(9.8)%
Depreciation and amortization	15.6	17.9	(2.3)	(12.8)%
Restructuring and other	132.9	27.2	105.7	388.6%

Total expenses	2,846.7	2,944.2	(97.5)	(3.3)%

Operating income	139.7	139.6	0.1	0.1%
Interest expense	(222.5)	(162.6)	(59.9)	36.8%
Interest and other income	19.2	6.4	12.8	200.0%
Other expense	(20.0)	(21.2)	1.2	(5.7)%
Loss on extinguishment of debt	(1.3)	(1.3)	—	—%
Gain on investments, net	3.5	44.0	(40.5)	(92.0)%
Equity interests income	8.7	0.5	8.2	nm

Income (loss) before income taxes	(72.7)	5.4	(78.1)	nm
Income tax provision	(34.2)	(14.3)	(19.9)	139.2%

Net loss	(106.9)	(8.9)	(98.0)	nm
Less: Net loss attributable to noncontrolling interests	13.4	8.6	4.8	55.8%

Net loss attributable to Parent	$(93.5)	$(0.3)	$(93.2)	nm

nm - Percentage not meaningful.

(1)

Motion Picture revenues for the years ended March 31, 2024 and 2023, includes $128.2 million and $44.2 million, respectively, of revenues from licensing Motion Picture segment product to the Starz Business.

(2)

Television Production revenues for the years ended March 31, 2024 and 2023, includes $417.7 million and $731.3 million, respectively, of revenues from licensing Television Production segment product to the Starz Business.

Revenues. Combined revenues decreased $97.4 million in fiscal 2024 reflecting increased revenue in the Motion Picture segment, offset by decreased revenue in the Television Production segment.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Motion Picture revenue increased $332.6 million in fiscal 2024 due to increased home entertainment revenue driven by John Wick: Chapter 4 and The Hunger Games: The Ballad of Songbirds & Snakes, increased theatrical and international revenue primarily from The Hunger Games: The Ballad of Songbirds & Snakes, and higher television and other revenue. Motion Picture revenues for fiscal 2024 included approximately $19.5 million of revenues from eOne from the acquisition date of December 27, 2023. Motion Picture revenue included $128.2 million of revenue from licensing Motion Picture segment product to the Starz Business, representing an increase of $84.0 million from fiscal 2023.

Television Production revenue decreased $430.0 million due to decreased domestic television revenue from lower licensing of Starz original series to the Starz Business, and lower domestic television revenue, and decreased international, other, and home entertainment revenue. Television Production revenues for fiscal 2024 included approximately $94.3 million of revenues from eOne from the acquisition date of December 27, 2023. Television Production revenue included $417.7 million of revenue from licensing Television Production segment product to the Starz Business, representing a decrease of $313.6 million from fiscal 2023.

See further discussion in the Segment Results of Operations section below.

Direct Operating Expenses. Direct operating expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2024 and 2023:

	Year Ended March 31,
	2024		2023		Change
	Amount	% of Segment Revenues	Amount	% of Segment Revenues	Amount	Percent
	(Amounts in millions)
Direct operating expenses
Motion Picture	$796.0	48.1%	$666.5	50.4%	$129.5	19.4%
Television Production	1,090.1	82.0	1,541.5	87.6	(451.4)	(29.3)%
COVID-19 related charges (benefit)	(0.9)	nm	(8.9)	nm	8.0	(89.9)%
Other	1.5	nm	8.8	nm	(7.3)	(83.0)%

	$1,886.7	63.2%	$2,207.9	71.6%	$(321.2)	(14.5)%

nm - Percentage not meaningful.

Direct operating expenses decreased in fiscal 2024, due to lower direct operating expenses of the Television Production segment due to lower revenues from Television Production, partially offset by higher direct operating expenses of the Motion Picture segment due to higher Motion Picture revenues. See further discussion in the Segment Results of Operations section below.

COVID-19 Related Charges (Benefit). In fiscal 2024, direct operating expense included a benefit of $0.9 million, reflecting COVID related costs net of insurance recoveries of $1.0 million (fiscal 2023 - benefit of $8.9 million, net of insurance recoveries of $8.4 million). Direct operating expenses related to the COVID-19 global pandemic have been declining and are expected to continue to decline as the severity of the COVID-19 global pandemic continues to lessen. We are in the process of seeking additional insurance recovery for some of the costs incurred. The ultimate amount of insurance recovery cannot be estimated at this time.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Other. Other direct operating expense includes certain other development costs written off, and in fiscal 2023, other direct operating expenses also includes approximately $7.2 million in development costs written off in connection with certain management changes and changes in the theatrical marketplace in the Motion Picture segment, as a result of changes in strategy across its theatrical slate. These charges are excluded from segment operating results but included in direct operating expense in the combined statement of operations and reflected in the “other” line item above.

Distribution and Marketing Expenses. Distribution and marketing expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2024 and 2023:

	Year Ended March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Distribution and marketing expenses
Motion Picture	$427.0	$270.9	$156.1	57.6%
Television Production	35.3	33.3	2.0	6.0%

	$462.3	$304.2	$158.1	52.0%

U.S. theatrical P&A and Premium VOD expense included in Motion Picture distribution and marketing expense	$277.7	$149.8	$127.9	85.4%

Distribution and marketing expenses increased in fiscal 2024 primarily reflects greater Motion Picture theatrical P&A and Premium VOD expense associated with the theatrical slate releases in fiscal 2024. See further discussion in the Segment Results of Operations section below.

General and Administrative Expenses. General and administrative expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2024 and 2023:

	Year Ended
	March 31,				Change
	2024	% of Revenues	2023	% of Revenues	Amount	Percent
	(Amounts in millions)
General and administrative expenses
Motion Picture	$113.9		$109.8		$4.1	3.7%
Television Production	57.9		51.9		6.0	11.6%
Corporate allocations from Lionsgate, excluding allocation of share-based compensation expense	110.6		100.9		9.7	9.6%
Share-based compensation expense	54.8		69.2		(14.4)	(20.8)%
Purchase accounting and related adjustments	12.0		55.2		(43.2)	(78.3)%

Total general and administrative expenses	$349.2	11.7%	$387.0	12.5%	$(37.8)	(9.8)%

General and administrative expenses decreased in fiscal 2024, resulting from decreased purchase accounting and related adjustments and share-based compensation expense, partially offset by increased Television Production, Corporate and Motion Picture general and administrative expenses. Studio Business general and administrative expenses for fiscal 2024 included approximately $7.5 million from eOne from the acquisition date of December 27, 2023. See further discussion in the Segment Results of Operations section below.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

As discussed in Components of Results of Operations, for purposes of preparing the combined financial statements on a carve-out basis, the Company has been allocated a portion of Lionsgate’s total corporate expenses which are included in general and administrative expenses. Corporate general and administrative expenses increased approximately $9.7 million, or 9.6%, primarily due to an increase in incentive based compensation and approximately $4.0 million allocated corporate general and administrative expenses from eOne from the acquisition date of December 27, 2023. Allocations of expenses from Lionsgate are not necessarily indicative of future expenses and do not necessarily reflect results that would have been achieved as an independent, publicly traded company for the periods presented.

Certain of our employees participate in the share-based compensation plans sponsored by Lionsgate. Lionsgate share-based compensation awards granted to employees of the Company are reflected in parent net investment within the combined statements of equity (deficit) at the time they are expensed in the combined statements of operations. The combined statements of operations also include an allocation of Lionsgate corporate and shared employee share-based compensation expenses. The decrease in share-based compensation expense included in general and administrative expense in fiscal 2024, as compared to fiscal 2023 is primarily due to a decrease in the number of share-based payment awards incurring expense in fiscal 2024 as compared to fiscal 2023 and a decrease in the allocation of Lionsgate corporate and shared employee share-based compensation expense. The following table presents share-based compensation expense by financial statement line item:

	Year Ended
	March 31,
	2024	2023
	(Amounts in millions)
Share-based compensation is comprised of:
Studio employee share-based compensation expense	$39.8	$42.5
Allocation of Lionsgate corporate and shared employee share-based compensation expense	15.0	26.7

Total share-based compensation included in general and administrative expense	54.8	69.2
Restructuring and other(1)	7.7	4.2

Total share-based compensation expense	$62.5	$73.4

(1)

Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of vesting schedules for equity awards pursuant to certain severance arrangements.

Purchase accounting and related adjustments include the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment, and the non-cash charges for the accretion of the noncontrolling interest discount and the amortization of the recoupable portion of the purchase price related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense. The noncontrolling equity interests in the distributable earnings of 3 Arts Entertainment are reflected as an expense rather than noncontrolling interest in the combined statement of operations due to the relationship to continued employment. Purchase accounting and related adjustments decreased $43.2 million, or 78.3%, primarily due to lower noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment of $23.5 million associated with decreased earnings of 3 Arts Entertainment in fiscal 2024 due to production delays as a result of the industry strikes, and a lower noncontrolling interest ownership percentage a result of our acquisition of an additional interest in 3 Arts Entertainment (see Note 11 to our combined financial statements). In addition, purchase accounting and related adjustments decreased due to lower noncontrolling interest discount amortization of $13.2 million, and decreased amortization of the recoupable portion of the purchase price of 3 Arts Entertainment of $6.4 million, due to the amortization periods ending in November 2022 and May 2023, respectively.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Depreciation and Amortization Expense. Depreciation and amortization of $15.6 million for fiscal 2024 was comparable to depreciation and amortization of $17.9 million in fiscal 2023.

Restructuring and Other. Restructuring and other increased $105.7 million in fiscal 2024 as compared to fiscal 2023, and includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable. Restructuring and other costs were as follows for the fiscal years ended March 31, 2024 and 2023 (see Note 15 to our audited combined financial statements):

	Year Ended March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Restructuring and other:
Content and other impairments(1)	$12.8	$5.9	$6.9	116.9%
Severance(2)
Cash	27.5	10.8	16.7	154.6%
Accelerated vesting on equity awards (see Note 13 to our audited combined financial statements)	7.7	4.2	3.5	83.3%

Total severance costs	35.2	15.0	20.2	134.7%
COVID-19 related charges	—	0.1	(0.1)	(100.0)%
Transaction and other costs(3)	84.9	6.2	78.7	nm

	$132.9	$27.2	$105.7	nm

nm - Percentage not meaningful.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

(1)

Amounts in the fiscal year ended March 31, 2024 represent development costs written off in connection with changes in strategy in the Television Production segment as a result of the acquisition of eOne. Amounts in the fiscal year ended March 31, 2023 include an impairment of an operating lease right-of-use asset related to the Studio Business and corporate facilities amounting to $5.8 million associated with a portion of a facility lease that will no longer be utilized by the Company.

(2)

Severance costs were primarily related to restructuring activities and other cost-saving initiatives. In the fiscal year ended March 31, 2024, amounts were due to restructuring activities including integration of the acquisition of eOne and our Motion Picture and Television Production segments.

(3)

Amounts in the fiscal years ended March 31, 2024 and 2023 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with legal and other matters. In fiscal 2024, these amounts include $49.2 million associated with the acquisition of additional interest in 3 Arts Entertainment. Due to the new arrangement representing a modification of terms of the compensation element under the previous arrangement which resulted in the reclassification of the equity award to a liability award, the Company recognized incremental compensation expense of $49.2 million, representing the excess of the fair value of the modified award over amounts previously expensed. See Note 11 to our combined financial statements for further information. In addition, transaction and other costs in fiscal 2024 includes approximately $16.6 million of a loss associated with a theft at a production of a 51% owned consolidated entity. The Company expects to recover a portion of this amount under its insurance coverage and from the noncontrolling interest holders of this entity. The remaining amounts in fiscal 2024 primarily represent acquisition and integration costs related to the acquisition of eOne, and costs associated with the separation of the Starz Business from the Studio Business.

Interest Expense. Interest expense of $222.5 million in fiscal 2024, increased $59.9 million from fiscal 2023 due to higher average interest rates and balances on variable rate corporate debt and film related obligations, partially offset by a larger benefit from the interest rate swaps. The following table sets forth the components of interest expense for the fiscal years ended March 31, 2024 and 2023:

	Year Ended
	March 31,
	2024	2023
	(Amounts in millions)
Interest Expense
Cash Based:
Revolving Credit Facility	$43.0	$12.9
Term loans	90.6	63.0
Other(1)	63.8	64.9

	197.4	140.8
Amortization of debt issuance costs and other non-cash interest(2)	25.1	21.8

Total interest expense	$222.5	$162.6

(1)

Other interest expense includes payments associated with certain film related obligations (Production Tax Credit Facility, IP Credit Facility, Backlog Facility and other, see Note 8 to our audited combined financial statements), and payments and receipts associated with the Company’s interest rate swaps (see Note 18 to our audited combined financial statements).

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

(2)

Amounts include the amortization of unrealized losses in accumulated other comprehensive income (loss) related to de-designated interest rate swaps which are being amortized to interest expense (see Note 18 to our audited combined financial statements).

Interest and Other Income. Interest and other income of $19.2 million for the fiscal year ended March 31, 2024 increased as compared to interest and other income of $6.4 million for the fiscal year ended March 31, 2023, due to certain insurance recoveries in fiscal 2024.

Other Expense. Other expense of $20.0 million for fiscal 2024 decreased as compared to other expense of $21.2 million for fiscal 2023, and represented the loss recorded related to our monetization of accounts receivable programs (see Note 19 to our audited combined financial statements).

Loss on Extinguishment of Debt. Loss on extinguishment of debt of $1.3 million for fiscal 2024 is due to the write-off of issuance costs associated with the early prepayment of certain production loans.

In fiscal 2023, loss on extinguishment of debt of $1.3 million related to the write-off of debt issuance costs associated with the voluntary prepayment of the entire outstanding amount of Term Loan A due March 22, 2023.

Gain on Investments, net. Gain on investments, net, was $3.5 million for fiscal 2024, as compared to gain on investments, net of $44.0 million for fiscal 2023 which primarily represented a gain associated with the sale of a portion of our ownership interest in STARZPLAY Arabia.

Equity Interests Income. Equity interests income of $8.7 million in fiscal 2024 increased from equity interests income of $0.5 million in fiscal 2023 due to higher income generated by our equity method investees.

Income Tax Provision. On a standalone entity basis for purposes of these carve-out financial statements, we had an income tax provision of $34.2 million in fiscal 2024, compared to an income tax provision of $14.3 million in fiscal 2023. Our income tax provision differs from the federal statutory rate multiplied by pre-tax income (loss) due to the mix of our pre-tax income (loss) generated across the various jurisdictions in which we operate, changes in the valuation allowance against our deferred tax assets, and certain minimum taxes and foreign withholding taxes.

As computed on a separate return basis, with the combined historical results of the Studio Business presented on a managed basis as discussed in Basis of Presentation, at March 31, 2024, we had state net operating loss carryforwards of approximately $251.6 million which expire in varying amounts beginning in 2025, Canada net operating loss carryforwards of approximately $359.6 million which expire in varying amounts beginning in 2036, Spain net operating loss carryforwards of approximately $96.1 million which expire in varying amounts beginning in 2036, and U.K. net operating loss carryforwards of approximately $95.1 million with no expiration. However, under the managed basis of presentation of the Studio Business, the combined historical results exclude certain deductions and other items and therefore, for purposes of these combined financial statements, these items are not reflected in the calculations of net operating loss carryforwards of the Studio Business. Following the Business Combination, through a tax sharing arrangement with Lionsgate, a substantial portion of Lionsgate’s federal net operating loss carryforwards of $1.3 billion and state net operating loss carryforwards of $1.2 billion as of March 31, 2024, are expected to be retained by the Studio Business. In addition, a substantial portion of Lionsgate’s U.S. tax credits on foreign taxes paid, amounting to $64.9 million as of March 31, 2024, are expected to be retained by the Studio Business. Lionsgate net operating loss carryforwards currently have a significant valuation allowance and the Studio Business would need to assess the need for a valuation allowance post Business Combination.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Net Loss attributable to Parent. Net loss attributable to Parent for the fiscal year ended March 31, 2024 was $93.5 million. This compares to net loss attributable to Parent for the fiscal year ended March 31, 2023 of $0.3 million.

Segment Results of Operations and Non-GAAP Measures

The Company’s primary measure of segment performance is segment profit. Segment profit is defined as segment revenues, less segment direct operating expense and segment distribution and marketing expense, less segment general and administration expense. Total segment profit represents the sum of segment profit for our individual segments, net of eliminations for intersegment transactions. Segment profit and total segment profit excludes, when applicable, corporate general and administrative expense, restructuring and other costs, share-based compensation, certain programming and content charges as a result of changes in management and/or programming and content strategy, certain charges related to the COVID-19 global pandemic, charges resulting from Russia’s invasion of Ukraine, and purchase accounting and related adjustments. Segment profit is a GAAP financial measure and is disclosed in Note 16 to our audited combined financial statements.

We also present below our total segment profit for all of our segments. Total segment profit, when presented outside of the segment information and reconciliations included in Note 16 to our audited combined financial statements, is considered a non-GAAP financial measure, and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. We use this non-GAAP measure, among other measures, to evaluate the aggregate operating performance of our business.

The Company believes the presentation of total segment profit is relevant and useful for investors because it allows investors to view total segment performance in a manner similar to the primary method used by the Company’s management and enables investors to understand the fundamental performance of the Company’s businesses before non-operating items. Total segment profit is considered an important measure of the Company’s performance because it reflects the aggregate profit contribution from the Company’s segments and represents a measure, consistent with our segment profit, that eliminates amounts that, in management’s opinion, do not necessarily reflect the fundamental performance of the Company’s businesses, are infrequent in occurrence, and in some cases are non-cash expenses. Not all companies calculate segment profit or total segment profit in the same manner, and segment profit and total segment profit as defined by the Company may not be comparable to similarly titled measures presented by other companies due to differences in the methods of calculation and excluded items.

The following table reconciles the GAAP measure, operating income, to the non-GAAP measure, total segment profit, for the fiscal years ended March 31, 2024 and 2023. In addition, each of segment direct operating expense, distribution and marketing expense and general and administrative expense is reconciled to the respective line items presented in the GAAP-based statement of operations in the preceding section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations which discusses combined results of operations.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

	Year Ended
	March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Operating income	$139.7	$139.6	$0.1	0.1%
Corporate general and administrative expense allocations from Lionsgate, excluding allocation of share-based compensation expense	110.6	100.9	9.7	9.6%
Adjusted depreciation and amortization	10.5	12.2	(1.7)	(13.9)%
Restructuring and other	132.9	27.2	105.7	388.6%
COVID-19 related charges (benefit)	(0.9)	(8.9)	8.0	(89.9)%
Content charges	1.5	8.1	(6.6)	(81.5)%
Adjusted share-based compensation expense	54.8	69.2	(14.4)	(20.8)%
Purchase accounting and related adjustments	17.1	61.6	(44.5)	(72.2)%

Total segment profit	$466.2	$409.9	$56.3	13.7%

See Note 16 to our combined financial statements for further information on the reconciling line items above, and for reconciliations of depreciation and amortization and share-based compensation expense as presented on our combined statements of operations to adjusted depreciation and amortization and adjusted share-based compensation expense, respectively, as presented in the line items above.

The table below sets forth the revenues and segment profit by segment:

	Year Ended
	March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Revenue
Motion Picture	$1,656.3	$1,323.7	$332.6	25.1%
Television Production	1,330.1	1,760.1	(430.0)	(24.4)%

	$2,986.4	$3,083.8	$(97.4)	(3.2)%

Segment Profit
Motion Picture	$319.4	$276.5	$42.9	15.5%
Television Production	146.8	133.4	13.4	10.0%

Total Segment Profit	$466.2	$409.9	$56.3	13.7%

See the following discussion for further detail of our individual segments.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Motion Picture

The table below sets forth Motion Picture gross contribution and segment profit for the fiscal years ended March 31, 2024 and 2023:

	Year Ended
	March 31,		Change
	2024	2023	Amount	Percent
	(Amounts in millions)
Motion Picture Segment:
Revenue	$1,656.3	$1,323.7	$332.6	25.1%
Expenses:
Direct operating expense	796.0	666.5	129.5	19.4%
Distribution & marketing expense	427.0	270.9	156.1	57.6%

Gross contribution	433.3	386.3	47.0	12.2%
General and administrative expenses	113.9	109.8	4.1	3.7%

Segment profit	$319.4	$276.5	$42.9	15.5%

U.S. theatrical P&A and Premium VOD expense included in distribution and marketing expense	$277.7	$149.8	$127.9	85.4%
Direct operating expense as a percentage of revenue	48.1%	50.4%
Gross contribution as a percentage of revenue	26.2%	29.2%

Revenue. The table below sets forth Motion Picture revenue by media and product category for the fiscal years ended March 31, 2024 and 2023. Motion Picture revenues for fiscal 2024 included approximately $19.5 million of revenues from eOne from the acquisition date of December 27, 2023.

	Year Ended March 31,
	2024			2023			Total Increase (Decrease)
	Lionsgate Original Releases(1)	Other Film(2)	Total	Lionsgate Original Releases(1)	Other Film(2)	Total
			(Amounts in millions)
Motion Picture Revenue
Theatrical	$222.4	$4.1	$226.5	$115.6	$5.1	$120.7	$105.8
Home Entertainment
Digital Media	459.7	192.6	652.3	354.7	172.8	527.5	124.8
Packaged Media	57.3	26.7	84.0	35.8	34.7	70.5	13.5

Total Home Entertainment	517.0	219.3	736.3	390.5	207.5	598.0	138.3
Television	240.5	33.9	274.4	173.8	44.0	217.8	56.6
International	332.9	58.1	391.0	298.7	66.3	365.0	26.0
Other	19.8	8.3	28.1	15.1	7.1	22.2	5.9

	$1,332.6	$323.7	$1,656.3	$993.7	$330.0	$1,323.7	$332.6

(1)

Lionsgate Original Releases: Includes titles originally planned for a wide theatrical release by Lionsgate, including titles that have changed from a planned wide theatrical release to an initial direct-to-streaming release. These releases include films developed and produced in-house, films co-developed and co-produced and films acquired or licensed from third parties. In addition, Lionsgate Original Releases also includes multi-platform and direct-to-platform motion pictures originally released or licensed by Lionsgate, and the licensing of our original release motion picture content to other ancillary markets (location-based entertainment, games, etc.).

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

(2)

Other Film: Includes acquired and licensed brands and libraries originally released by other parties such as third-party library product, including our titles released by acquired companies prior to our acquisition of the company (i.e., Summit Entertainment library), and titles released with our equity method investees, Roadside Attractions and Pantelion Films, and other titles.

Theatrical revenue increased $105.8 million in fiscal 2024, as compared to fiscal 2023, due to an increase of $106.8 million from Lionsgate Original Releases driven by the performance of our fiscal 2024 theatrical slate, and in particular, The Hunger Games: The Ballad of Songbirds & Snakes, and to a lesser extent, Saw X. The increase was also, to a lesser extent, due to a greater number of theatrical slate releases in fiscal 2024 as compared to fiscal 2023.

Home entertainment revenue increased $138.3 million, or 23.1%, in fiscal 2024, as compared to fiscal 2023, due to higher digital media revenue of $124.8 million. The increase in digital media revenue was due to an increase from Lionsgate Original Releases of $105.0 million due to revenues from John Wick: Chapter 4 (fiscal 2023 theatrical slate title), The Hunger Games: The Ballad of Songbirds & Snakes and previous Hunger Games titles, and to a lesser extent, from a greater number of fiscal 2024 theatrical slate titles released on home entertainment digital media in fiscal 2024 as compared to fiscal 2023. The increase in digital media revenue was also due to an increase from Other Film of $19.8 million from our acquired library titles.

Television revenue increased $56.6 million, or 26.0%, in fiscal 2024, as compared to fiscal 2023, due to an increase from Lionsgate Original Releases of $66.7 million due to a greater number of television windows opening from our fiscal 2024 and fiscal 2023 theatrical slates than from our fiscal 2023 and fiscal 2022 theatrical slates in the prior fiscal year, and higher revenue recognized for those titles, and in particular, John Wick: Chapter 4, partially offset by a decrease from Other Film of $10.1 million primarily from our acquired library titles.

International revenue increased $26.0 million, or 7.1%, in fiscal 2024, as compared to fiscal 2023 due to an increase from Lionsgate Original Releases of $34.2 million driven by higher revenue generated from our fiscal 2024 and fiscal 2023 theatrical slate titles, and in particular, The Hunger Games: The Ballad of Songbirds & Snakes, as compared to the revenue generated from our fiscal 2023 and fiscal 2022 theatrical slate titles in the prior fiscal year, partially offset by a lower revenue from direct-to-platform and multi-platform releases. The increase in Lionsgate Original Releases was partially offset by a decrease from Other Film of $8.0 million from our acquired library titles.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Direct Operating Expense. The increase in direct operating expenses is due to higher motion picture revenue in fiscal 2024. Direct operating expenses as a percentage of motion picture revenue decreased slightly and is driven by the change in the mix of titles and product categories generating revenue in fiscal 2024 as compared to fiscal 2023, in particular the lower amortization rate of our fiscal 2024 theatrical slate as compared to our fiscal 2023 theatrical slate. Investment in film write-downs included in Motion Picture segment direct operating expense in fiscal 2024 were $34.6 million, as compared to $6.2 million in fiscal 2023.

Distribution and Marketing Expense. The increase in distribution and marketing expense in fiscal 2024 is due primarily to higher theatrical P&A and Premium VOD expense associated with the theatrical slate releases in fiscal 2024. In the fiscal year ended March 31, 2024 approximately $26.2 million of P&A and Premium VOD expense was incurred in advance for films to be released in subsequent quarters, compared to approximately $23.2 million in the fiscal year ended March 31, 2023. We expect Motion Picture distribution and marketing expense in fiscal 2025 to decrease as compared to fiscal 2024.

Gross Contribution. Gross contribution of the Motion Picture segment for fiscal 2024 increased $47.0 million, or 12.2%, as compared to fiscal 2023 due to higher Motion Picture revenue, partially offset by higher distribution and marketing expense and direct operating expense.

General and Administrative Expense. General and administrative expenses of the Motion Picture segment increased $4.1 million, or 3.7%, primarily due to an increase in incentive based compensation.

Television Production

The table below sets forth Television Production gross contribution and segment profit for the fiscal years ended March 31, 2024 and 2023:

	Year Ended
	March 31,		Increase (Decrease)
	2024	2023	Amount	Percent
	(Amounts in millions)
Television Production Segment:
Revenue	$1,330.1	$1,760.1	$(430.0)	(24.4)%
Expenses:
Direct operating expense	1,090.1	1,541.5	(451.4)	(29.3)%
Distribution & marketing expense	35.3	33.3	2.0	6.0%

Gross contribution	204.7	185.3	19.4	10.5%
General and administrative expenses	57.9	51.9	6.0	11.6%

Segment profit	$146.8	$133.4	$13.4	10.0%

Direct operating expense as a percentage of revenue	82.0%	87.6%
Gross contribution as a percentage of revenue	15.4%	10.5%

Revenue. The table below sets forth Television Production revenue and changes in revenue by media for the fiscal years ended March 31, 2024 and 2023. Television Production revenues for fiscal 2024 included approximately $94.3 million of revenues from eOne from the acquisition date of December 27, 2023.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

	Year Ended
	March 31,		Change
	2024	2023	Amount	Percent
Television Production	(Amounts in millions)
Television	$788.5	$1,144.3	$(355.8)	(31.1)%
International	228.8	277.7	(48.9)	(17.6)%
Home Entertainment
Digital	240.6	241.7	(1.1)	(0.5)%
Packaged Media	2.0	3.3	(1.3)	(39.4)%

Total Home Entertainment	242.6	245.0	(2.4)	(1.0)%
Other	70.2	93.1	(22.9)	(24.6)%

	$1,330.1	$1,760.1	$(430.0)	(24.4)%

The primary component of Television Production revenue is domestic television revenue. Domestic television revenue decreased $355.8 million, or 31.1% in fiscal 2024 as compared to fiscal 2023, due to a decrease of $243.4 million from revenues from the licensing of fewer Starz original series to Starz Networks, and lower third-party revenue from fewer television episodes delivered, which were unfavorably impacted by the WGA and SAG-AFTRA strikes. These decreases in domestic television revenue were partially offset by an increase of approximately $83.2 million for revenues from eOne from the acquisition date of December 27, 2023.

International revenue in fiscal 2024 decreased $48.9 million, or 17.6%, as compared to fiscal 2023, due to a decrease of $90.6 million from revenues from the licensing of fewer Starz original series to the Starz Business, partially offset by an increase from third-party revenue, which included significant revenue from The Continental - Season 1, and an increase of approximately $7.7 million for revenues from eOne from the acquisition date of December 27, 2023.

Home entertainment revenue in fiscal 2024 was comparable to fiscal 2023.

Other revenue in fiscal 2024 decreased $22.9 million, or 24.6% as compared to fiscal 2023, and primarily reflects lower revenue of 3 Arts Entertainment which is generated from commissions and executive producer fees earned related to talent management and was unfavorably impacted by the WGA and SAG-AFTRA strikes.

Direct Operating Expense. Direct operating expense of the Television Production segment in fiscal 2024 decreased $451.4 million, or 29.3%, due to the decrease in Television Production revenues. Direct operating expenses as a percentage of television production revenue decreased as compared to fiscal 2023, primarily due to the mix of titles generating revenue in fiscal 2024 as compared to fiscal 2023, and in particular, fiscal 2024 included significant revenue from The Continental which has a lower amortization rate as compared to the titles generating revenue in fiscal 2023. Investment in film and television programs write-downs included in Television Production segment direct operating expense in fiscal 2024 were $8.4 million as compared to $4.6 million in fiscal 2023.

Gross Contribution. Gross contribution of the Television Production segment for fiscal 2024 increased by $19.4 million as compared to fiscal 2023 due to lower television production revenue, which was more than offset by lower direct operating expenses as a percentage of television production revenue.

General and Administrative Expense. General and administrative expenses of the Television Production segment increased $6.0 million, or 11.6%. Television Production general and administrative expenses for fiscal 2024 included $6.0 million from eOne from the acquisition date of December 27, 2023.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Liquidity and Capital Resources

Sources of Cash

Our liquidity and capital requirements in fiscal 2024 and fiscal 2023 were provided principally through cash generated from operations, our Senior Credit Facilities, our film related obligations (as further discussed below), the monetization of trade accounts receivable and parent net investments. From time to time, sources of cash also include cash generated from the Starz Business and contributed to the Studio Business through parent net investment.

As discussed in Background and Business Combination, on May 13, 2024, Lionsgate consummated the Business Combination which, in addition to establishing the Studio Business as a standalone publically traded entity, resulted in approximately $350.0 million of gross proceeds, including $274.3 million in PIPE financing. Of the total gross proceeds, approximately $330.0 million was received at or shortly after the closing of the Business Combination, with the remaining $20.0 million expected to be received shortly. Shortly after the closing of the Business Combination, the net proceeds will be transferred to a wholly-owned subsidiary of Lionsgate in partial repayment of intercompany financing arrangements between subsidiaries of Lionsgate and subsidiaries of StudioCo. The net proceeds will be used to pay down amounts outstanding under the Term Loan A and Term Loan B pursuant to the Credit Agreement.

As of March 31, 2024 and 2023 we had cash and cash equivalents of $277.0 million and $210.9 million, respectively.

As discussed in Basis of Presentation, we have operated within Lionsgate’s cash management structure, which uses a centralized approach to cash management and financing of our operations. This arrangement is not reflective of the manner in which we would have financed our operations had we been an independent, publicly traded company during the periods presented.

See also, “Post Business Combination Studio Corporate Debt” below.

Senior Credit Facilities

Our Senior Credit Facilities at March 31, 2024 and 2023, excluding film related obligations discussed further below, consisted of the following:

•

Revolving Credit Facility. We have a $1.25 billion revolving credit facility (with $575.0 million outstanding at March 31, 2024 and no amounts outstanding at March 31, 2023) due April 2026 (the “Revolving Credit Facility”). We maintain significant availability under our Revolving Credit Facility, which is currently used to meet our short-term liquidity requirements, and could also be used for longer term liquidity requirements.

•	Term Loan A. We have a term loan A facility due April 2026 (the “Term Loan A”), with $399.3 million and $428.2 million outstanding at March 31, 2024 and 2023, respectively.

The outstanding amounts under the Revolving Credit Facility and Term Loan A may become due on December 23, 2024 (i.e. 91 days prior to March 24, 2025) prior to its maturity on April 6, 2026 in the event that the aggregate principal amount of outstanding Term Loan B in excess of $250 million has not been repaid, refinanced or extended to have a maturity date on or after July 6, 2026. The Company expects to refinance and extend the maturity date of the Term Loan B prior to December 23, 2024 such that the maturity of the revolving credit facility and Term Loan A are not accelerated.

•

Term Loan B. We have a term loan B facility due March 2025 (the “Term Loan B”, and, together with the Revolving Credit Facility and the Term Loan A, the “Senior Credit Facilities”), with $819.2 million and $831.7 million outstanding at March 31, 2024 and 2023, respectively.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

See Note 7 to our audited combined financial statements for a discussion of our corporate debt.

As previously discussed, in connection with the Business Combination, we entered into an intercompany debt arrangement with Lionsgate. See, “Post Business Combination Studio Corporate Debt” below for further discussion.

Film Related Obligations

We utilize our film related obligations to fund our film and television productions. Our film related obligations at March 31, 2024 and 2023 include the following:

•

Production Loans: Production loans represent individual and multi-title loans for the production of film and television programs that we produce. The majority of the Company’s production loans have contractual repayment dates either at or near the expected completion or release dates, with the exception of certain loans containing repayment dates on a longer term basis. At March 31, 2024 and 2023, there was $1,292.2 million and $1,349.9 million, respectively, outstanding of production loans.

•

Production Tax Credit Facility: We have a $260.0 million non-recourse senior secured revolving credit facility due January 2025 based on collateral consisting solely of certain of the Company’s tax credit receivables (the “Production Tax Credit Facility”). As of March 31, 2024, tax credit receivables amounting to $341.4 million represented collateral related to the Production Tax Credit Facility. Cash collections from the underlying collateral (tax credit receivables) are used to repay the Production Tax Credit Facility. At March 31, 2024 and 2023, there was $260.0 million and $231.8 million, respectively, outstanding under the Production Tax Credit Facility.

•

IP Credit Facility: In July 2021, as amended in September 2022, certain of our subsidiaries entered into a senior secured amortizing term credit facility due July 2027 (the “IP Credit Facility”) based on the collateral consisting solely of certain of our rights in certain acquired library titles, including the Spyglass and other recently acquired libraries. The maximum principal amount of the IP Credit Facility is $161.9 million, subject to the amount of collateral available, which is based on the valuation of cash flows from the libraries. At March 31, 2024 and 2023, there was $109.9 million and $143.8 million, respectively, outstanding under the IP Credit Facility.

•	Backlog Facility and Other:

•

Backlog Facility. In March 2022, as amended in August 2022, certain subsidiaries of the Company entered into a committed secured revolving credit facility (the “Backlog Facility”) based on collateral consisting solely of certain of the Company’s fixed fee or minimum guarantee contracts where cash will be received in the future. The maximum principal amount of the Backlog Facility is $175.0 million, subject to the amount of eligible collateral contributed to the facility. The Backlog Facility revolving period finishes on May 16, 2025, at which point cash collections from the underlying collateral is used to repay the facility. The facility maturity date is up to two years and 90 days after the revolving period ends, currently August 14, 2027. As of March 31, 2024 and 2023, there was $175.0 million outstanding under the Backlog Facility.

•

Other. The Company has other loans which are secured by accounts receivable and contracted receivables which are not yet recognized as revenue under certain licensing agreements. Outstanding loan balances under these “other” loans must be repaid with any cash collections from the underlying collateral if and when received by the Company, and may be voluntarily repaid at any time without prepayment penalty fees. As of March 31, 2024, there was $112.3 million outstanding under the “other” loans, of which $24.1 million has a contractual repayment date in July 2025 and $88.2 million has a contractual repayment date in April 2027 (March 31, 2023 - $51.0 million outstanding under the “other” loans). As of March 31, 2024, accounts receivable amounting to $47.8 million and contracted receivables not yet reflected as accounts receivable on the balance sheet at March 31, 2024 amounting to $84.5 million represented collateral related to the “other” loans.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

See Note 8 to our audited combined financial statements for a discussion of our film related obligations.

Accounts Receivable Monetization and Governmental Incentives

Our accounts receivable monetization programs include individual agreements to monetize certain of our trade accounts receivable directly with third-party purchasers and previously have included a revolving agreement to monetize designated pools of trade accounts receivable with various financial institutions.

In addition, we utilize governmental incentives, programs and other structures from states and foreign countries (e.g., sales tax refunds, transferable tax credits, refundable tax credits, low interest loans, direct subsidies or cash rebates, calculated based on the amount of money spent in the particular jurisdiction in connection with the production) to fund our film and television productions and reduce financial risk.

See Note 19 to our audited combined financial statements for our accounts receivable monetization programs and our tax credit receivables.

Uses of Cash

Our principal uses of cash in operations include the funding of film and television productions, film rights acquisitions, the distribution and marketing of films and television programs, and general and administrative expenses. We also use cash for debt service (i.e. principal and interest payments) requirements, equity method or other equity investments, capital expenditures, and acquisitions of or investment in businesses and from time to time, funding operational cash flow needs of the Starz Business through parent net investment.

Redeemable Noncontrolling Interests. In addition, the Company has a redeemable noncontrolling interest balance of $123.3 million as of March 31, 2024, related to its acquisition of a controlling interest, consisting of a limited liability company interest in each of Pilgrim Media Group and 3 Arts Entertainment, which may require the use of cash in the event the holders of the noncontrolling interests require the Company to repurchase their interests (see Note 11 to our audited combined financial statements).

•

3 Arts Entertainment. As of March 31, 2023, the Company had a redeemable noncontrolling interest representing 49% of 3 Arts Entertainment. The noncontrolling interest was subject to put and call options at fair value that were exercisable during the period ended December 31, 2023. On January 2, 2024, Lionsgate closed on the acquisition of an additional 25% of 3 Arts Entertainment representing approximately half of the noncontrolling interest for approximately $194 million. In addition, Lionsgate purchased certain profit interests held by certain managers and entered into certain option rights agreements, which replaced the put and call rights discussed above by providing noncontrolling interest holders the right to sell to Lionsgate and Lionsgate the right to purchase the remaining (24%) interest beginning in January 2027.

•

Pilgrim Media Group. The Company has a remaining redeemable noncontrolling interest representing 12.5% of Pilgrim Media Group. The noncontrolling interest holder has a right to put and the Company has a right to call the noncontrolling interest at fair value, subject to a cap, exercisable for thirty (30) days beginning November 12, 2024, as amended.

We may from time to time seek to retire or purchase or refinance our outstanding debt through cash purchases, and/or exchanges for equity securities, in open market purchases, privately negotiated transactions, refinancings, or otherwise. Such repurchases or exchanges or refinancings, if any, will depend on prevailing market conditions, our liquidity requirements, our assessment of opportunities to lower interest expense, contractual restrictions and other factors, and such repurchases or exchanges could result in a charge from the early extinguishment of debt. The amounts involved may be material.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Anticipated Cash Requirements. The nature of our business is such that significant initial expenditures are required to produce, acquire, distribute and market films and television programs, while revenues from these films and television programs are earned over an extended period of time after their completion or acquisition. In addition to the cash requirements of any potential future redemption of our noncontrolling interests as discussed above, which we may fund with a combination of cash on hand, borrowings under our line of credit and/ or new financing arrangements, we have other anticipated cash requirements outside of our normal operations.

In the short-term, we currently expect that our cash requirements for productions will increase and our marketing spend will decrease in fiscal 2025 as compared to fiscal 2024.

However, we currently believe that cash flow from operations, cash on hand, revolving credit facility availability, the monetization of trade accounts receivable, tax-efficient financing, the availability of our Production Tax Credit Facility, IP Credit Facility and Backlog Facility and other financing obligations, available production or intellectual property financing, and proceeds from equity financing (see Note 21 to our audited combined financial statements), will be adequate to meet known operational cash and debt service (i.e. principal and interest payments) requirements for the next 12 months and beyond, including the funding of future film and television production and theatrical and home entertainment release schedules, and future equity method or other investment funding requirements. We monitor our cash flow liquidity, availability, fixed charge coverage, capital base, film spending and leverage ratios with the long-term goal of maintaining our credit worthiness.

Following the Business Combination, as further described below, our capital structure and sources of liquidity will change from our historical capital structure and sources of liquidity as a result of the intercompany debt arrangements. See, “Post Business Combination Studio Corporate Debt” below for further discussion.

Our current financing strategy is to fund operations and to leverage investment in films and television programs in the short-term and long-term, through our cash flow from operations, our revolving credit facility, production loans, government incentive programs, the monetization of trade accounts receivable, our Production Tax Credit Facility, our IP Credit Facility, our Backlog Facility, and other obligations. In addition, we may acquire businesses or assets, including individual films or libraries that are complementary to our business. Any such transaction could be financed through our cash flows from operations, credit facilities, equity or debt financing. If additional financing beyond our existing cash flows from operations and credit facilities cannot fund such transactions, there is no assurance that such financing will be available on terms acceptable to us. Our ability to obtain any additional financing will depend on, among other things, our business plans, operating performance, the condition of the capital markets at the time we seek financing, and short and long-term debt ratings assigned by independent rating agencies. Additionally, circumstances related to inflation and rising interest rates and bank failures has caused disruption in the capital markets, which could make financing more difficult and/or expensive, and we may not be able to obtain such financing. We may also dispose of businesses or assets, including individual films or libraries, and use the net proceeds from such dispositions to fund operations or such acquisitions, or to repay debt.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Material Cash Requirements from Known Contractual and Other Obligations. Our material cash requirements from known contractual and other obligations primarily relate to our Senior Credit Facilities and film related obligations. The following table sets forth our significant contractual and other obligations as of March 31, 2024 and the estimated timing of payment, prior to the intercompany debt arrangements discussed below in the section titled, “Post Business Combination Studio Corporate Debt”:

	Total	Next 12 Months	Beyond 12 Months
	(Amounts in millions)
Future annual repayment of debt and other obligations recorded as of March 31, 2024 (on-balance sheet arrangements)
Senior Credit Facilities(1)
Revolving credit facility(2)	$575.0	$—	$575.0
Term Loan A(2)	399.3	41.1	358.2
Term Loan B	819.2	819.2	—
Film related obligations(3)	1,949.4	1,393.1	556.3
Content related payables(4)	47.1	41.4	5.7
Operating lease obligations(5)	374.1	44.4	329.7

	4,164.1	2,339.2	1,824.9
Contractual commitments by expected repayment date (off-balance sheet arrangements)
Film related obligations commitments(6)	283.3	221.4	61.9
Interest payments(7)	178.8	126.3	52.5
Other contractual obligations	449.9	98.5	351.4

	912.0	446.2	465.8

Total future repayment of debt and other commitments under contractual obligations (8)	$5,076.1	$2,785.4	$2,290.7

(1)	See Note 7 to our audited combined financial statements for further information on our corporate debt.
(2)

The outstanding amounts under the Revolving Credit Facility and Term Loan A may become due on December 23, 2024 (i.e. 91 days prior to March 24, 2025) prior to its maturity on April 6, 2026 in the event that the aggregate principal amount of outstanding Term Loan B in excess of $250 million has not been repaid, refinanced or extended to have a maturity date on or after July 6, 2026. The Company expects to refinance and extend the maturity date of the Term Loan B prior to December 23, 2024 such that the maturity of the revolving credit facility and Term Loan A are not accelerated.

(3)	See Note 8 to our audited combined financial statements for further information on our film related obligations.
(4)	Content related payables include minimum guarantees included on our combined balance sheets, which represent amounts payable for film or television rights that we have acquired or licensed.
(5)	See Note 9 to our audited combined financial statements for further information on leases.
(6)

Film related obligations commitments include distribution and marketing commitments, minimum guarantee commitments, and production loan commitments not reflected on the combined balance sheet as they did not then meet the criteria for recognition. See Note 17 to our audited combined financial statements for further information.

(7)

Includes cash interest payments on our Senior Credit Facilities and film related obligations, based on the applicable SOFR interest rates at March 31, 2024, net of payments and receipts from the Company’s interest rate swaps, and excluding the interest payments on the revolving credit facility as future amounts are not fixed or determinable due to fluctuating balances and interest rates.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

(8)

Not included in the amounts above are $123.3 million of redeemable noncontrolling interest, as future amounts and timing are subject to a number of uncertainties such that we are unable to make sufficiently reliable estimations of future payments (see Note 11 to our audited combined financial statements).

For additional details of commitments and contingencies, see Note 17 to our audited combined financial statements.

Remaining Performance Obligations and Backlog

Remaining performance obligations represent deferred revenue on the balance sheet plus fixed fee or minimum guarantee contracts where the revenue will be recognized and the cash received in the future (i.e., backlog). As disclosed in Note 12 to our audited combined financial statements, remaining performance obligations were $1.8 billion at March 31, 2024 (March 31, 2023 - $1.7 billion). The backlog portion of remaining performance obligations (excluding deferred revenue) was $1.5 billion at March 31, 2024 (March 31, 2023 - $1.5 billion), respectively.

Post Business Combination Studio Corporate Debt

In connection with the Business Combination, the Studio Business and Lionsgate entered into shared-services arrangement and an intercompany debt arrangement, among other agreements. The shared-services arrangement will reflect substantially all of Lionsgate’s corporate general and administrative functions and costs remaining with the Studio Business, as further discussed above. The intercompany debt arrangement will provide that the outstanding obligations and debt service requirements (principal and interest payments) of the Studio Business will remain substantially the same as under Lionsgate’s Senior Credit Facilities. In addition, the terms of Lionsgate’s interest rate swap arrangements will be transferred to the Studio Business. However, the Studio Business’s availability under the Lionsgate revolving credit facility will be $1.1 billion, reduced from Lionsgate’s total availability of $1.25 billion, such that a portion of the borrowing capacity is allocated to Lionsgate’s Starz entities.

See Note 21 to our audited combined financial statements for the Lionsgate 5.500% Senior Notes exchange transaction completed in May 2024.

Discussion of Operating, Investing, Financing Cash Flows

Cash, cash equivalents and restricted cash increased by $82.2 million for the fiscal year ended March 31, 2024 and decreased by $17.1 million for the fiscal year ended March 31, 2023, before foreign exchange effects on cash. Components of these changes are discussed below in more detail.

Operating Activities. Cash flows provided by operating activities for the fiscal years ended March 31, 2024 and 2023 were as follows:

	Year Ended March 31,
	2024	2023	Net Change
	(Amounts in millions)
Net Cash Flows Provided By Operating Activities	$488.9	$346.1	$142.8

Cash flows provided by operating activities for the fiscal year ended March 31, 2024 were $488.9 million compared to cash flows provided by operating activities of $346.1 million for the fiscal year ended March 31, 2023.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

The increase in cash provided by operating activities is due to greater cash provided by changes in operating assets and liabilities of $483.7 million. The greater cash provided by changes in operating assets and liabilities was driven by lower cash used for investment in film and television programs and program rights, greater proceeds from decreases in accounts receivable, net, and increases in deferred revenue, partially offset by lower increases in participations and residuals and greater decreases in accounts payable and accrued liabilities. Fiscal 2023 also included proceeds from the termination of interest rate swaps (see further discussion below for interest rate swap transactions in fiscal 2023).

During the fiscal year ended March 31, 2023, we terminated certain interest rate swaps (a portion of which were considered hybrid instruments with a financing component and an embedded at-market derivative that was a designated cash flow hedge), and received approximately $56.4 million. The $56.4 million received was classified in the combined statement of cash flows as cash provided by operating activities of $188.7 million reflecting the amount received for the derivative portion of the termination of swaps (and presented in the “proceeds from the termination of interest rate swaps” line item on the combined statement of cash flows), and a use of cash in financing activities of $134.5 million reflecting the pay down of the financing component of the Terminated Swaps (inclusive of payments made between April 1, 2022 and the termination date amounting to $3.2 million) (see Financing Activities below). See Note 18 to our audited combined financial statements.

Investing Activities. Cash flows provided by (used in) investing activities for the fiscal years ended March 31, 2024 and 2023 were as follows:

	Year Ended March 31,
	2024	2023
	(Amounts in millions)
Investing Activities:
Purchase of eOne, net of cash acquired (see Note 2)	$(331.1)	$—
Proceeds from the sale of equity method and other investments	5.2	46.3
Investment in equity method investees and other	(13.3)	(17.5)
Distributions from equity method investees and other	0.8	1.9
Other	16.5	7.1
Capital expenditures	(9.9)	(6.5)

Net Cash Flows Provided By (Used In) Investing Activities	$(331.8)	$31.3

Cash flows used in investing activities were $331.8 million for the fiscal year ended March 31, 2024 compared to cash flows provided by investing activities of $31.3 million for the fiscal year ended March 31, 2023. Cash used in investing activities in fiscal 2024 reflects cash used for the purchase of eOne, net of cash acquired. Cash provided by investing activities in fiscal 2023 reflects proceeds from the sale of a portion of our ownership interest in STARZPLAY Arabia, partially offset by cash used for investment in equity method investees and other as reflected above.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Financing Activities. Cash flows used in financing activities for the fiscal years ended March 31, 2024 and 2023 were as follows:

	Year Ended
	March 31,
	2024	2023
	(Amounts in millions)
Financing Activities:
Debt- borrowings	$3,145.0	$1,523.0
Debt- repurchases and repayments	(2,611.4)	(1,745.8)

Net repayments and repurchases of debt	533.6	(222.8)
Film related obligations- borrowings	1,820.8	1,584.7
Film related obligations- repayments	(1,942.9)	(956.5)

Net proceeds from film related obligations	(122.1)	628.2
Parent net investment	(290.1)	(621.3)
Other financing activities	(196.3)	(178.6)

Net Cash Flows Used In Financing Activities	$(74.9)	$(394.5)

Cash flows used in financing activities were $74.9 million for the fiscal year ended March 31, 2024 compared to cash flows used in financing activities of $394.5 million for the fiscal year ended March 31, 2023. Parent net investment reflects the net funding provided to or distributions received from the Starz Business.

Cash flows used in financing activities for fiscal 2024 primarily reflects parent net investment of $290.1 million, net cash used for other financing activities of $196.3 million, representing primarily the purchase of an additional interest in 3 Arts Entertainment of approximately $194 million, and net film related obligations repayments of $122.1 million due to net repayments under production loans and the Production Tax Credit Facility of $146.3 million, offset by net borrowings under the Backlog Facility, IP Credit Facility and other of $24.2 million.

These uses of cash were partially offset by net proceeds from debt of $533.6 million in fiscal 2024, which included net borrowings under our revolving credit facility of $575.0 million (of which $375.0 million was used to fund the purchase of eOne and approximately $194 million was used to fund the acquisition of an additional interest in 3 Arts Entertainment), which were offset by required repayments on our term loans.

Cash flows used in parent net investment in fiscal 2024 of $290.1 million consists of cash pooling and general financing activities and funding to the Starz Business to settle amounts due from the Starz Business related to the Company’s licensing arrangements with the Starz Business.

Cash flows used in financing activities for fiscal 2023 primarily reflects net debt repayments and repurchases of $222.8 million, parent net investment of $621.3 million and other financing activities of $178.6 million, offset by net film related obligations borrowings of $628.2 million due to net borrowings under production loans and the Production Tax Credit Facility of $385.4 million and net borrowings under the Backlog Facility, IP Credit Facility and Distribution Loans of $242.8 million.

Net debt repayments and repurchases of $222.8 million in fiscal 2023 included the below transaction, along with required repayments on our term loans:

•	In April 2022, we voluntarily prepaid the entire outstanding principal amount of the Term Loan A due March 22, 2023 of $193.6 million.

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

Cash flows used in parent net investment in fiscal 2023 of $621.3 million consists of cash pooling and general financing activities and funding to the Starz Business to settle amounts due from the Starz Business related to the Company’s licensing arrangements with the Starz Business.

In addition, other financing activities in the fiscal year ended March 31, 2023 includes $134.5 million for interest rate swap settlement payments due to the pay down of the financing component of our terminated interest rate swaps in fiscal 2023 (inclusive of payments made between April 1, 2022 and the termination date amounting to $3.2 million) (see discussion above in “Operating Activities”, and Note 18 to our audited combined financial statements). Other financing activities also includes the purchase of noncontrolling interest of $36.5 million representing the settlement of the exercised Pilgrim Media Group put option.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Currency and Interest Rate Risk Management

Market risks relating to our operations result primarily from changes in interest rates and changes in foreign currency exchange rates. Our exposure to interest rate risk results from the financial debt instruments that arise from transactions entered into during the normal course of business. As part of our overall risk management program, we evaluate and manage our exposure to changes in interest rates and currency exchange risks on an ongoing basis. Hedges and derivative financial instruments will continue to be used in the future in order to manage our interest rate and currency exposure. We have no intention of entering into financial derivative contracts, other than to hedge a specific financial risk.

Currency Rate Risk. We entered into forward foreign exchange contracts to hedge our foreign currency exposures on future production expenses denominated in various foreign currencies. These contracts are entered into with major financial institutions as counterparties. We are exposed to credit loss in the event of nonperformance by the counterparty, which is limited to the cost of replacing the contracts, at current market rates. We do not require collateral or other security to support these contracts. See Note 18 to our audited combined financial statements for additional information on our financial instruments.

~~I~~nterest Rate Risk. At March 31, 2024, we had interest rate swap agreements to fix the interest rate on $1.7 billion of variable rate SOFR-based debt. See Note 18 to our audited combined financial statements for additional information. The difference between the fixed rate to be paid and the variable rate received under the terms of the interest rate swap agreements will be recognized as interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows.

Certain of our borrowings, primarily borrowings under our Senior Credit Facilities, and our film related obligations, are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. The applicable margin with respect to loans under the revolving credit facility and Term Loan A is a percentage per annum equal to SOFR plus 0.10% plus 1.75% margin. The applicable margin with respect to loans under our Term Loan B is a percentage per annum equal to SOFR plus 0.10% plus 2.25% margin. Assuming the revolving credit facility is drawn up to its maximum borrowing capacity of $1.25 billion, based on the applicable SOFR in effect as of March 31, 2024, each quarter point change in interest rates would result in a $1.9 million change in annual net interest expense on the revolving credit facility, Term Loan A, Term Loan B and interest rate swap agreements.

The variable interest film related obligations (which includes our production loans, Production Tax Credit Facility, IP Credit Facility, Backlog Facility and other) incur primarily SOFR-based interest, with applicable margins ranging from 0.25% to 3.25% per annum. A quarter point increase of the interest rates on the variable interest film related obligations would result in $3.2 million in additional costs capitalized to the respective film or television asset for production loans (based on the outstanding principal amount of such loans), and a $1.6 million change in annual net interest expense (based on the outstanding principal amount of such loans, and assuming the Production Tax Credit Facility and Backlog Facility are utilized up to their maximum capacity of $260.0 million and $175.0 million, respectively).

The following table presents information about our financial instruments that are sensitive to changes in interest rates. The table also presents the cash flows of the principal amounts of the financial instruments, or the cash flows associated with the notional amounts of interest rate derivative instruments, and related weighted-average interest rates by expected maturity or required principal payment dates and the fair value of the instrument as of March 31, 2024:

	Year Ended March 31,							Fair Value
	2025	2026	2027	2028	2029	Thereafter	Total	March 31, 2024
		(Amounts in millions)
Variable Rates:
Revolving Credit Facility(1)(2)	$—	$—	$575.0	$—	$—	$—	$575.0	$575.0
Average Interest Rate	—	—	7.17%	—	—	—
Term Loan A(1)(2)	41.1	44.5	313.7	—	—	—	399.3	397.3
Average Interest Rate	7.17%	7.17%	7.17%	—	—	—
Term Loan B(1)	819.2	—	—	—	—	—	819.2	818.1
Average Interest Rate	7.67%	—	—	—	—	—
Film related obligations(3)	1,393.1	393.1	18.8	144.4	—	—	1,949.4	1,949.4
Average Interest Rate	7.03%	6.78%	7.75%	6.67%	—	—
Fixed Rates:
Interest Rate Swaps(4)
Variable to fixed notional amount	1,700.0	—	—	—	—	—	1,700.0	35.6

(1)	The effective interest rate in the table above is before the impact of interest rate swaps.
(2)

The outstanding amounts under the Revolving Credit Facility and Term Loan A may become due on December 23, 2024 (i.e. 91 days prior to March 24, 2025) prior to its maturity on April 6, 2026 in the event that the aggregate principal amount of outstanding Term Loan B in excess of $250 million has not been repaid, refinanced or extended to have a maturity date on or after July 6, 2026. The Company expects to refinance and extend the maturity date of the Term Loan B prior to December 23, 2024 such that the maturity of the revolving credit facility and Term Loan A are not accelerated.

(3)

Represents amounts outstanding under film related obligations (i.e., production loans, Production Tax Credit Facility, Backlog Facility and other, and IP Credit Facility), actual amounts outstanding and the timing of expected future repayments may vary in the future (see Note 8 to our audited combined financial statements for further information).

(4)

Represents interest rate swap agreements on certain of our SOFR-based floating-rate debt with fixed rates paid ranging from 2.723% to 2.915% with maturities in March 2025. See Note 18 to our audited combined financial statements.

Exhibit 99.3

Defined terms included below and not otherwise defined in this Exhibit 99.3 have the same meaning as terms defined and included elsewhere in the Original Report.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of LG Studios and SEAC adjusted to give effect to the Business Combination, the acquisition of eOne and other transactions (together with the Business Combination and the acquisition of eOne, the “Transactions”). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of March 31, 2024 combines the historical balance sheets of LG Studios and SEAC on a pro forma basis as if the Transactions had been consummated on March 31, 2024. The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2024 combines the historical statements of operations of LG Studios, eOne and SEAC on a pro forma basis as if the Transactions had been consummated on April 1, 2023, the beginning of the earliest period presented. LG Studios’ fiscal year ends on March 31, eOne’s fiscal year ends on the last Sunday in December and SEAC’s fiscal year ends on December 31. The pro forma condensed combined financial information is presented on the basis of LG Studios’ fiscal year and combines the historical results of the fiscal periods of LG Studios, eOne and SEAC.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and operating results that would have been achieved had the Transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of LG Studios following the completion of the Transactions and may not be useful in predicting the future financial condition and results of operations of LG Studios following the Closing. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected in this Amendment No. 1 due to a variety of factors. Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date on which this unaudited pro forma condensed combined financial information is prepared and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial information was derived from and should be read together with the accompanying notes to the unaudited pro forma condensed combined financial information, financial statements of LG Studios, which are included as exhibit 99.1 to this Amendment No. 1, “LG Studios’ Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which is included as exhibit 99.2 to this Amendment No. 1, financial statements of eOne and SEAC, which are included in the Prospectus, sections of the Prospectus titled “SEAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other information relating to LG Studios, eOne and SEAC contained in the Original Report, including the Business Combination Agreement, as amended, and the description of certain terms thereof set forth in the section titled “The Business Combination.”

1

Description of the Business Combination

On the Closing Date, New SEAC, SEAC, MergerCo, New BC Sub, Lions Gate Parent, Studio HoldCo and StudioCo consummated the previously announced Business Combination, in accordance with the Business Combination Agreement dated as of December 22, 2023, as amended on April 11, 2024 and May 9, 2024, pursuant to which LG Studios was combined with SEAC through a series of transactions, including an amalgamation of StudioCo and New SEAC under a Canadian plan of arrangement, resulting in the formation of a new, standalone publicly-traded entity and successor to New SEAC, Lionsgate Studios Corp. (also referred to herein as Pubco or LG Studios), with Lions Gate Parent having a controlling financial interest.

As previously disclosed or disclosed elsewhere in the Original Report, SEAC, New SEAC and Lions Gate Parent entered into Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase from LG Studios, immediately following the Amalgamations, an aggregate of approximately 18,172,378 Pubco Common Shares (the “Original PIPE Shares”), at a purchase price of $9.63 per share and 11,617,871 Pubco Common Shares (the “Additional PIPE Shares” and together with the Original PIPE Shares, the “PIPE Shares”), at a purchase price of $10.165 per share. The PIPE Shares were to provide for an aggregate cash amount of approximately $293.1 million. Pursuant to the Subscription Agreements, certain of the PIPE Investors could elect to offset their total commitments under their Subscription Agreements (the “Reduction Right”), on a one-for-one basis, up to the total amount of PIPE Shares subscribed thereunder, subject to the terms and conditions set forth in the applicable Subscription Agreement. Prior to the Closing, PIPE Investors exercised such Reduction Rights with respect to 1,953,976 PIPE Shares, which reduced the number of PIPE Shares to be issued in connection with the Closing to 27,836,273, for an aggregate cash amount of approximately $274.3 million. At Closing 25,759,430 PIPE Shares were issued, for an aggregate cash amount of approximately $254.3 million. Subsequent to Closing, 2,076,843 PIPE Shares, for which subscriptions had been received prior to close are expected for an aggregate cash amount of approximately $20.0 million.

As previously disclosed or disclosed elsewhere in the Original Report, SEAC and New SEC entered into Non-Redemption Agreements with the Non-Redemption Investors. Pursuant and subject to the Non-Redemption Agreements, for every SEAC Class A Ordinary Share (the “Purchase Commitment Shares”) purchased or held by the Non-Redemption Investors thereunder, such Non-Redemption Investors were entitled to purchase from SEAC 0.0526 newly issued SEAC Class A Ordinary Shares, at a purchase price of $0.0001 per whole share (the “NRA Shares,” together with the Reduction Rights Shares, the “Additional Shares”). Pursuant to the Non-Redemption Agreements, in connection with the Closing, Non-Redemption Investors purchased an aggregate of 254,200 NRA Shares at a purchase price of $0.0001 per share, with respect to an aggregate number of Purchase Commitment Shares equal to 4,856,259 SEAC Class A Ordinary Shares.

An extraordinary general meeting of shareholders of SEAC was held on May 7, 2024 (the “SEAC Shareholders’ Meeting”) where the SEAC shareholders considered and approved, among other matters, a proposal to approve the Business Combination Agreement, including the Arrangement and the Plan of Arrangement, and approve the transaction contemplated thereby.

Prior to the SEAC Shareholders’ Meeting, holders of an aggregate 10,147,350 SEAC Class A Ordinary Shares exercised and did not reverse their right to have such shares redeemed for a pro rata portion of the Trust account, which was approximately $10.774 per share, or approximately $109.3 million in the aggregate. The amount remaining in the Trust account following such redemptions, including any reversals thereof, was $75.7 million.

2

In connection with and prior to the Closing, the following occurred (not necessarily in the following order):

•

Sponsor Securities Repurchase: 16,740,000 SEAC Class B Ordinary Shares held by the SEAC Sponsor in excess of 1,800,000 SEAC Class B Ordinary Shares were repurchased by SEAC in exchange for an aggregate of $1.00 and options to receive an additional 2,200,000 SEAC Class A Ordinary Shares, subject to the terms and conditions of the Sponsor Option Agreement;

•

Class B Conversion: each of the remaining 2,010,000 SEAC Class B Ordinary Shares (consisting of the 1,800,000 and 210,000 of SEAC Class B Ordinary Shares held by the SEAC Sponsor and the independent directors and advisors, respectively) automatically converted into one SEAC Class A Ordinary Share;

•

Issuance of Reduction Right Shares: As a result of PIPE Investors exercising Reduction Rights, 193,927 newly issued SEAC Class A Ordinary Shares were issued to PIPE Investors, at an aggregate purchase price of $19.39, or $0.0001 per share;

•	Issuance of NRA Shares: 254,200 SEAC Class A Ordinary Shares were issued to SEAC Non-Redemption Investors at an aggregate purchase price of $25.42, or $0.0001 per share;

•	SEAC Merger: As a result of the SEAC Merger, each of the then issued and outstanding SEAC Class A Ordinary Shares, was exchanged for one New SEAC Class A Ordinary Share;

•

SEAC Public Warrant Exchange: the SEAC Public Warrant Exchange was effected, whereby each of the then issued and outstanding whole SEAC Public Warrants was automatically exchanged for $0.50 in cash pursuant to the SEAC Warrant Agreement Amendment; and

•	SEAC Private Placement Warrant Forfeiture: all of the issued and outstanding private placement warrants were forfeited and cancelled for no consideration.

On the Closing Date, through a series of transactions all of the then-issued and outstanding New SEAC Class A Ordinary Shares were ultimately converted on a one-to-one basis into SEAC Amalco Common Shares, with SEAC Amalco being the successor to New SEAC.

Pursuant to the StudioCo Amalgamation, on the Closing Date each then-issued and outstanding SEAC Amalco Common Share was cancelled in exchange for one Pubco Common Share and the SEAC Sponsor Option under the Sponsor Option Agreement was converted to an option to receive Pubco Common Shares upon the same terms and conditions as in the Sponsor Option Agreement, and each then issued and outstanding common share, without par value, of StudioCo was cancelled in exchange for 253,435,794 Pubco Common Shares.

In connection with the Closing, LG Studios received aggregate gross transaction proceeds of approximately $350.0 million, of which $330.0 million was received at or shortly after Closing and the remaining $20.0 million is expected to be received shortly. LG Studios expects to transfer the Post-Arrangement Repayment Amount of approximately $316.7 million in cash to a wholly-owned subsidiary of Lions Gate Parent in partial repayment of intercompany financing arrangements between subsidiaries of Lions Gate Parent and subsidiaries of StudioCo.

For more information about the Business Combination, please see the section of the final prospectus filed with the SEC on April 18, 2024 by New SEAC, as it may be amended or supplemented from time to time (File No. 333-276414) (the “Proxy Statement/Prospectus”) titled “The Business Combination”.

Accounting Treatment of the Business Combination and Related Transactions

The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP, whereby SEAC is treated as the acquired company and LG Studios is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of LG Studios issuing stock for the net assets of SEAC, accompanied by a recapitalization. The net assets of SEAC are stated at fair value, which approximates their historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the periods prior to the Business Combination will be for those of LG Studios.

3

LG Studios has been determined to be the accounting acquirer in the Business Combination because LG Studios’ existing equity holder (a wholly owned subsidiary of Lions Gate Parent), has a controlling financial interest in the combined company with 87.2% of the voting interest following the Closing and the ability to nominate and elect the majority of the Pubco Board.

In connection with the Sponsor Securities Repurchase, 2,200,000 SEAC Sponsor Options to receive Pubco Common Shares pursuant to the Sponsor Option Agreement were issued and have an exercise price of $0.0001 per share. The options will become exercisable (i) on or after the date on which the trading price of the Pubco Common Shares (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) equals or exceeds $16.05 per share or (ii) if a Change of Control (as defined in the Sponsor Option Agreement) occurs, subject to certain conditions. The options are not considered compensatory nor will they be granted in exchange for a good or service. As a contingent consideration arrangement, the options meet the requirements for equity classification because they are considered to be indexed to the Pubco Common Shares and would be classified in stockholders’ equity. LG Studios recorded the fair value of the options to equity at the Closing Date.

Description of Acquisition of eOne and Other Transactions

On December 27, 2023, Lions Gate Parent and its subsidiaries completed the acquisition of all of the issued and outstanding equity interests of the companies constituting the eOne business for an aggregate preliminary purchase price of $385.1 million, which reflects the cash purchase price of $375.0 million and an amount for estimated purchase price adjustments including cash, debt and working capital, and the assumption by the Lions Gate Parent of certain production financing indebtedness. Upon closing, eOne is reflected in LG Studios Motion Picture and Television Production segments. Lions Gate Parent funded the acquisition of eOne with a combination of cash on hand and a drawdown of $375.0 million under its revolving credit facility.

On January 2, 2024, Lions Gate Parent closed on the acquisition of an additional 25% of 3 Arts Entertainment representing approximately half of the noncontrolling interest for approximately $194.1 million. In addition, Lions Gate Parent purchased certain profit interests, held by certain managers, and entered into certain option rights agreements providing noncontrolling interest holders the right to sell and Lions Gate Parent the right to purchase their remaining (24%) interest beginning in January 2027. Lions Gate Parent funded the acquisition of additional interest in 3 Arts Entertainment primarily with a drawdown of approximately $194.1 million under its revolving credit facility.

Accounting Treatment of the acquisition of eOne

As LG Studios is determined to be the accounting acquirer in the acquisition of eOne, the acquisition is considered a business combination under Accounting Standard Codification (“ASC”) Topic 805 and was accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total estimated purchase price, has been allocated to the tangible and intangible assets acquired and liabilities assumed of eOne based on a preliminary estimate of their fair value, and such estimates are reflected in LG Studios historical combined balance sheet as March 31, 2024. The preliminary allocation of the estimated purchase price is based upon management’s estimates based on information currently available and is subject to revision as a more detailed analysis is completed and additional information on the fair value of the assets and liabilities become available and final appraisals and analysis are completed. LG Studios is still evaluating the fair value of film and television programs and libraries, projects in development, intangible assets, participations and residuals liabilities, and income taxes, in addition to ensuring all other assets and liabilities and contingencies have been identified and recorded. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could be material. A change in the fair value of the net assets of eOne may change the amount of the purchase price allocable to goodwill, and could have a material impact on the accompanying unaudited pro forma condensed combined statements of operations.

4

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this Amendment No. 1. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information gives effect to the Transactions, including:

•	Transaction accounting adjustments related to the Business Combination (see Note 4)

•	the PIPE, including the impact of PIPE Investors’ exercise of Reduction Rights described above, as applicable;

•	the Non-Redemption Agreements, including the issuance of NRA Shares;

•	the Sponsor Securities Repurchase and Class B Conversion;

•	the issuance of New SEAC Class A Ordinary Shares in connection with the SEAC Merger;

•	the SEAC Public Warrant Exchange;

•	the SEAC Private Placement Warrant Forfeiture;

•	the Post-Arrangement Repayment; and

•	the related income tax effects of the Business Combination pro forma adjustments.

•	eOne acquisition and other transaction accounting adjustments (see Note 6)

•	the acquisition of eOne inclusive of the following:

•	reclassification of certain eOne historical financial information to conform to LG Studios presentation of similar expenses; and

•

other adjustments, including those related to interest expense on the additional drawdown of LG Studios revolving credit facility that was used to finance the acquisition of eOne, and future expense associated with the acquired assets.

•	the acquisition of an additional interest in 3 Arts Entertainment for $194.1 million and additional drawdown of LG Studios revolving credit facility to finance the acquisition; and

•	the related income tax effects of the eOne acquisition and other transaction pro forma adjustments.

The following summarizes the pro forma capitalization of the post-combination company following the Closing:

	Pubco Common Shares at Closing (Shares)%
Lions Gate Parent	253,435,794	87.2%
SEAC Public Shareholders(1)	7,027,873	2.4%
SEAC Sponsor and its permitted transferees (2)	2,010,000	0.7%
PIPE Investors (3)	27,836,273	9.6%
Additional Shares (4)	448,127	0.1%

Pro Forma Common Stock Outstanding	290,758,067	100.0%

5

(1)

Reflects redemptions prior to Closing of (i) 57,824,777 SEAC Class A Ordinary Shares in connection with the extension meeting and (ii) 10,147,350 SEAC Class A Ordinary Shares in connection with the SEAC Shareholders’ Meeting.

(2)	Excludes options for the purchase of 2,200,000 Pubco Common Shares subject to certain vesting restrictions pursuant to the Sponsor Option Agreement.
(3)

Reflects 25,759,430 PIPE Shares issued to PIPE Investors at Closing and an additional 2,076,843 PIPE Shares are expected to be issued pursuant to Subscription Agreements subsequent to the Closing. Amounts exclude 1,953,976 PIPE Shares for which Reduction Rights were exercised.

(4)	Includes 254,200 shares issued to Non Redemption Investors and 193,927 Reduction Rights Shares issued to PIPE Investors.

6

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2024

(in millions)

	LG Studios (Historical)	SEAC (Historical)	Autonomous Entity Adjustments (Note 3)	Transaction Accounting Adjustments: Business Combination (Note 4)			Pro Forma Combined
Assets
Cash and cash equivalents	$277.0	$0.4		$75.7	(b	)	$263.9
				(1.2)	(c	)
				—	(d	)
				274.3	(e	)
				—	(g	)
				(12.5)	(k	)
				(33.1)	(l	)
				(316.7)	(p	)
Accounts receivable, net	688.6	—					688.6
Due from Starz Business	33.4	—					33.4
Prepaid expenses	—	0.1					0.1
Other current assets	373.1	—		(7.1)	(l	)	366.0

Total current assets	1,372.1	0.5	—	(20.6)			1,352.0

Cash and investments held in Trust Account	—	804.2		(728.5)	(a	)	—
				(75.7)	(b	)
Investment in films and television programs, net	1,929.0	—					1,929.0
Property and equipment, net	37.3	—					37.3
Investments	74.8	—					74.8
Intangible assets, net	25.7	—					25.7
Goodwill	811.2	—					811.2
Other assets	852.9	—					852.9

Total assets	$5,103.0	$804.7	$—	$(824.8)			$5,082.9

Liabilities
Accounts payable	$246.7	$—		—			$246.7
Content related payables	41.4	—					41.4
Other accrued liabilities	282.4	6.5		(12.6)	(l	)	276.3
Participations and residuals	647.8	—					647.8
Film related obligations	1,393.1	—					1,393.1
Debt - short term portion	860.3	—					860.3
Deferred revenue	170.6	—					170.6
PIPE with reduction right liability	—	19.4		(19.4)	(e	)	—

Total current liabilities	3,642.3	25.9	—	(32.0)			3,636.2

Debt	923.0	—		(316.7)	(p	)	606.3
Participations and residuals	435.1	—					435.1
Film related obligations	544.9	—					544.9
Other liabilities	452.5	—					452.5
Deferred revenue	118.4	—					118.4
Deferred tax liabilities	13.7	—					13.7
Warrant liability	—	0.2		(0.2)	(j	)	—
Deferred underwriting compensation	—	8.9		(8.9)	(c	)	—

Total liabilities	6,129.9	35.0	—	(357.8)			5,807.1

7

	LG Studios (Historical)	SEAC (Historical)	Autonomous Entity Adjustments (Note 3)	Transaction Accounting Adjustments: Business Combination (Note 4)			Pro Forma Combined
Commitments and contingencies
Redeemable noncontrolling interest	123.3	—					123.3
Class A ordinary shares subject to possible redemption	—	804.1		(728.5)	(a	)	—
				(75.6)	(f	)
Stockholders’ equity
Preference shares	—	—					—
Ordinary shares
Class A	—	—		—	(d	)	—
				—	(f	)
				—	(h	)
				—	(i	)
Class B	—	—		—	(g	)	—
				—	(h	)
Parent net investment	(1,249.1)	—		1,249.1	(n	)	—
Pubco Common Shares, no par value	—	—		293.7	(e	)	302.7
				—	(i	)
				(23.1)	(l	)
				71.0	(m	)
				(38.9)	(o	)
Additional paid-in capital	—	—		7.7	(c	)	—
				75.6	(f	)
				—	(g	)
				0.2	(j	)
				(12.5)	(k	)
				(71.0)	(m	)
Accumulated other comprehensive income	96.7	—					96.7
Retained earnings (accumulated deficit)	—	(34.4)		—	(a	)	(1,249.1)
				(4.5)	(l	)
				38.9	(o	)
				(1,249.1)	(n	)

Total stockholders’ equity (deficit)	(1,152.4)	(34.4)	—	337.1			(849.7)
Noncontrolling interest	2.2	—					2.2

Total equity (deficit)	(1,150.2)	(34.4)	—	337.1			(847.5)

Total liabilities, redeemable noncontrolling interest and equity (deficit)	$5,103.0	$804.7	$—	$(820.7)			$5,082.9

8

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2024

(in millions, except share and per share data)

	For the Year Ended March 31, 2024	For the Year Ended December 31, 2023				Transaction Accounting Adjustments: Business Combination (Note 4)			For the Year Ended March 31, 2024
	LG Studios (As Adjusted) (Note 6)	SEAC (Historical)	Autonomous Entity Adjustments (Note 3)						Pro Forma Combined

Revenue:
Revenue	$2,834.1	$—							$2,834.1
Revenue- Starz Business	545.9	—							545.9

Total revenue	3,380.0	—	—			—			3,380.0
Expenses:
Direct operating	2,141.6	—							2,141.6
Distribution and marketing	480.5	—							480.5
General and administration	433.5	5.6	21.2	(A	)	(0.2)	(aa	)	460.1
Depreciation and amortization	21.2	—							21.2
Restructuring and other	132.9	—							132.9
Impairment of goodwill and trade name	296.2	—							296.2
PIPE with reduction right expense	—	18.8				(18.8)	(cc	)	—

Total expenses	3,505.9	24.4	21.2			(19.0)			3,532.5

Operating income (loss)	(125.9)	(24.4)	(21.2)			19.0			(152.5)
Interest expense	(281.0)	—				22.7	(ee	)	(258.3)
Interest and other income	26.0	—							26.0
Other expense	(27.8)	—							(27.8)
Loss on extinguishment of debt	(1.3)	—							(1.3)
Gain on investments, net	3.5	—							3.5
Equity interests income	8.7	—							8.7
Interest from investments held in Trust Account	—	37.8				(37.8)	(bb	)	—
Change in fair value of warrant liability	—	2.8				(2.8)	(dd	)	—
Change in fair value of PIPE with reduction right liability	—	0.5				(0.5)	(cc	)	—

Income (loss) before income taxes	(397.8)	16.7	(21.2)			0.6			(401.7)
Income tax provisions	4.1	—	—	(B	)	—	(ff	)	4.1

Net income (loss)	(393.7)	16.7	(21.2)			0.6			(397.6)
Less: Net loss attributable to noncontrolling interests	9.9	—	—						9.9

Net income (loss) attributable to controlling interest	$(383.8)	$16.7	$(21.2)			$0.6			$(387.7)

Net income per share, basic and diluted		$0.18							$(1.37)
Weighted average shares outstanding, basic and diluted		93,750,000							290,758,067

9

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP, whereby SEAC is treated as the acquired company and LG Studios is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of LG Studios issuing stock for the net assets of SEAC, accompanied by a recapitalization. The net assets of SEAC are stated at fair value, which approximates their historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the periods prior to the Business Combination will be for those of LG Studios.

As LG Studios was determined to be the accounting acquirer in the acquisition of eOne, the acquisition was considered a business combination under ASC 805, and was accounted for using the acquisition method of accounting. LG Studios recorded the preliminary estimated fair value of assets acquired and liabilities assumed from eOne upon acquisition, on December 27, 2023. Fair value is defined in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could result in different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The preliminary allocation of the estimated purchase price is based upon management’s estimates based on information currently available and is subject to revision as a more detailed analysis is completed and additional information on the fair value of the assets and liabilities become available and final appraisals and analysis are completed. The preliminary estimated fair value of the assets and liabilities are reflected in the historical balance sheet of LG Studios presented herein; however, LG Studios is still evaluating the fair value of film and television programs and libraries, projects in development, intangible assets, participations and residuals liabilities, and income taxes, in addition to ensuring all other assets and liabilities and contingencies have been identified and recorded. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could be material. A change in the fair value of the net assets of eOne may change the amount of the purchase price allocable to goodwill, and could have a material impact on the accompanying unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined balance sheet as of March 31, 2024 gives pro forma effect to the Business Combination as if it had been consummated on March 31, 2024. The unaudited pro forma condensed combined statements of operations for the fiscal year ended March 31, 2024 give pro forma effect to the Business Combination as if it had been consummated on April 1, 2023. See Note 4.

LG Studios in the unaudited proforma condensed combined balance sheet as of March 31, 2024 reflects the historical balance sheet of LG Studios, inclusive of the preliminary estimated fair value of assets acquired and liabilities assumed upon the completed acquisition of eOne. LG Studios (as adjusted) in the unaudited proforma condensed combined statements of operations for the fiscal year ended March 31, 2024 is derived from the pro forma statement of operation information, as presented in Note 6, which combines the historical statements of operations of LG Studios and eOne on a pro forma basis as if the acquisition of eOne and other transactions had been consummated on April 1, 2023.

LG Studios’ fiscal year ends on March 31, eOne’s fiscal year ends on the last Sunday in December and SEAC’s fiscal year ends on December 31. The pro forma condensed combined financial information is presented on the basis of LG Studios’ fiscal year and combines the historical results of the fiscal periods of LG Studios, eOne and SEAC.

The unaudited pro forma condensed combined balance sheet as of March 31, 2024 has been prepared using, and should be read in conjunction with, the following:

•	LG Studios’ audited combined balance sheet as of March 31, 2024 and the related notes included as Exhibit 99.1 this Amendment No. 1; and

10

•	SEAC’s unaudited consolidated balance sheet as of March 31, 2024 as included in SEAC’s Quarterly Report on Form 10-Q filed with the SEC on May 8, 2024.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2024 has been prepared using, and should be read in conjunction with, the following:

•	LG Studios’ audited combined statement of operations for the fiscal year ended March 31, 2024 and the related notes included as Exhibit 99.1 this Amendment No. 1;

•

eOne’s unaudited condensed combined statement of operations data for the nine months ended December 27, 2023 is derived from eOne’s accounting records including eOne’s unaudited condensed combined statement of operations for the nine months ended October 1, 2023 and the related notes are included in the Prospectus. The results of eOne are reflected in LG Studios’ audited combined statement of operations beginning December 27, 2023; and

•	SEAC’s audited statement of operations for the year ended December 31, 2023 and the related notes included in the Prospectus.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Transactions.

The pro forma adjustments reflecting the completion of the Transactions are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the current time.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of LG Studios, eOne and SEAC.

2. Accounting Policies

As part of preparing the unaudited pro forma condensed combined financial information, LG Studios conducted an initial review of the accounting policies and practices of SEAC and eOne to determine if differences in accounting policies and practices require reclassification of results of operations or reclassification of assets or liabilities to conform to LG Studios’ accounting policies and practices. Based on its initial analysis, management did not identify any differences between LG Studios and SEAC or eOne that would have a material impact on the unaudited pro forma condensed combined financial information. LG Studios will continue its detailed review of SEAC’s and eOne’s accounting policies and practices and as a result of that review, LG Studios may identify additional differences between the accounting policies and practices of the companies that, when conformed, could have a material impact on the consolidated financial statements of LG Studios following the Closing.

11

3. Autonomous Entity Adjustments to Unaudited Pro Forma Condensed Combined Financial Information Related to the Business Combination

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. Autonomous entity adjustments are presented as LG Studios has historically operated as part of Lionsgate and additional contractual agreements were executed to operate as a standalone reporting entity.

Autonomous Entity Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of March 31, 2024 does not reflect amounts for autonomous entity adjustments as management does not anticipate that the net asset impact derived from the Separation Agreement, Shared Services Agreement, Tax Matters Agreement and Intercompany Note and Assumption Agreement, will be materially different than the historical impact for the net assets that has been allocated by Lionsgate to LG Studios in its historical audited combined balance sheet as of March 31, 2024.

Autonomous Entity Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The autonomous entity adjustments included in the unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2024 are as follows:

(A)

Reflects an adjustment to the estimated incremental portion of Lions Gate Parent’s corporate general and administrative functions and expenses, including stock based compensation expense for Lions Gate Parent equity awards, related to the corporate functions, that will remain with LG Studios, pursuant to the Shared Services Agreement, and results in additional corporate expenses that will be incurred by LG Studios. The total amount of Lions Gate Parent’s corporate expenses to be recorded by LG Studios reflects all of Lions Gate Parent’s corporate general and administrative expenses, combined, less approximately $10.0 million for the fiscal year ended March 31, 2024, which pursuant to the Shared Services Agreement are expected to remain with Lions Gate Parent.

(B)	No adjustment is reflected for the fiscal year ended March 31, 2024 based on LG Studios having a full valuation allowance on its net deferred tax asset.

4. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information related to the Business Combination

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

12

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had LG Studios following the Closing, filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of LG Studios shares outstanding, assuming the Business Combination occurred on April 1, 2023.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet related to the Business Combination

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2024 are as follows:

(a)

Reflects aggregate redemptions of $730.1 million, net of increases in the Trust Account associated with interest earned between March 31, 2024 and the Closing. On April 9, 2024, 57,824,777 SEAC Class A Ordinary Shares were submitted for redemption and not reversed in connection with the extension meeting. Such 57,824,777 SEAC Class A Ordinary Shares were redeemed at a redemption price of approximately $10.735 per share, for an aggregate of $620.7 million. On May 3, 2024, 10,147,350 SEAC Class A Ordinary Shares were submitted for redemption and not reversed in connection with the SEAC Shareholders’ Meeting. Such 10,147,350 SEAC Class A Ordinary Shares were redeemed at a redemption price of approximately $10.774 per share, for an aggregate of $109.3 million. The interest earned in the Trust Account between March 31, 2024 and April 10, 2024 was approximately $0.9 million. The interest earned in the Trust Account between April 11, 2024 and Closing was approximately $0.7 million. The adjustment to SEAC Class A Ordinary Shares subject to possible redemption reflects the decrease of $728.5 million, which is attributable to the aggregate redemption amount of $730.1 million, net of the aggregate accretion to the redemption value of $1.6 million.

(b)

Reflects the reclassification of cash and investments held in the Trust Account that became available following the Business Combination to cash and cash equivalents (after giving effect to redemptions).

(c)

Reflects the payment of $1.2 million in deferred underwriters’ compensation subject to amended agreements with the underwriters. The portion of the deferred underwriting fee that was not paid at Closing is reflected as an increase to additional paid-in capital, and then reclassified to Pubco Common Shares in Note 4(m) below.

(d)

Reflects the issuance of (i) 193,927 SEAC Class A Ordinary Shares to PIPE Investors as a result of PIPE Investors exercising Reduction Rights, for an aggregate purchase price of $19.39, or $0.0001 per share and (ii) 254,200 SEAC Class A Ordinary Shares to SEAC Non-Redemption Investors at an aggregate purchase price of $25.42, or $0.0001 per whole shares.

(e)

Reflects proceeds of $274.3 million at Closing and expected to be received subsequent to Closing from the issuance and sale of (i) 16,218,402 shares of Pubco Common Shares at $9.63 per share, and (ii) 11,617,871 shares of PubCo Common Shares at $10.165 per share, pursuant to the Subscription Agreements and elimination of PIPE with reduction right liability of $19.4 million. Transaction costs of $8.0 million associated with the issuance and sale of shares of PubCo Common Shares are reflected and described in Note 4(l) below.

(f)	Reflects the reclassification of $75.6 million of SEAC Class A Ordinary Shares subject to possible redemption to permanent equity.

13

(g)	Reflects the Sponsor Securities Repurchase of 16,740,000 SEAC Class B Ordinary Shares held by the Sponsor for $1.00 and 2,200,000 SEAC Sponsor Options.

(h)	Reflects the Class B Conversion of 2,010,000 SEAC Class B Ordinary Shares into 2,010,000 SEAC Class A Ordinary Shares.

(i)	Reflects the exchange of 9,486,000 SEAC Class A Ordinary Shares (including 2,010,000 SEAC Class A Ordinary Shares converted in adjustment 4(h) above) for 9,486,000 Pubco Common Shares.

(j)	Reflects SEAC Private Placement Warrant Forfeiture of 11,733,333 SEAC Private Placement Warrants held by the Sponsor.

(k)	Reflects the SEAC Public Warrant Exchange for the exchange of 25,000,000 SEAC Public Warrants for $0.50 per whole public warrant.

(l)	Reflects transaction costs incurred by LG Studios and SEAC of approximately $15.1 million and $19.6 million, respectively, for legal, financial advisory and other professional fees.

•	For LG Studios’ estimated transaction costs:

•	adjustment reflects elimination of $6.4 million of transaction costs that were deferred in other current assets and accrued in other accrued liabilities as of March 31, 2024;

•	adjustment reflects elimination of $0.7 million of transaction costs that were deferred in other current assets and paid as of March 31, 2024;

•	adjustment reflects a reduction of cash of $14.4 million, which represents LG Studio’s transaction costs less amounts previously paid by LG Studios as of March 31, 2024;

•	adjustment reflects $15.1 million of transaction costs capitalized and offset against the proceeds from the Business Combination and reflected as a decrease in Pubco Common Shares.

•	For SEAC’s estimated transaction costs, which exclude the deferred underwriting compensation described in Note 4(c) above:

•	adjustment reflects $6.2 million of transaction costs accrued by SEAC in other accrued liabilities and recognized as expense as of March 31, 2024;

•	adjustment reflects $0.9 million of transaction costs recognized in expense and paid as of March 31, 2024;

•	adjustment reflects $18.7 million of transaction costs as a reduction of cash, which represents SEAC’s transaction costs less amounts previously paid by SEAC as of March 31, 2024; and

•

adjustment reflects $4.5 million of transaction costs as an adjustment to accumulated deficit as of March 31, 2024, which represents the total SEAC transaction costs less $7.1 million previously recognized by SEAC as of March 31, 2024 and $8.0 million of transaction costs capitalized and offset against the proceeds from the Business Combination and reflected as a decrease in Pubco Common Shares.

(m)	Reflects the reclassification of SEAC additional paid-in capital to Pubco Common Shares.

(n)	Reflects the recapitalization of LG Studios’ parent net investment into 253,435,794 Pubco Common Shares, which is adjusted to accumulated deficit.

(o)	Reflects the elimination of SEAC’s historical accumulated deficit after recording the transaction costs to be incurred by SEAC as described in Note 4(l) above.

14

(p)

Reflects the transfer of the Post-Arrangement Repayment Amount in cash to Lions Gate Parent. The Post-Arrangement Repayment Amount is calculated based on the aggregate transaction proceeds of approximately $350.0 million, less SEAC transaction expenses as described in Note 4(l) above, less amounts payable pursuant to the SEAC Public Warrant Exchange described in Note 4(k) above and less the deferred underwriters compensation described in Note 4(c) above.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations related to the Business Combination

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the fiscal year ended March 31, 2024, are as follows:

(aa)

Reflects pro forma adjustment to eliminate historical expenses related to SEAC’s administrative, financial and support services paid to the Sponsor, which terminate upon consummation of the Business Combination.

(bb)	Reflects pro forma adjustment to eliminate interest from investments held in Trust Account.

(cc)

Reflects pro forma adjustment to eliminate PIPE with reduction right expense and change in fair value of PIPE with reduction right liability which was settled with the issuance of PIPE shares, as described in Note 4(d) and Note 4(e) above.

(dd)	Reflects pro forma adjustment to eliminate change in fair value of SEAC Private Placement Warrants, which were forfeited as part of the Business Combination, as described in Note 4(j) above.

(ee)

Reflects pro forma adjustment to reduce interest expense for the reduction of debt associated with the transfer of the Post-Arrangement Repayment Amount in cash to Lions Gate Parent, as described in Note 4(p) above.

(ff)	No income tax adjustment is reflected for the fiscal year ended March 31, 2024 based on LG Studios having a full valuation allowance on its net deferred tax asset.

5. Income (loss) per Share

Reflects the net income (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since April 1, 2023. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issued relating to the Business Combination and related transactions have been outstanding for the entire periods presented.

15

Year Ended March 31, 2024
Pro forma net income (loss) attributable to common shareholders (in millions)	$(387.7)
Pro forma weighted average shares outstanding, basic and diluted	290,758,067
Pro forma net income (loss) per share, basic and diluted (1)	$(1.37)
Pro forma weighted average shares calculation, basis and diluted
SEAC Public Shareholders	7,027,873
SEAC Sponsor and its permitted transferees (2)	2,010,000
PIPE Investors	27,836,273
Lions Gate Parent	253,435,794
Additional Shares	448,127

290,758,067

(1)

Represents pro forma net income (loss) attributable to common shareholders less accretion of redeemable noncontrolling interest of $11.9 million, divided by pro forma weighted average shares outstanding, basic and diluted of 290,758,067.

(2)

The pro forma basic and diluted shares of the holders of SEAC Sponsor shares exclude the options to purchase 2,200,000 Pubco Common Shares subject to certain vesting restrictions set forth in the Sponsor Option Agreement.

16

6. Adjustments to LG Studios for the Acquisition of eOne and Other Transactions

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the preliminary estimated effect of LG Studios’ acquisition of eOne and other transactions, prior to the Autonomous Entity Adjustments described in Note 3 and prior to the Transaction Accounting Adjustments related to the Business Combination described in Note 4, and has been prepared for informational purposes only.

LG Studios in the unaudited proforma condensed combined balance sheet as of March 31, 2024 reflects the historical balance sheet of LG Studios, inclusive of the preliminary estimated fair value of assets acquired and liabilities assumed upon the completed acquisition of eOne and other transactions, as described below.

LG Studios (as adjusted) in the unaudited pro forma condensed combined statements of operations for the fiscal year ended March 31, 2024 combines the historical statements of operations of LG Studios and eOne for such periods as described in Note 1, on a pro forma basis as if the acquisition of eOne and other transactions had been consummated on April 1, 2023, the beginning of the earliest period presented. As the eOne acquisition occurred on December 27, 2023, the historical statement of operations of LG Studios for the fiscal year ended March 31, 2024 includes revenues and loss before income taxes from eOne for the period from December 27, 2023 through March 31, 2024, which amounted to $113.8 million and $4.9 million, respectively.

17

	For the Year Ended March 31, 2024 LG Studios (Historical)	For the Nine Months Ended December 27, 2023 eOne (unaudited)	PPA Adjustments			Other Adjustments			For the Year Ended March 31, 2024 LG Studios (As Adjusted)
Revenue:
Revenue	$2,440.5	$393.6							$2,834.1
Revenue- Starz Business	545.9	—							545.9

Total revenue	2,986.4	393.6	—			—			3,380.0
Expenses:
Direct operating	1,886.7	303.1	(48.2)	(AA	)				2,141.6
Distribution and marketing	462.3	18.2							480.5
General and administration	349.2	84.3							433.5
Depreciation and amortization	15.6	13.1	(7.5)	(BB	)				21.2
Restructuring and other	132.9	—							132.9
Impairment of goodwill and trade name	—	296.2							296.2

Total expenses	2,846.7	714.9	(55.7)			—			3,505.9

Operating income (loss)	139.7	(321.3)	55.7			—			(125.9)
Interest expense	(222.5)	(27.9)				(30.6)	(DD	)	(281.0)
Interest and other income	19.2	6.8							26.0
Other expense	(20.0)	(7.8)							(27.8)
Loss on extinguishment of debt	(1.3)	—							(1.3)
Gain on investments, net	3.5	—							3.5
Equity interests income	8.7	—							8.7

Income (loss) before income taxes	(72.7)	(350.2)	55.7			(30.6)			(397.8)
Income tax provisions	(34.2)	38.3	—	(CC	)	—	(EE	)	4.1

Net income (loss)	(106.9)	(311.9)	55.7			(30.6)			(393.7)
Less: Net loss (income) attributable to noncontrolling interests	13.4	—				(3.5)	(FF	)	9.9

Net income (loss) attributable to Parent	$(93.5)	$(311.9)	$55.7			$(34.1)			$(383.8)

LG Studios’ acquisition of eOne

LG Studios accounted for the acquisition of eOne as a business combination in accordance with GAAP. Accordingly, the purchase price attributable to the acquisition of eOne was allocated to the assets acquired and liabilities assumed based on their preliminary estimated fair values. See Note 2 of LG Studios’ combined financial statements as of and for the fiscal year ended March 31, 2024 for information on the purchase consideration, fair value estimates of the assets acquired and liabilities assumed, and resulting goodwill as of the December 27, 2023 acquisition date.

In determining the fair value of the assets acquired and liabilities assumed, the Company considered the purchase price of eOne and the underlying cash flows projected in assessing the purchase price for eOne, the competitive bidding process and perspectives of a market participant. With the exception of eOne’s investment in film and television programs, certain property and equipment and right of use assets, the fair value of eOne’s assets and liabilities were determined to approximate book value, with little subjective estimation required (i.e. the fair value of

18

cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, participations and residuals, film related obligations and other liabilities were estimated to approximate their book values). The adjustment to the historical carrying value of investment in film and television programs of eOne resulting from the estimate of fair value was the largest subjective adjustment required in allocating the estimated purchase price. Investment in film and television programs includes films and television programs in development, released and unreleased titles and older titles as part of the film and television program library. There are inherent uncertainties in estimating the future cash flows for film and television programs with a higher degree of uncertainty associated with unreleased titles. Such inherent uncertainties could result in a range of estimates in fair value by different market participants.

The preliminary fair value of film and television programs and library was estimated under the principles of ASC 805, which requires assets acquired and liabilities assumed to be measured at fair value as defined in ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This measurement of fair value will inherently differ from the carrying value of investment in film and television programs and library recorded under ASC 926, Entertainment Films (“ASC 926”). The preliminary estimate of the fair value of investment in film and television programs and acquired library was based on projected cash flows from a market participant perspective and were discounted to present value using a discount rate commensurate with the risk of achieving those cash flows of approximately 11.5%. In addition, the discounted cash flow reflects costs for other items such as taxes, certain contributory asset charges, and overhead, which resulted in the fair value estimated under ASC 820 being less than the carrying values of those assets under ASC 926.

Under ASC 805, where the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, the excess is reflected as goodwill, and where the fair value of the assets acquired and liabilities assumed exceeds the total purchase price, the difference results in a gain on the purchase. The preliminary purchase price allocation resulted in approximately $15.6 million of goodwill. A 10% increase in the valuation of investment in film and television programs would result in a bargain purchase gain of approximately $21.6 million, as compared to a 10% decrease in the valuation of investment in film and television programs which would result in an increase in goodwill of approximately $52.8 million.

PPA Adjustments to the unaudited pro forma condensed combined statements of operations

The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2024 includes the following adjustments:

(AA)

Reflects estimated decreases of $48.2 million in amortization expense for the fiscal year ended March 31, 2024, resulting from the preliminary allocation of purchase consideration to investments in film and television programs, subject to amortization, and adjusting the content library to the preliminary fair value. See Note 2 of LG Studios’ combined financial statements as of and for the fiscal ended March 31, 2024 for information on the estimated fair values as of the acquisition date, useful lives and amortization method of acquired investments in film and television programs.

(BB)

Reflects estimated decreases of $7.5 million for the fiscal year ended March 31, 2024, in amortization and depreciation expense resulting from the preliminary allocation of purchase consideration to definite-lived intangible assets subject to amortization and property and equipment. See Note 2 of LG Studios’ combined financial statements as of and for the fiscal year ended March 31, 2024 for information on the estimated fair values as of the acquisition date, useful lives and amortization method of acquired definite-lived intangible assets subject to amortization and property and equipment.

19

(CC)	No income tax adjustment is reflected for the fiscal year ended March 31, 2024 based on LG Studios having a full valuation allowance on its net deferred tax asset.

Other Adjustment to the unaudited pro forma condensed combined statements of operations

(DD)

Reflects the estimated incremental interest expense resulting from the $375.0 million drawdown and $194.1 million drawdown from LG Studios revolving credit facility to fund the acquisition of eOne and the acquisition of additional interest in 3 Arts Entertainment for the fiscal year ended March 31, 2024. The unaudited pro forma financial information reflects an assumed interest rate of 7.16%, based on the Secured Overnight Financing Rate (“SOFR”) as of December 27, 2023 and terms of LG Studios’ revolving credit facility. If the actual annual interest rate of the credit facility were to vary by 1/8th of a percent, the pro forma adjustment for interest expense would change by $0.5 million.

(EE)	No income tax adjustment is reflected for the fiscal year ended March 31, 2024 based on LG Studios having a full valuation allowance on its net deferred tax asset.

(FF)

Reflects the adjustment to net loss attributable to noncontrolling interests as a result of the decrease in LG Studio’s redeemable noncontrolling interest in 3 Arts Entertainment and resulting reclassification of the remaining noncontrolling interest to other liabilities.

20

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2024

Lionsgate Studios Corp.

(Exact name of registrant as specified in charter)

British Columbia, Canada

(State or Other Jurisdiction of Incorporation)

001-42102	N/A
(Commission File Number)	(IRS Employer Identification No.)

(Address of principal executive offices)

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

and

2700 Colorado Avenue

Santa Monica, California 90404

Registrant’s telephone number, including area code: (877) 848-3866

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, no par value per share	LION	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2024, Priya Dogra notified the Board of Directors (the “Board”) of Lionsgate Studios Corp. (the “Company”) that she will resign from the Board, effective immediately. Ms. Dogra’s resignation is not the result of any disagreement with the Company on any matter relating to its operations, policies or practices. Ms. Dogra assumed an executive role with a competitor in the industry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2024

LIONSGATE STUDIOS CORP.

By:	/s/ James W. Barge
Name:	James W. Barge
Title:	Chief Financial Officer